Exhibit 99.1

(Subject to Completion, Dated October 16, 2015)

LookSmart, Ltd.
555 California Street, #324

San Francisco, CA 94105

October [*], 2015

Dear Stockholder:

As you know, on April 23, 2015, LookSmart, Ltd. (“LS”) and its wholly owned subsidiary, LookSmart Group, Inc. (“Group”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pyxis Tankers Inc. and its wholly owned subsidiary, Maritime Technologies Corp. As a condition precedent to the closing of the Merger Agreement, LS is required to transfer, and then spin off, all of its business, assets and liabilities to Group. In order to satisfy the conditions of the Merger Agreement, LS formed Group and transferred all of the business, assets and liabilities to Group. After Group has been separated from LS by means of the distribution described in the enclosed Information Statement, Group will be an independent public company as required by the Merger Agreement.

The separation of Group from LS is subject to conditions as described in the enclosed Information Statement. Subject to the satisfaction or waiver of these conditions, the separation of the entities will be completed by way of a pro rata distribution of all the outstanding shares of Group common stock to LS’ stockholders of record as of 4:00 p.m. Eastern time, on or about October 27, 2015. Each LS stockholder of record will receive one share of Group common stock for each share of LS common stock held by such stockholder on October 27, 2015. The distribution of these shares will be made in book-entry form, which means that no physical share certificates will be issued. Following the distribution, stockholders may request that their shares of Group common stock be transferred to a brokerage or other account at any time.

The distribution of Group’s common stock does not require stockholder approval, nor do you need to take any action to receive your shares of Group. LS will continue to be listed on NASDAQ, until the consummation of the transactions contemplated by the Merger Agreement, at which time LS stockholders will receive a certain number of shares of Pyxis Tankers Inc. in addition to the Group shares received, as described in the enclosed Information Statement. Group expects that its common stock will be quoted on the OTC Pink marketplace under the symbol “LSGP.”

I encourage you to read the enclosed Information Statement, which is being provided to all of the stockholders of LS. It describes the separation in detail and contains important business and financial information about Group.

Sincerely,
Michael Onghai, Chief Executive Officer

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, dated October 16, 2015

INFORMATION STATEMENT

LookSmart Group, Inc.

Common Stock

(Par Value $0.001 Per Share)

This Information Statement is being furnished in connection with the distribution by LookSmart, Ltd., or “LS”, to its stockholders of 100% of the outstanding shares of common stock of LookSmart Group, Inc., or “Group”, a wholly owned subsidiary of LS, that holds directly or indirectly the assets and liabilities associated with all of LS’ business segments.

To implement the distribution, LS will distribute all of the shares of Group’s common stock on a pro rata basis to LS’ stockholders. Each holder of LS common stock will receive one share of Group for every one share of LS held of record at the close of business on October 27, 2015 (the “Record Date”).

We expect the shares of Group common stock to be distributed by LS to you on or about October 27, 2015. We refer to the date of the distribution of the Group common stock as the “Distribution Date.”

The purpose of this information statement is to provide information about Group’s Separation and the Distribution. Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the separation of Group from LS. A separate proxy will be submitted to LS’s stockholders seeking their approval of the Distribution by LookSmart, Ltd. to its stockholders of 100% of the outstanding shares of common stock of Group on a pro rata basis. You do not need to pay any consideration, exchange or surrender your existing common shares of LS or take any other action to receive your shares of Group common stock.

There is no current trading market for our common stock, although we expect a limited trading market of our common stock to begin on or about the first trading day that the shares of Group common stock begin to trade on an over-the-counter market. We intend to apply for quotation of Group common stock on the OTC Pink marketplace. Since the OTC Pink marketplace is a quotation service maintained by the OTC Markets, Inc., and is not an issuer listing service or securities market there are minimal listing requirements that must be satisfied by us prior to quotation. While the ultimate determination of eligibility for quotation is subject to approval by the Financial Industry Regulatory Authority Inc., or FINRA, in order for a security to be eligible for quotation by a market maker on the OTC Pink marketplace, the security must be registered with the Commission and the issuer must be current in its required filings with such authority. There can be no assurance that the Group common stock will be approved by FINRA for quotation on any over-the-counter marketplace, including the OTC Pink marketplace.

In reviewing this Information Statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 12.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense. This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

If you have any questions relating to the distribution, you should contact VStock Transfer, LLC, our transfer and distribution agent. The contact information for our distribution agent is: VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, telephone: (212) 828-8436.

The date of this Information Statement is October 16, 2015

This information statement was first mailed to LS stockholders on or about    , 2015.

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Trademarks, Trade Names and Service Marks

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this Information Statement include: Clickable, LookSmart, and www.LookSmart.com, which may be registered or trademarked in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this Information Statement is, to our knowledge, owned by such other company.

Presentation of Information

We use the following terms to refer to the items indicated:

•	“We,” “us,” “our,” “Company” and “Group,” unless the context requires otherwise, refer to LookSmart Group, Inc., the entity that at the time of the Distribution (as defined below) will hold, directly and through its subsidiaries, the assets and liabilities associated with LS’ current lines of business, as described below, and whose shares LS will distribute in connection with the Separation (as defined below). Where appropriate in context, the foregoing terms also include the subsidiaries of Group; the use of these terms may be used to describe LookSmart, Ltd.’s business lines prior to completion of the Separation.

•	“LookSmart Business” refers to LS’ business as an advertising solutions company that is organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. In addition, reference to the term “LookSmart Business” also includes the partnership with Conversion Media Holdings, LLC. As reported in LS’ periodic reports filed with the Securities and Exchange Commission, the assets and liabilities of the LookSmart Business relate to a digital advertising solutions company that provides solutions for search and display advertising customers, as well as the LS’ historical customer and supplier relationships. See “Business” for more information.

•	Except where the context otherwise requires, the terms “LookSmart” and “LS” refer to LookSmart, Ltd., the entity that owns Group prior to the Separation.

•	Except where the context otherwise requires, the term “Separation” refers to the separation of the LookSmart Business from LS, which, after the Distribution, will ultimately create an independent, publicly traded company, Group, which will hold the assets and liabilities of the LookSmart Business.

•	Except where the context otherwise requires, the term “Distribution” refers to the distribution of all of the shares of Group common stock to LS’ stockholders.

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SUMMARY

The following is a summary of material information discussed in this Information Statement. This summary may not contain all the details concerning the Separation, the Distribution or other information that may be important to you. To better understand the Separation, the Distribution and Group’s business and financial position, you should carefully review this entire Information Statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this Information Statement, including the financial statements of Group, which are comprised of the assets and liabilities of the LookSmart Business, assumes the completion of all the transactions referred to in this Information Statement in connection with the Separation and Distribution.

This Information Statement describes the assets transferred to us by LS in the Separation as if the transferred assets were our business for all historical periods described. References in this Information Statement to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of LS and its subsidiaries prior to the Separation.

BUSINESS OVERVIEW

Corporate Information

Group was incorporated under the laws of Nevada on March 6, 2015 for the purpose of holding LS’s business, assets and liabilities in connection with the Separation and Distribution described herein. Prior to the contribution of the business, assets and liabilities of LS, which occurred as a result of the Separation, we had no operations. As a result of the Separation, we have two wholly owned subsidiaries, LookSmart Canada, Ltd., a Canadian corporation, and ShopWiki Corp., a Delaware corporation. LookSmart Canada, Ltd. has its own wholly owned subsidiary, Clickable, Inc., a Delaware corporation. We also have formed a partnership in Conversion Media Holdings, LLC, a Delaware limited liability company. The address of Group’s principal executive offices is 555 California Street, #324, San Francisco, CA 94105. Group’s telephone number is (415) 348-7000.

We are a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. In addition, we formed a partnership with Conversion Media Holdings, LLC, which supports its other lines of business through the creation of content sites directed at ecommerce verticals. We operate our partnership and each line of business, while being related to the others in terms of shared resources, as separate business lines with their own core management, profits and losses, and the ability to operate independently as separate businesses. As a result, this separation of business lines allows us to operate effectively as a holding company and as a capital allocator to each of our separate businesses with the goal of finding mispriced assets in the public and private markets and subsequently taking those assets to create scalable and sustainable businesses that may then be monetized for the ultimate benefit of our stockholders.

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Available Information

Our website, www.LookSmart.com, provides access, without charge, to LookSmart, Ltd.’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. The information provided on our website is not part of this report, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this report.

Materials filed by the Company with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our company that we file electronically with the SEC.

Planned Separation

On April 23, 2015, LS and Group entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pyxis Tankers Inc. (“Pyxis”), and Pyxis’ wholly owned subsidiary, Maritime Technologies Corp. (“MTC”). Upon the consummation of the transactions contemplated by the Merger Agreement, certain of which are described further herein, LS will merge with and into MTC, with MTC surviving the merger. LS’ stockholders will receive a certain number of shares of Pyxis’ common stock upon cancellation of their shares of LS as a result of the merger. As a condition precedent to the consummation of said merger transaction, LS is required to: (i) transfer all of its business, assets and liabilities to Group (the “Separation”); and subsequently, (ii) spin off Group as a separate, independent corporation, with such spin off being achieved by means of the Distribution, as defined below.

In order to transfer the LookSmart Business to Group, on April 23, 2015, LS and Group entered into an Assignment and Assumption Agreement. Pursuant to the terms of the Assignment and Assumption Agreement, the Separation was effected and LS allocated all of the assets, liabilities and obligations of the LookSmart Business (including with respect to transition services, employee matters, tax matters and certain other matters) to Group on April 23, 2015.

To complete the spin-off required by the Merger Agreement, LS will distribute all of the shares of Group’s common stock on a pro rata basis to LS’ stockholders (the “Distribution”). Each holder of LS common stock will receive one share of Group for every one share of LS held of record at the close of business on October 27, 2015 (the “Record Date”).

LS’ board of directors considered a number of potentially negative factors in evaluating the Separation and Distribution as described in the Merger Agreement, and ultimately concluded that the potential benefits of the Separation and the Distribution outweighed these risks. In connection with its evaluation of the Merger Agreement and the Separation, LS’ board of directors engaged Gruppo, Levey & Co. and Source Capital Group, Inc. (collectively, “GLC”) to act as its financial advisors. GLC rendered its opinion stating that, as of March 31, 2015 and based upon and subject to the assumptions, limitations and qualifications set forth in their opinion, the Separation, the Distribution and the merger transaction contemplated by the Merger Agreement were fair, from a financial point of view, to LookSmart’s stockholders.

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In order to satisfy LS’ obligations under the Merger Agreement and based in part on the fairness opinion provided by GLC, LS’ board of directors believed the Separation and Distribution was in the best interests of LS’ stockholders, on February 27, 2015, LS’ board of directors approved a plan to transfer the LookSmart Business to Group and to distribute to LS’ stockholders all of the shares of common stock of Group through the Distribution.

Aside from the satisfaction of requirements of the Merger Agreement, we believe the Separation and Distribution will create long-term value for LS, Group and their respective stockholders for the following reasons:

•	If the Separation, the Distribution and the merger transaction with Pyxis described in the Merger Agreement are successfully consummated, you will effectively be provided with equity investments in two separate companies. You will receive one share of the common stock of Group for each share of common stock of LS that you own as of the Record Date, and you will receive a certain number of shares of Pyxis pursuant to the terms of the Merger Agreement. Accordingly, the Separation, the Distribution and transaction with Pyxis may result in a combined post-Distribution trading value in excess of the current trading value of LS alone; and

•	the Separation and the Distribution will provide us the opportunity to receive tax savings based on a change of domicile, which we believe will result in significant savings to the Company over the long term. Group is incorporated in Nevada as opposed to Delaware, where LS is incorporated. Under Delaware law, the annual franchise tax is based upon the authorized capital of a company, or alternatively, upon the product of the authorized capital stock of a company and a fraction determined by the relationship between a company’s total assets and the number of authorized shares it has issued. In Nevada, there is no annual franchise tax. Although there are no assurances that we will use the funds that may arise from these tax savings effectively, such savings could also result in an increased trading value of our common stock.

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QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Group and why is LS separating Group’s business and distributing its stock?

On April 23, 2015, LS and Group entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pyxis Tankers Inc. (“Pyxis”), and Pyxis’ wholly owned subsidiary, Maritime Technologies Corp. (“MTC”). Upon the consummation of the transactions contemplated by the Merger Agreement, certain of which are described further herein, LS will merge with and into MTC, with MTC surviving the merger. LS’ stockholders will receive a certain number of shares of Pyxis’ common stock upon cancellation of their shares of LS as a result of the merger. As a condition precedent to the consummation of said merger transaction, LS is required to: (i) transfer all of its business, assets and liabilities to Group (the “Separation”); and subsequently, (ii) spin off Group as a separate, independent corporation, with such spin off being achieved by means of the Distribution, as defined below.

In order to transfer the LookSmart Business to Group, on April 23, 2015, LS and Group entered into an Assignment and Assumption Agreement. Pursuant to the terms of the Assignment and Assumption Agreement, the Separation was effected and LS allocated all of the assets, liabilities and obligations of the LookSmart Business (including with respect to transition services, employee matters, tax matters and certain other matters) to Group on April 23, 2015.

To complete the spin-off required by the Merger Agreement, LS will distribute all of the shares of Group’s common stock on a pro rata basis to LS’ stockholders (the “Distribution”). Each holder of LS common stock will receive one share of Group for every one share of LS held of record at the close of business on October 27, 2015 (the “Record Date”).

The Separation and the Distribution of Group common stock are intended to satisfy the conditions of the Merger Agreement. If the merger described in the Merger Agreement is successfully consummated, you will effectively be provided with equity investments in two separate companies, which could result in a combined post-Distribution trading value in excess of the current trading value of LS alone.

In addition, the Separation and the Distribution will provide us the opportunity to achieve tax savings based on a change of domicile, which we believe will result in significant savings to the Company over the long term. Group is incorporated in Nevada as opposed to Delaware, where LS is incorporated. Under Delaware law, the annual franchise tax is based upon the authorized capital of a company, or alternatively, upon the product of the authorized capital stock of a company and a fraction determined by the relationship between a company’s total assets and the number of authorized shares it has issued. In Nevada, there is no annual franchise tax. Although there are no assurances that we will use the funds that may arise from these tax savings effectively, such savings could also result in an increased trading value of our common stock.

Is LS retaining any business lines or assets after the Separation?	No. As a condition precedent to the consummation of the merger transaction contemplated by the Merger Agreement, LS is required to transfer all of its business, assets and liabilities to Group.

Why am I receiving this document?	LS is delivering this document to you because you were a holder of common stock of LS on the Record Date, and as such, you will be entitled to receive shares of Group common stock upon completion of the transactions described herein. This document will help you understand how the Separation and the Distribution of Group’s common stock will affect your investment in LS and your investment in Group after the separation.

How will the separation of Group from LS work?	To accomplish the separation, LS will distribute 100% of the outstanding shares of common stock of Group to LS’s stockholders on a pro rata basis as a dividend. Following this Distribution, Group will be a publicly traded company independent from LS, and LS will not retain any ownership interest in Group. However, your percentage of ownership of LS common stock will not be affected by the Distribution.

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Why is the Separation of Group structured as a distribution?	LS believes that a distribution of shares of Group to the LS stockholders is an efficient way to satisfy LS’ obligations under the Merger Agreement. In addition, LS believes separating from Group in this manner will create long-term value for LS, Group and their respective stockholders.

What is the record date for the Distribution?	The record date for the Distribution will be at the close of business on October 27, 2015 (the “Record Date”).

When will the Distribution occur?	We expect the shares of Group common stock to be distributed by LS on or about October 27, 2015 (the “Distribution Date”) to holders of record of common shares of LS at the close of business on the Record Date.

What do stockholders need to do to participate in the Distribution?	Nothing. Stockholders of LS as of the Record Date will not be required to take any action to receive Group common stock in the Distribution, but you are urged to read this entire Information Statement carefully. No stockholder approval of the Distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing common shares of LS or take any other action to receive your shares of Group common stock. Please do not send in your LS stock certificates.

Will I receive physical certificates representing shares of Group common stock following the Distribution?	No. Following the Distribution, Group will not issue physical certificates representing shares of Group common stock. If you own common shares of LS as of the close of business on the Record Date, LS, with the assistance of VStock Transfer, LLC, the settlement and distribution agent, will electronically distribute shares of Group common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. VStock Transfer, LLC will mail you a book-entry account statement that reflects your shares of Group common stock, or your bank or brokerage firm will credit your account for the shares.

Following the Distribution, stockholders whose shares are held in book-entry form may request that their shares of Group common stock held in book-entry form be transferred to a brokerage or other account at any time, without charge.

How many shares of Group common stock will I receive in the Distribution?	LS will distribute to you one share of Group common stock for each share of LS common stock held at the Record Date. Based on 5,768,851 shares of LS common stock outstanding as of the Record Date, a total of 5,768,851 shares of Group common stock will be distributed. LS will retain no shares of Group following the Distribution. For additional information on the Distribution, see “The Separation and the Distribution.”

Will LSissue fractional shares of its common stock in the Distribution?	No. LS will not distribute fractional shares of its common stock in the Distribution. LS’ stockholders will receive one share of Group common stock for each share of LS held on the Record Date, and any fractional shares shall be rounded up to the nearest whole number of shares.

What is the expected date of completion of the Distribution?	The completion and timing of the Distribution are dependent upon a number of conditions. We expect the shares of Group common stock to be distributed by LS after the close of trading on the Distribution Date to the holders of record of common shares of LS at the close of business on the Record Date; however, no assurance can be provided as to the timing of the Distribution or that all conditions to the Distribution will be met.

Can LS decide to cancel the Distribution of Group common stock even if all the conditions have been met?	No. The Distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled “The Separation and the Distribution — Conditions to the Distribution.”

What if I want to sell my shares of LS common stock or my Group common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

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Where will I be able to trade shares of Group common stock?

Group anticipates that Group common stock will be quoted on the OTC Pink marketplace shortly after the Distribution is completed.

As of the date of this Information Statement, there is no current trading market for our common stock, although we expect a limited trading market of our common stock to begin on or about the first trading day that the shares of Group common stock begin to trade on an over-the-counter market. We intend to apply for quotation of Group common stock on the OTC Pink marketplace. Since the OTC Pink marketplace is a quotation service maintained by the OTC Markets, Inc., and is not an issuer listing service or securities market there are minimal listing requirements that must be satisfied by us prior to quotation. While the ultimate determination of eligibility for quotation is subject to approval by the FINRA, in order for a security to be eligible for quotation by a market maker on the OTC Pink marketplace, the security must be registered with the Commission and the issuer must be current in its required filings with such authority. There can be no assurance that Group’s common stock will be approved by FINRA for quotation on any over-the-counter marketplace, including the OTC Pink marketplace.

What will happen to the listing of common shares of LS?	Common shares of LS will continue to trade on the Nasdaq Capital Market after the Distribution, at least until the consummation of the merger and issuance of shares of Pyxis common stock to LS’ stockholders, as contemplated by the Merger Agreement. If the Separation is completed, but for some reason the merger is not completed, the common shares of LS will also continue to trade on the Nasdaq Capital Market after the Distribution, as long as LS is able to continue to meet NASDAQ’s listing requirements. As of August 15, 2015, LS has received three notices from NASDAQ’s staff indicating that LS no longer satisfies certain aspects of NASDAQ Listing Rule 5550(b)(1), specifically, that LS does not have a minimum of $2,500,000 in stockholders’ equity, nor has it maintained a minimum closing bid price of $1.00 per share.

Will the number of common shares of LS that I own change as a result of the Distribution?	No. The number of common shares of LS that you own will not change as a result of the Distribution.

Will the Distribution affect the market price of my LS shares?	Yes. As a result of the Distribution, LS expects the trading price of shares of LS common stock immediately following the Distribution to be lower than the trading price of such shares immediately prior to the Distribution because the trading price will no longer reflect the value of the LookSmart Business held by Group. This means, for example, that the combined trading prices of one share of LS common stock and one share of Group common stock after the Distribution may be equal to, greater than or less than the trading price of one share of LS common stock before the Distribution.

Will I be taxed on the shares of Group distributed to me in the Distribution?

Yes. The Distribution will be a taxable dividend to LS stockholders under the Internal Revenue Code of 1986, as amended (the “Code”). An amount equal to the fair market value of Group common stock received by you will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of LS, with the excess treated as a non-taxable return of capital to the extent of your tax basis in LS stock and any remaining excess treated as capital gain.

See “Material U.S. Federal Income Tax Consequences” for more information. You should consult your tax advisor about the particular consequences of the Distribution to you, including the application of state, local and foreign tax laws.

How will I determine my tax basis in the Group shares distributed to me in the Distribution?

Your tax basis in shares of Group common stock distributed to you in the Distribution will equal the fair market value of such shares on the date of such distribution. Your holding period for such shares will begin the day after the Distribution Date.

See “Material U.S. Federal Income Tax Consequences” for more information. You should consult your tax advisor about the particular consequences of the distribution to you, including the application of U.S. Federal, state, local and foreign tax laws.

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How will the Distribution affect my tax basis and holding period in LS stock?

Your tax basis in shares of LS held at the time of the Distribution will be reduced (but not below zero) by the amount by which the fair market value of the Group common stock distributed to you exceeds your ratable share of LS’s current and accumulated earnings and profits. Your holding period for such LS shares will not be affected by the Distribution.

See “Material U.S. Federal Income Tax Consequences” for more information. You should consult your tax advisor about the particular consequences of the Distribution to you, including the application of state, local and foreign tax laws.

Do I have appraisal rights?	No, LS stockholders do not have any appraisal rights in connection with the Separation or the Distribution.

What will Group’s relationship be with LS following the Separation and the Distribution?

Group will be an independent, publicly traded company after the Separation and the Distribution. Pursuant to the Merger Agreement, shortly after the Distribution, LS will be merged out of existence, so there will not be a continuing relationship with Group following the merger.

Who will manage Group after the Separation and the Distribution?	Group benefits from the continuity provided by having a nearly identical management and board of directors to LS. Michael Onghai is Group’s Chief Executive Officer and one of two directors. Michael Onghai has been Chief Executive Officer of LS since January 25, 2013 and a director of LS since January 14, 2013. Thorsten Weigl is the second director of Group, and he has served on the board of directors of LS since January 14, 2013. Christian Chan is not serving on the board of directors of Group, although this decision was made jointly by Group and Mr. Chan in view of cost savings on Director & Officer Insurance among other things, and was not due to any conflict between Mr. Chan and the management or directors of LS or Group, or any conflict involving LS’s or Group’s policies or plans, including the Separation and the Distribution. See “Management.”

Are there risks associated with owning Group common stock?	Yes. Group’s business is subject to both general and specific risks relating to the industry in which the LookSmart Business operates, and its status as a separate, publicly traded company. Group’s business is also subject to risks relating to the Separation and the Distribution. These risks are described in the “Risk Factors” section of this Information Statement beginning on page 12. You are encouraged to read that section carefully.

Does Group plan to pay dividends?	Group does not anticipate paying any cash dividends for the foreseeable future. As a result, your return on your investment in Group common stock will be determined by increases and decreases in the market price of its common stock. See “Dividend Policy.”

Who will be the distribution agent, transfer agent, and registrar for the Group common stock?

The distribution agent, transfer agent, and registrar for the Group common stock will be VStock Transfer, LLC. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

(212)828-8436

Where can I find more information about LS and Group?	Before the Distribution, if you have any questions relating to LS’s business performance, you should contact: LookSmart, Ltd. 555 California Street #324 San Francisco, CA 94105

After the Distribution, Group stockholders who have any questions relating to Group’s business performance should contact us at:

LookSmart Group, Inc.

555 California Street

#324

San Francisco, CA 94105

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RISK FACTORS

You should carefully consider the following risks and other information in this Information Statement in evaluating us and our common stock. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition. The risk factors generally have been separated into five groups: risks related to the Separation and the Distribution, risks related to our business, risks related to operating in our industry, risks related to the capital markets and risks related to our common stock.

Risks Related to the Separation and the Distribution

We may not realize the anticipated benefits from the Separation and the Distribution, and our historical combined and pro forma financial information is not necessarily indicative of our future prospects.

We may not realize the anticipated benefits we expect from the Separation and the Distribution. In addition, we will incur significant costs, including those described below, which may exceed our estimates, and we will incur some negative effects from the Separation, including loss of scale and access to some of the financial, managerial and professional resources from which we have benefited in the past.

Our historical combined and unaudited pro forma combined financial information included in this Information Statement is not necessarily indicative of our future financial condition, future results of operations or future cash flows, nor does it reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented. Also, the historical combined financial information presented herein may not fully reflect the costs associated with the Separation and the Distribution, including the settlement of intercompany accounts and all costs related to being an independent public company. We based the pro forma adjustments included in this Information Statement on available information and assumptions that we believe are reasonable. These adjustments, however, may overstate the value of our assets or understate the amount of our liabilities. Accordingly, our unaudited pro forma combined financial statements are not necessarily indicative of our future financial condition or future results of operations.

The obligations associated with being a public company will require significant resources and management attention.

Following the effectiveness of the registration statement of which this Information Statement forms a part, we will be directly subject to such reporting and other obligations under the Exchange Act and beginning with our 2016 fiscal year, we expect to be compliant with the applicable requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which will require, in the future, annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing the effectiveness of these controls. As an independent public company, we are required to, among other things:

•	prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws and the exchange rules;

•	maintain an internal audit function;

•	institute our own financial reporting and disclosure compliance functions;

•	establish an investor relations function;

•	establish internal policies, including those relating to trading in our securities and disclosure controls and procedures; and

•	comply with the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Public Company Accounting Oversight Board.

These reporting and other obligations place significant demands on our management and our administrative and operational resources, including accounting resources, and we may face increased legal, accounting, administrative and other costs and expenses relating to these demands. Our investment in compliance with existing and evolving regulatory requirements may result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Until the Distribution occurs, LS has sole discretion to change the terms of the Distribution in ways that may be unfavorable to us.

Until the Distribution occurs, our business will be an operating segment of LS. Although the LS board of directors approved in February 2015 a plan to distribute to its stockholders all of the shares of common stock of Group, the Distribution remains subject to the satisfaction or waiver of certain conditions, some of which are in the sole and absolute discretion of LS. Additionally, LS has the sole and absolute discretion to change certain terms of the Distribution, which changes could be unfavorable to us.

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In connection with the Separation and the Distribution, we will assume, and indemnify LS for, all of LS’ liabilities. In connection with the Merger Agreement, we will indemnify Pyxis for all of LS’ liabilities relating to the LookSmart Business. If we are required to act under these indemnities, we may need to divert cash to meet those obligations, which could adversely affect our financial results.

Pursuant to our agreements with LS and Pyxis, we will agree to indemnify LS and Pyxis for certain liabilities. Indemnities that we may be required to provide LS and Pyxis are not subject to any cap, may be significant and could negatively affect our business, particularly indemnities relating to our actions that could affect the tax-free nature of the Separation. Third parties could also seek to hold us responsible for any of the liabilities that LS has agreed to retain pursuant to the Merger Agreement, and under certain circumstances, we may be subject to continuing contingent liabilities of LS following the Separation, such as certain shareholder litigation claims. Our indemnification obligations to LS and Pyxis could negatively affect our business, results of operations, liquidity and financial condition.

After the Separation and the Distribution, LS’ insurers may deny coverage to us for losses associated with occurrences prior to the Separation, and we may no longer be covered under LS’ insurance policies or performance, surety and other bonds. Furthermore, there can be no assurance that we will be able to obtain insurance coverage or performance, surety and other bonds following the Separation and the Distribution on terms that justify their purchase, and any such insurance coverage or performance, surety and other bonds may not be adequate to offset costs associated with certain events.

After the Separation and the Distribution, LS’ insurers may deny coverage to us for losses associated with occurrences prior to the Separation and/or the Distribution. Accordingly, we may be required to temporarily or permanently bear the costs of such lost coverage. As a result, we would have to obtain our own insurance policies after the Separation and/or Distribution is complete. Although we expect to maintain insurance against some, but not all, hazards that could arise from our operations, we can provide no assurance that we will be able to obtain such coverage at an acceptable cost, or at all, or that such coverage will be adequate to protect us from costs incurred with the insured events. The occurrence of an event that is not insured or not fully insured could have a material adverse effect on our financial condition, results of operations, liquidity and cash flows in the future.

Transfer or assignment to us of some contracts and other assets may require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts, investments and other assets in the future.

Transfer or assignment of some of the contracts and other assets in connection with the Separation may require the consent of a third party to the transfer or assignment. Similarly, in some circumstances, we are joint beneficiaries of contracts, and we will need to enter into a new agreement with the third party to replicate the existing contract or assign the portion of the existing contract related to our business. Some parties may use the requirement of such a consent to seek more favorable contractual terms from us, which could include our having to obtain letters of credit or other forms of credit support. If we are unable to obtain such consents or such credit support on commercially reasonable and satisfactory terms, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to us as part of the Separation. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge the transaction on the basis that the terms of the applicable commercial arrangements require their consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be adversely impacted.

The combined post-Distribution value of your shares may not equal or exceed the pre-Distribution value of LS shares.

After the Distribution, LS common stock will continue to be traded on NASDAQ assuming it still meets the NASDAQ listing requirements. We expect to apply to have our shares of common stock quoted on the OTC Pink marketplace. We cannot assure you that the combined trading prices of LS common stock and our common stock after the Distribution, as adjusted for any changes in the combined capitalization of both companies, will be equal to or greater than the trading price of LS common stock prior to the Distribution. Similarly, we cannot assure you that the combined trading prices of Pyxis common stock and our common stock after the Distribution and consummation of the other transactions contemplated by the Merger Agreement will be equal or greater than the trading price of LS common stock prior to the Distribution and other transactions contemplated by the Merger Agreement. Until the market has fully evaluated our business after the Distribution, the price at which our common stock trades may fluctuate significantly.

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the Distribution.

Prior to the Distribution, there will have been no public trading market for our common stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this Information Statement or for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative developments for our customers, competitors or suppliers, as well as general economic and industry conditions.

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We potentially could have received better terms from unaffiliated third parties than the terms we received in our agreements with LS.

The agreements we entered into with LS in connection with the Separation and the Distribution were negotiated while we were still a wholly-owned subsidiary of LS. Accordingly, during the period in which the terms of those agreements will have been negotiated, we did not have an independent board of directors or a management team independent of LS. The terms of the agreements negotiated in the context of the Separation relate to, among other things, the allocation of assets, liabilities, rights and other obligations between LS and us, and arm’s-length negotiations between LS and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms received from the unaffiliated third party.

Risks Related to Our Business

The Company’s independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the fiscal year ended December 31, 2014 that states that our lack of resources causes’ substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern. At June 30 2015, we had cash on hand of $491,000 and a burn rate of approximately $120,000 per month. In addition, the existence of the going concern opinion could cause third parties to choose not to do business with us or not to provide financing to us.

The Company’s independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the fiscal year ended December 31, 2014 that states that this lack of resources causes’ substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern. At June 30 2015, we had cash on hand of $491,000 and a burn rate of approximately $120,000 per month. In addition, the existence of the going concern opinion could cause third parties to choose not to do business with us or not to provide financing to us.

Our financial results are highly concentrated in the online search advertising business; if we are unable to grow online search advertising revenues and find alternative sources of revenue, our financial results will suffer.

Our success depends upon search advertising customers choosing to use, and distribution network partners choosing to distribute, our search advertising networks products. Decisions by search advertising customers and distribution network partners not to adopt our products at projected rates, or changes in market conditions, may adversely affect the use or distribution of search advertisements. Because of our expected revenue concentration in the online search advertising business, such shortfalls or changes could have a negative impact on our financial results. Also, many of LS’s products are offered, and many of our products will be offered, to website publishers who use them to display or generate revenue from their online advertisements. If we are unable to generate significant revenue from our online advertising business or related business models under development, or if market conditions adversely affect the use or distribution of online advertisements generally, or for some of our larger customers specifically, our results of operations, financial condition and/or liquidity will suffer.

Our largest category of customers has historically been Intermediaries, the majority of whom purchase clicks to sell into the affiliate networks of large search engine providers.

We operate in a large online search advertising ecosystem serving ads that target user queries on partner sites. We will operate in the middle of this ecosystem, acquiring search queries from a variety of sources and matching them with the keywords of our search advertising customers. Since 2011, revenues from Intermediaries began decreasing from prior levels and we ceased doing business with a number of Intermediary customers. Intermediaries sell into the affiliate networks of the large search engine providers, rather than directly advertising. We do not expect significant future revenue growth in this area. If we are unable to identify and exploit alternative sources of profitable revenue, our results of operations, financial condition and/or liquidity will suffer.

Our future success depends on sales to, and the management of, international customers.

A portion of our revenue is derived from sales to international customers who are headquartered internationally, however our business with them is primarily U.S. based and our transactions are primarily in U.S. dollars.

Managing our growing group of customers outside the U.S. presents various challenges, including, but not limited to:

•	economic and political conditions;

•	longer payment cycles;

•	differences in the enforcement of intellectual property and contract rights in varying jurisdictions;

•	our ability to develop relationships with local accounts;

•	compliance with United States and international laws and regulations;

•	fluctuations in foreign currency exchange rates; and

•	our ability to secure and retain qualified people for the operation of our business.

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To date, foreign exchange exposure from sales has not been material to LS’ operations. Our activities with customers outside the United States may be affected by changes in trade protection laws, policies and measures, and other regulatory requirements affecting trade and investment, including the Foreign Corrupt Practices Act and local laws prohibiting corrupt payments. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States, which increases the risk of unauthorized use of our technologies. Our business could be materially adversely affected if foreign markets do not continue to develop, if we do not receive additional traffic suitable for our foreign accounts or if regulations governing our international businesses change.

We rely primarily on our distribution network partners to generate quality search queries and display advertisements that generate paid clicks; if we are unable to maintain or expand the scope and quality of this network, our ability to generate revenue may be seriously harmed.

The success of our online search advertisement products depends in large part on the size and quality of our distribution network of search queries. We may be unable to maintain or add partners of satisfactory quality in our distribution network at reasonable revenue-sharing rates, if at all. If we lose any significant portion of our distribution network, we would need to find alternative sources of quality click traffic to replace the lost paid clicks. In the past, we have lost portions of our distribution network and chose to remove those with poor quality. Although alternate sources of click traffic are currently available in the market, they may not be available at reasonable prices or may be of unacceptable quality. There is significant competition among advertising networks to sign agreements with traffic providers. We may be unable to negotiate and sign agreements with quality traffic providers on favorable terms, if at all. In order to attract higher quality traffic, we may have to pay high traffic acquisition costs which may adversely affect our gross margin and other financial results. If we are unable to attract higher quality traffic, or if we are otherwise unsuccessful in maintaining and expanding our distribution network, then our ability to generate revenue may be seriously harmed.

Failure to maintain operating profitability could harm our business and result in a decline in our stock price.

Group may be unable to achieve profitability in the foreseeable future. Our ability to achieve and maintain profitability will depend on our ability to generate additional revenue and contain our expenses. In order to generate additional revenue, we will need to expand our network of distribution network partners, increase the amount our search advertising customers spend on our advertising network, expand our advertiser base, experience an increase in paid clicks across our network and publisher products and develop and implement successful new digital advertising revenue generating models. We may be unable to accomplish some or any of these goals because of the risks identified in this Information Statement or for unforeseen reasons. Also, we may be unable to contain our costs due to the need to make revenue sharing payments to our distribution network partners, to invest in product development and to market our products. Operating expenses may increase in the foreseeable future to the extent that our revenue grows and as we increase headcount, particularly our sales and technology-related headcount, incur general and administrative expenses associated with being a public company and expand our facilities. Additionally, our acquisition-related costs may increase if we pursue additional acquisition opportunities. Although we expect to achieve operating efficiencies and greater leverage of resources as we grow, because of the foregoing factors, and others outlined in this report, we may be unable to achieve profitability in the future, which could result in a decline in our stock price.

If we experience decreases to our match rate and/or revenue-per-click, or we are unable to rebuild our match rate, and/or revenue-per-click, our financial results may suffer.

LS has experienced, and Group will likely continue to experience, decreases in average revenue-per-click (“RPC”) and average match rate, which is the rate at which our paid listings are matched against search queries from distribution network partners. Future decreases in RPC or average match rate may occur for a variety of reasons, including a change in customer mix, the erosion of our advertiser base, a reduction in average advertiser spend, a reduction in the number of listings purchased by search advertising customers, a lower number of bids on keywords, changes in the composition of our distribution network or for other reasons. If our RPC or average match rate falls for any reason, or if we are unable to grow our RPC and average match rate, then we may be unable to achieve our financial projections and our stock price would likely suffer.

Our growth depends on our ability to retain and grow our search advertising customer base; if our search advertising customer base and average search advertising customer spend falls, our financial results will suffer.

Our growth depends on our ability to build a search advertising customer base that corresponds with the characteristics of our distribution network. Our distribution network, which currently consists of a diversified set of distribution sources, may change as new distribution sources are added and old distribution sources are removed. Search advertising customers may view these changes to the distribution network negatively, and existing or potential search advertising customers may elect to purchase fewer or no advertisements for display on our distribution network. If this occurs, it is likely that our average RPC and average match rate may decline and our stock price would likely suffer.

We have launched a solution that is dependent on our customers’ use of search advertising. Any decrease in the use of search advertising or our inability to further penetrate mobile, social and display advertising channels would harm our business, growth prospects, operating results and financial condition.

We expect that search advertising will become a channel increasingly used by our customers in the foreseeable future. Should our customers lose confidence in the value or effectiveness of search advertising, the demand for our solutions may decline, which would harm our growth prospects, operating results and financial condition.

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If we cannot increase the capacity of our advertising technology platform to meet advertiser demand, our business will be harmed.

We must be able to continue to increase the capacity of our technology platforms in order to support substantial increases in the number of advertisers, to support an increasing variety of advertising formats and to maintain a stable service infrastructure and reliable service delivery for advertising campaigns. If we are unable to efficiently and effectively increase the scale of our advertising platforms to support and manage a substantial increase in the number of advertisers, while also maintaining a high level of performance, the quality of our services could decline and our reputation and business could be seriously harmed. In addition, if we are not able to support emerging advertising formats or services preferred by advertisers, we may be unable to obtain new advertising clients or may lose existing advertising customers, and in either case our revenue could decline.

Our business depends on our ability to maintain the quality of our advertiser and developer content.

We must be able to ensure that our customers’ ads are not placed in publisher content that is unlawful or inappropriate. Likewise, publishers rely upon us not to distribute ads that are unlawful or inappropriate. If we are unable to ensure that the quality of our advertiser and publisher content does not decline as the number of advertisers and publishers we work with continues to grow, then our reputation and business may suffer.

If we are unable to attract new advertising customers and sell additional offerings to our existing customers, our revenue growth will be adversely affected.

To sustain or increase our revenue, we must add new advertisers and encourage existing advertisers (both of which are often represented by advertising agencies or other Intermediaries), to purchase additional offerings from us. As the digital advertising industry matures and as competitors introduce lower cost or differentiated products or services that compete with or are perceived to compete with ours, our ability to sell our solution to new and existing advertisers based on our offerings, pricing, technology platform and functionality could be impaired. Some advertisers that are repeat users of our solution tend to increase their spend over time. Conversely, some advertisers that are newer to our solution tend to spend less than, and may not return as frequently as, advertisers who have used our solution for longer periods of time. If we fail to retain or cultivate the spending of our newer, lower-spending advertisers, it will be difficult for us to sustain and grow our revenue from existing advertisers. Even with long-time advertisers, we may reach a point of saturation at which we cannot continue to grow our revenue from those advertisers because of internal limits that advertisers may place on the allocation of their advertising budgets to digital media, to particular campaigns, to a particular provider, or for other reasons not known to us. If we are unable to attract new advertisers or obtain new business from existing advertisers, our revenue growth and our business may be adversely affected.

If we do not introduce new and upgraded products and services and successfully adapt to our rapidly changing industry, our financial condition may suffer.

The online search advertising industry continues to evolve and we will need to continue developing new and upgraded products and services, and adapt to new business environments and competition in order to maintain and grow revenue and reach our profitability goals. New search advertising technologies could emerge that make our services comparatively less useful or new business methods could emerge that divert web traffic away from our advertising network. In addition, competition from other web businesses may prevent us from attracting substantial traffic to our services. We may inaccurately predict trends in the online search advertising market, which could lead us to make investments in technologies and products that do not generate sufficient returns. We may face platform and resource constraints that prevent us from developing upgraded products and services. We may fail to successfully identify new products or services, or fail to bring new products or services to market in a timely and efficient manner. Rapid industry change makes it difficult for us to accurately anticipate customer needs for our products, particularly over longer periods.

We may not be able to compete successfully against current and future competitors because competition in our industry is intense, and our competitors may offer solutions that are perceived by our customers to be more attractive than ours. These factors could result in declining revenue, or inability to grow our business.

Competition for our advertiser customers’ advertising budgets is intense. We also expect competition to increase as the barriers to enter our market are low. Increased competition may force us to charge less for our solution, or offer pricing models that are less attractive to us and decrease our margins. Our principal competitors include companies that offer demand side and data management platforms that allow advertisers to purchase inventory directly from advertising exchanges or other third parties and manage and analyze their own consumer data, traditional advertising networks and advertising agencies themselves. We compete with large companies that provide paid placement products, paid inclusion products, and other forms of search marketing as well as contextually-targeted advertising products and other types of online advertisements. We compete for search advertising customers on the basis of the quality and composition of our network, the price-per-click (“PPC”) charged to search advertising customers, the volume of clicks that we can deliver to search advertising customers, tracking and reporting of campaign results, customer service, and other factors. We also compete for distribution network partners and for ad placement on those partners’ sites on the basis of the relevance of our ads and the PPC charged to search advertising customers. We also experience competition in offering our publisher products to website publishers. Some of our competitors have larger distribution networks and proprietary traffic bases, longer operating histories, greater brand recognition, higher RPC, better relevance and conversion rates, or better products and services than we have.

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We compete with companies, such as Google, which are significantly larger than us and have more capital to invest in their advertising businesses. We also compete with in-house solutions used by companies who choose to coordinate advertising across their own properties, such as Facebook, Twitter, Yahoo! and Pandora. They, or other companies that offer competing advertising solutions, may establish or strengthen cooperative relationships with their partners, brand advertisers, app developers or other parties, thereby limiting our ability to promote our services and generate revenue. Competitors could also seek to gain market share from us by reducing the prices they charge to advertisers or by introducing new technology tools for developers. Moreover, increased competition for online advertising space from developers could result in an increase in the portion of advertiser revenue that we must pay to developers to acquire that advertising space.

Our business will suffer to the extent that our Intermediary and advertiser customers purchase and sell advertising directly from each other or through other companies that are able to become Intermediaries. For example, we are aware of companies that have substantial existing platforms for developers who had previously not heavily used those platforms for advertising campaigns. These companies could compete with us to the extent they expand into advertising. Other companies, such as large app developers with a substantial advertising business, may decide to directly monetize some or all of their advertising space without utilizing our services. Other companies that offer analytics, mediation, exchange or other third party services may also become Intermediaries between advertisers and publishers and thereby compete with us. Any of these developments would make it more difficult for us to sell our services and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

A decrease in the use of display advertising, or our inability to penetrate display, search, and social advertising channels would harm our business, growth prospects, operating results and financial condition.

We expect that display advertising will continue to be a significant channel used by our customers. Recently, the market for display advertising, excluding social, has been declining as overall display advertising growth has been driven by mobile, social and video advertising. Should our customers lose confidence in the value or effectiveness of display advertising, the demand for our display solution could decline. In addition, our failure to achieve market acceptance of our solution for social advertising would harm our growth prospects, financial condition and results of operations.

We do not have long-term commitments from our advertisers, and we may not be able to retain advertisers or attract new advertisers that provide us with revenue that is comparable to the revenue generated by any advertisers we may lose.

Most of our advertisers do business with us by placing insertion orders for particular advertising campaigns. If we perform well on a particular campaign, then the advertiser, or most often, the advertising agency representing the advertiser, may place new insertion orders with us for additional advertising campaigns. We rarely have any commitment from an advertiser beyond the campaign governed by a particular insertion order. As a result, our success is dependent upon our ability to outperform our competitors and win repeat business from existing advertisers, while continually expanding the number of advertisers for whom we provide services. In addition, it is relatively easy for advertisers and the advertising agencies that represent them to seek an alternative provider for their advertising campaigns because there are no significant switching costs. Agencies, with whom we do the majority of our business, often have relationships with many different providers, each of whom may be running portions of the same advertising campaign. Because we generally do not have long-term contracts, it may be difficult for us to accurately predict future revenue streams. We cannot provide assurance that our current advertisers will continue to use our solution, or that we will be able to replace departing advertisers with new advertisers that provide us with comparable revenue.

If we serve our advertisers’ advertisements on undesirable websites, our reputation will suffer, which would harm our brand and reputation and negatively impact our business, financial condition and results of operations.

Our business depends in part on providing advertisers with a service that they trust. We take action in an effort to prevent advertisements from appearing on undesirable websites. We may distribute advertising to inventory that is objectionable to advertisers, and we may lose the trust of our advertiser customers, which would harm our brand and reputation and negatively impact our business, financial condition and results of operations.

If our access to quality advertising inventory is diminished or if we fail to have access to new advertising inventory, our revenue could decline and our growth could be impeded.

We must maintain a consistent supply of attractive advertising inventory, meaning the digital space on which we place advertising impressions, including websites, proprietary social networks, such as Facebook, and mobile applications. Our success depends on our ability to secure quality inventory on reasonable terms across a broad range of advertising networks and exchanges, including real time advertising exchanges, such as Google’s DoubleClick Ad Exchange or AppNexus; suppliers of video and mobile inventory; and social media platforms, such as the Facebook Exchange, known as FBX.

The amount, quality and cost of inventory available to us can change at any time. Our suppliers are generally not bound by long-term contracts. As a result, we cannot provide any assurance that we will have access to a consistent supply of quality inventory. Moreover, the number of competing intermediaries that purchase advertising inventory from real-time advertising exchanges continues to increase, which could put upward pressure on inventory costs. If we are unable to compete favorably for advertising inventory available on real-time advertising exchanges, or if real-time advertising exchanges decide not to make their advertising inventory available to us, we may not be able to place advertisements at competitive rates or find alternative sources of inventory with comparable traffic patterns and consumer demographics in a timely manner. Furthermore, the inventory that we can access through real-time advertising exchanges may be of low quality or misrepresented to us, despite attempts by us and our suppliers to prevent fraud and conduct quality assurance checks.

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Suppliers control the bidding process for the inventory they supply, and their processes may not always work in our favor. For example, suppliers may place restrictions on the use of their inventory, including restrictions that prohibit the placement of advertisements on behalf of certain advertisers. Through the bidding process, we may not win the right to deliver advertising to the inventory that we select and may not be able to replace inventory that is no longer made available to us.

If we are unable to maintain a consistent supply of quality inventory for any reason, our business, advertiser retention and loyalty, financial condition and results of operations would be harmed.

If our access to quality inventory in social media is diminished or if we fail to acquire new advertising inventory in social media, our growth could be impeded and our revenue could decline.

If we are unable to compete favorably for advertising inventory on Facebook’s FBX, our social media offering may not be successful. Also, we cannot provide assurance that Facebook will continue to make its advertising inventory available to us upon reasonable terms or at all, and we may not be able to replace the FBX advertising inventory with inventory that meets our advertisers’ specific goals with respect to social media. In addition, advertisers may prefer to work with companies that provide advertising on social media platforms other than FBX or that have a longer history of integration with social media platforms. If we are unable to run advertising campaigns on the FBX platform, integrate with social media platforms that may become available in the future or find alternative sources of quality social media inventory, our business could be harmed.

If mobile connected devices, their operating systems or content distribution channels, including those controlled by our competitors, develop in ways that prevent our advertising campaigns from being delivered to their users, our ability to grow our business will be impaired.

Our success in the mobile channel depends upon the ability of our technology platform to integrate with mobile inventory suppliers and provide advertising for most mobile connected devices, as well as the major operating systems that run on them and the thousands of applications that are downloaded onto them. The design of mobile devices and operating systems is controlled by third parties with whom we do not have any formal relationships. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to access specified content on mobile devices. If our solution were unable to work on these devices or operating systems, either because of technological constraints or because an operating system or app developer, device maker or carrier wished to impair our ability to purchase inventory and provide advertisements, our ability to generate revenue could be significantly harmed.

If we do not deliver quality traffic that delivers value for advertisers, then our advertisers and our advertising partners may pay us less for their listing or discontinue listing with us altogether.

For our services to be successful, we need to deliver consumers to advertisers’ websites that are valuable to such advertiser. If we do not meet advertisers’ expectations by delivering quality traffic, then our advertising partners may pay us less per click or cease doing business with us altogether, which may adversely affect our business and financial results. We compete with other web search services, online publishers and high-traffic websites, as well as traditional media such as television, radio and print, for a share of our advertisers’ total advertising expenditures. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to search advertising. Acceptance of our advertising offerings among our advertisers and advertising partners will depend, to a large extent, on its perceived effectiveness and the continued growth of commercial usage of the Internet. If we experience downward pricing pressure for our services in the future, our financial results may suffer.

We depend on publishers for advertising space to deliver our advertiser customers’ advertising campaigns, and any decline in the supply of advertising inventory from these publishers could hurt our business.

We depend on publishers, both search and social media, to provide us with space (advertising inventory) into which to distribute advertisements. There is no contractually bound obligation to make advertising inventory available to us or our customers, or to provide us with a consistent supply of advertising inventory. Furthermore, there are tools that exist that parties could use which could result in pressure to increase the prices paid to publishers for that inventory or to otherwise block access to this inventory, without which we would be unable to facilitate the distribution of ads on behalf of our advertiser customers.

Publishers can change the amount of inventory they make available to us at any time. They may also change the price at which they offer inventory, or they may elect to make advertising space available to our competitors who offer ads to them on more favorable economic terms. In addition, publishers may place significant restrictions on use of their advertising inventory. These restrictions may prohibit ads from specific advertisers or specific industries, or they could restrict the use of specified creative content or format. Publishers may also use a fee-based or subscription-based business model to generate revenue from their content, in lieu of or to reduce their reliance on ads.

If publishers decide not to make advertising inventory available to us for any of these reasons, decide to increase the price of inventory, or place significant restrictions on our use of their advertising space, we may not be able to replace this with inventory from other publishers that satisfy our requirements in a timely and cost-effective manner. If this happens, our revenue could decline or our cost of acquiring inventory could increase.

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We do not have long-term agreements with our advertiser customers, and we may be unable to retain key customers, attract new customers or replace departing customers with customers that can provide comparable revenue to us.

Our success requires us to maintain and expand our current advertiser customer relationships and to develop new relationships. Our contracts with our advertiser customers generally do not include long-term obligations requiring them to purchase our services and are cancelable upon short or no notice and without penalty. As a result, we may have limited visibility as to our future advertising revenue streams. We cannot assure you that our advertiser customers will continue to use our services or that we will be able to replace, in a timely or effective manner, departing customers with new customers that generate comparable revenue. If a major advertising customer representing a significant portion of our business decides to materially reduce its use of our platform or to cease using our platform altogether, our revenue could be significantly reduced. Advertisers in general may shift their business to a competitor’s platform because of new or more compelling offerings, strategic relationships, technological developments, pricing and other financial considerations, or a variety of other reasons, which could cause an immediate and significant decline in our revenue and harm our business.

Our acquisition of businesses and technologies may be costly and time-consuming; acquisitions may also dilute our existing stockholders.

From time to time we evaluate strategic corporate development opportunities and when appropriate, may make acquisitions of or significant investments in complementary companies or technologies to increase our technological capabilities expand our service offerings, or extend the operating scale of our network businesses. The pursuit of acquisitions, whether or not completed, as well as the completion of any acquisitions and their integration may be expensive and may divert the attention of management from the day-to-day operations of the company. It may be difficult to retain key management and technical personnel of the acquired company during the transition period following an acquisition. Acquisitions or other strategic transactions may also result in dilution to our existing stockholders if we issue additional equity securities or increase our debt to pay for such acquisitions. We may also be required to amortize significant amounts of intangible assets, record impairment of goodwill in connection with future acquisitions, or divest non-performing assets at below-market prices, all of which would adversely affect our operating results. Integration of acquired companies and technologies into the company is likely to be expensive, time-consuming, and strain our managerial resources. We may not be successful in integrating any acquired businesses or technologies and these transactions may not achieve anticipated business benefits.

If we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain advertisers and advertising agencies and our revenue and results of operations may decline.

We compete for advertisers, which are often represented by advertising agencies, who want to purchase digital media for advertising campaigns. Our industry is subject to rapid changes in standards, technologies, products and service offerings, as well as in advertiser demands and expectations. We continuously need to make decisions regarding which offerings and technology to invest in to meet advertiser demand and evolving industry standards and regulatory requirements. We may make wrong decisions regarding these investments. For example, we expect advertisers to award us credit, or attribution, for impressions that generate specific consumer purchases or responses using certain criteria such as last ad clicked or viewed. Our technology considers these attribution models and if new attribution models are introduced by advertisers, we may need to make changes in our technology. If new or existing competitors offer more attractive offerings, we may lose advertisers or advertisers may decrease their spending on our solution. New advertiser demands, superior competitive offerings or new industry standards could render our existing solution unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our technology platform or business model. Our failure to adapt to a rapidly changing market or to anticipate advertiser demand could harm our business and our financial performance.

If we fail to develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and attracting new customers. We expect sales and marketing expenses to increase as a result of our marketing and brand promotion activities. We may not generate customer awareness or increase revenues enough to offset the increased expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial marketing and sales expenses, which are not offset by increased revenues, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is essential for broad customer adoption of our solution.

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Failure to adequately manage our growth may seriously harm our business.

We have in the past experienced, and may again in the future experience, significant growth in our business. If we do not effectively manage our growth, the quality of our services may suffer, which could negatively affect our reputation and demand for our services. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

•	implement additional management information systems;

•	further develop our operating, administrative, legal, financial and accounting systems and controls;

•	hire additional personnel;

•	develop additional levels of management within our company;

•	locate additional office space;

•	maintain close coordination among our engineering, operations, legal, finance, sales and marketing and client service and support organizations; and

•	manage our expanding international operations.

Moreover, as our sales increase, we may be required to concurrently deploy our services infrastructure at multiple additional locations or provide increased levels of customization. As a result, we may lack the resources to deploy our services on a timely and cost-effective basis. Failure to accomplish any of these requirements could impair our ability to deliver our mobile advertising platform in a timely fashion, fulfill existing client commitments or attract and retain new clients.

Our success depends on our ability to attract and retain key personnel; if we were unable to attract and retain key personnel in the future, our business could be materially and adversely impacted.

Our success depends on our ability to identify, attract, retain and motivate highly skilled development, technical, sales, and management personnel. We have a limited number of key development, technical, sales and management personnel performing critical company functions, and the loss of the services of any of our key employees, particularly any of our executive team members or key technical personnel, could adversely affect our business. The combination of stock volatility of Group’s stock and the Group’s small market capitalization may not allow us to offer competitive equity based compensation to attract and retain key personnel.

If we do not attract additional sales and technology talent, we may not be able to sustain our growth or achieve our business objectives.

Our future success also depends on our ability to continue to attract, retain and motivate highly skilled managers and employees, particularly employees with technical skills that enable us to deliver effective mobile advertising solutions and sales, and client support representatives with experience in mobile and other digital advertising and strong relationships with brand advertisers and app developers. Competition for these employees in our industry is intense. As a result, we may be unable to attract or retain these management, technical, sales and client support personnel that are critical to our success, resulting in harm to our key client relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs. The loss of the services of our senior management or other key employees could make it more difficult to successfully operate our business and pursue our business goals.

We face capacity constraints on our software and infrastructure systems that may be costly and time-consuming to resolve.

We use proprietary and licensed software and databases to receive and analyze advertisements, campaigns and budgets, match search queries to advertising, analyze webpage information to match advertising to relevant content, integrate third-party ads, detect invalid clicks, serve ads in high volume, and track, analyze and report on advertising responses and campaigns. Any of these software systems may contain undetected errors, defects or bugs, or may fail to operate with other software applications. The following developments may strain our capacity and result in technical difficulties with our service or the websites of our distribution network partners:

•	customization of our matching algorithms and ad serving technologies,

•	substantial increases in the number of queries to our database,

•	substantial increases in the number of searches in our advertising databases, or

•	the addition of new products or new features or changes to our products.

If we experience difficulties with our software and infrastructure systems or if we fail to address these difficulties in a timely manner, we may lose the confidence of search advertisers and distribution network partners, our revenue may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and infrastructure systems. If we fail to accomplish these tasks in a timely manner, our business will likely suffer.

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Our inability to use software licensed from third parties, or our use of open source software under license terms that interfere with our proprietary rights, could disrupt our business.

Our technology platform incorporates software licensed from third parties, including some software, known as open source software, which we use without charge. Although we monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our platform to our clients. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur. In the future, we could be required to seek licenses from third parties in order to continue offering our platform, which licenses may not be available on terms that are acceptable to us, or at all. Alternatively, we may need to re-engineer our platform or discontinue use of portions of the functionality provided by our platform. In addition, the terms of open source software licenses may require us to provide software that we develop using such software to others on unfavorable license terms. We may be required to release our proprietary source code, pay damages for breach of contract, discontinue sales in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts. Our inability to use third party software could result in disruptions to our business, or delays in the development of future offerings or enhancements of existing offerings, which could impair our business.

If we fail to maintain adequate security and supporting infrastructure as we scale our systems, we may experience outages and disruptions of our services which could harm our brand and reputation and negatively impact our revenue and results of operations.

As we grow our business, we expect to continue to further invest in technology services, hardware and software, including data centers, network services, storage and database technologies. Creating the appropriate support for our technology platform, including Big Data and our computational infrastructure, is expensive and complex, and our execution could result in inefficiencies or operational failures and increased vulnerability to cyber-attacks, which, in turn, could diminish the quality of our services and our performance for advertisers. The steps we take to increase the reliability, integrity and security of our systems as they scale may be expensive and may not prevent system failures or unintended vulnerabilities resulting from the increasing number of persons with access to our systems, complex interactions within our technology platform and the increasing number of connections with third party partners and vendors’ technology. Operational errors or failures or successful cyber-attacks could result in damage to our reputation and loss of current and new advertisers and other business partners which could harm our business. In addition, we could be adversely impacted by outages and disruptions in the online platforms of our key business partners, such as the real-time advertising exchanges, who we rely upon for access to inventory.

Our Data Center facility in Phoenix, Arizona is vulnerable to damage or service interruption resulting from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. Moreover, while we have a disaster recovery plan in place, we do not maintain a “hot failover” instance of our software platform permitting us to immediately switch over in the event of damage or service interruption at our Data Center. The occurrence of a natural disaster or an act of terrorism, any outages or vandalism or other misconduct, or a decision to close the facility without adequate notice or other unanticipated problems could result in lengthy interruptions in our services.

Any changes in service levels at the facility or any errors, defects, disruptions or other performance problems at or related to the facility that affect our services could harm our reputation and may damage our customers’ businesses. Interruptions in our services might reduce our revenues, subject us to potential liability, or result in reduced usage of our platform. In addition, some of our customer contracts require us to issue credits for downtime in excess of certain levels and in some instances give our customers the ability to terminate their subscriptions.

Our data and information systems and network infrastructure may be subject to hacking or other cyber security threats. If our security measures are breached and an unauthorized party obtains access to our customer data or our proprietary business information, our information systems may be perceived as being unsecure, which could harm our business and reputation, and our proprietary business information could be misappropriated which could have an adverse effect on our business and results of operations.

In our operations, we store and transmit our proprietary information and information related to our customers. Our operations are dependent upon the connectivity and continuity of our facilities and operations. Despite our security measures, our information systems and network infrastructure may be vulnerable to cyber-attacks or could be breached due to an employee error or other disruption that could result in unauthorized disclosure of sensitive information which has the potential to significantly interfere with our business operations. Breaches of our security measures could expose us to a risk of loss or misuse of this information, litigation and potential liability. Since techniques used to obtain unauthorized access or to sabotage information systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures in advance of such an attack on our systems. In addition, if we select a vendor that uses cyber or “cloud” storage of information as part of their service or product offerings, despite our attempts to validate the security of such services, our proprietary information may be misappropriated by third parties. In the event of an actual or perceived breach of our security, or the security of one of our vendors, the market perception of the effectiveness of our security measures could be harmed and we could suffer damage to our reputation or our business, or lose existing customers and lose our ability to obtain new customers. Additionally, misappropriation of our proprietary business information could prove competitively harmful to our business.

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Errors or failures in our software and systems could adversely affect our operating results and growth prospects.

We depend upon the sustained and uninterrupted performance of our technology platform to operate over 1,000 campaigns at any given time; manage our inventory supply; bid on inventory for each campaign; serve or direct a third party to serve advertising; collect, process and interpret data to optimize campaign performance in real time; and provide billing information to our financial systems. If our technology platform cannot scale to meet demand, or if there are errors in our execution of any of these functions on our platform, then our business could be harmed. Because our software is complex, undetected errors and failures may occur, especially when new versions or updates are made. We do not have the capability to test new releases or updates to our code on a small subset of campaigns, which means that bugs or errors in code could impact all campaigns on our platform. Despite testing by us, errors or bugs in our software have in the past, and may in the future, not be found until the software is in our live operating environment. For example, we may experience failures in our bidding system to recognize or respond to budget restrictions for campaigns, resulting in overspending on media, and we may in the future have failures in our systems that cause us to buy more media than our advertisers are contractually obligated to pay for, which could be costly and harm our operating results. Errors or failures in our software could also result in negative publicity, damage to our brand and reputation, loss of or delay in market acceptance of our solution, increased costs or loss of revenue, loss of competitive position or claims by advertisers for losses sustained by them. In such an event, we may be required or choose to expend additional resources to help mitigate any problems resulting from errors in our software. We may make errors in the measurement of our campaigns causing discrepancies with our advertisers’ measurements leading to a lack in confidence with us or, on occasion, the need for advertiser “make-goods,” the standard credits given to advertisers for campaigns that have not been delivered properly. Alleviating problems resulting from errors in our software could require significant expenditures of capital and other resources and could cause interruptions, delays or the cessation of our business, any of which would adversely impact our financial position, results of operations and growth prospects.

Software and components that we incorporate into our advertising platform may contain errors or defects, which could harm our reputation and hurt our business.

We use a combination of custom and third party software, including open source software, in building our advertising platforms. Although we test software before incorporating it into our platforms, we cannot guarantee that all of the third party technology that we incorporate will not contain errors, bugs or other defects. We continue to launch enhancements to our mobile advertising platform, and we cannot guarantee any such enhancements will be free from these kinds of defects. If errors or other defects occur in technology that we utilize in our mobile advertising platform, it could result in damage to our reputation and losses in revenue, and we could be required to spend significant amounts of additional resources to fix any problems.

The recent global financial crisis, uncertainty in global economic conditions and out history of losses may have significant negative effects on our access to credit and our ability to raise capital.

The recent global financial crisis which has included, among other things, significant reductions in and heightened credit quality standards for available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, may make it difficult for us to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all. We may need to enter into additional credit facilities in the future to operate the business. Our history of operating losses may make it more difficult for us to obtain additional financing for our operations, investing activities, or financing activities. This difficulty or inability could materially limit our business operations and adversely affect our business performance.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.

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Risks Related to Operating in our Industry

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our business depends on the overall demand for advertising and on the economic health of our current and prospective advertisers. Economic downturns or instability in political or market conditions may cause current or new advertisers to reduce their advertising budgets. Adverse economic conditions and general uncertainty about economic recovery are likely to affect our business prospects. In particular, uncertainty regarding the budget crisis in the United States may cause general business conditions in the United States and elsewhere to deteriorate or become volatile, which could cause advertisers to delay, decrease or cancel purchases of our solution, This could expose us to increased credit risk on advertiser orders, which, in turn, could negatively impact our business, financial condition and results of operations. In addition, concerns over the sovereign debt situation in certain countries in the EU as well as continued geopolitical turmoil in many parts of the world have, and may continue to, put pressure on global economic conditions, which could lead to reduced spending on advertising.

Cyclical and seasonal fluctuations in the economy, in internet usage and in traditional retail shopping may have an effect on our business.

Both cyclical and seasonal fluctuations in Internet usage and traditional retail seasonality may affect our business. Internet usage generally slows during the summer months, and queries typically increase significantly in the fourth quarter of each year. These seasonal trends may cause fluctuations in our quarterly results, including fluctuations in sequential revenue growth rates.

Seasonal fluctuations in advertising activity could adversely affect our cash flows.

Our cash flows from operations could vary from quarter to quarter due to the seasonal nature of our advertisers’ spending. For example, many advertisers devote the largest portion of their budgets to the fourth quarter of the calendar year, to coincide with increased holiday purchasing. To date, these seasonal effects have been masked by our rapid revenue growth. However, if and to the extent that seasonal fluctuations become more pronounced, our operating cash flows could fluctuate materially from period to period as a result.

If we fail to prevent, detect and remove invalid search queries and clicks, we could lose the confidence of our search advertisers, thereby causing our business to suffer.

Invalid clicks are an ongoing problem for the Internet search advertising industry, and we are exposed to the risk of invalid clicks on customers’ text advertisements coming from within our distribution network. Invalid clicks occur when a person or robotic software causes a click on a paid listing to occur for some reason other than to view the underlying content. Invalid clicks are commonly referred to as “click fraud.” We continue to invest significant time and resources in preventing, detecting and eliminating invalid traffic from our distribution network. However, the perpetrators of click fraud have developed sophisticated methods to evade detection, and we are unlikely to be able to completely detect and remove all invalid traffic from our search network.

Currently and in the past we have been subject to advertiser complaints and litigation regarding invalid clicks, and we may be subject to search advertising customer complaints, claims, litigation or inquiries in the future. We have from time to time credited invoices or refunded revenue to our customers due to invalid traffic, and we expect to continue to do so in the future. If our systems to detect invalid traffic are insufficient, or if we find new evidence of past invalid clicks, we may have to issue credits or refunds retroactively to our search advertisers, and we may still have to pay revenue share to our distribution network partners. This could negatively affect our profitability and hurt our brand. If traffic consisting of invalid clicks is not detected and removed from our advertising network, the affected search advertising customers may experience a reduced return on their investment in our online advertising because the invalid clicks will not lead to conversions for the search advertising customers. This could lead the search advertisers to become dissatisfied with our products, which could lead to loss of search advertising customers and revenue and could materially and adversely affect our financial results.

We compete with many companies, some of whom are more established and better capitalized than us.

We compete with a variety of companies on a worldwide basis both through the Internet and in traditional markets. Many of these companies are larger and better capitalized than us. There are also few barriers to entry in our markets. Our competitors may develop services that are superior to, or have greater market acceptance than our services. For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than us. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger client bases. In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions or establish cooperative, and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services.

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System failures could significantly disrupt our operations and cause us to lose advertiser customers or advertising inventory.

Our success depends on the continuing and uninterrupted performance of our own internal systems, which we utilize to distribute and place ads, monitor the performance of advertising campaigns and manage inventory of advertising space. Our revenue depends on the technological ability of our platforms to deliver ads and measure them on a per click basis. Sustained or repeated system failures that interrupt our ability to provide services to customers, including technological failures affecting our ability to deliver ads quickly and accurately and to process users’ responses to ads, could significantly reduce the attractiveness of our services to advertisers and reduce our revenue. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps we take to increase the reliability and redundancy of our systems may be expensive and may not ultimately be successful in preventing system failures.

Any failure in the performance of our key production systems could materially and adversely affect our revenues.

Any system failure that interrupts our hosted products or services, whether caused by computer viruses, software failure, power interruptions, intruders, hackers, or other causes, could harm our financial results. For example, our system for tracking and invoicing clicks is dependent upon a proprietary software platform. If we lose key personnel or experience a failure of software, this system may fail. In such event, we may be unable to track paid clicks and invoice our customers, which would materially and adversely affect our financial results and business reputation. Moreover, our services are governed by Service Level Agreements that, if not met, require the payment of credits to our customers depending upon the level of service interruption.

The occurrence of a natural disaster or unanticipated problems at our principal headquarters or at a third-party data center could cause interruptions or delays in our business. A loss of data could render us unable to provide some services. Our California facilities exist on or near known earthquake fault zones and a significant earthquake could cause an interruption in our services. An interruption in our ability to serve advertisements, track paid clicks, bill and collect invoices, and provide customer support would materially and adversely affect our financial results.

Our business and operations depend on Internet service providers and third party technology providers, and any failure or system downtime experienced by these companies could materially and adversely affect our revenues.

Our distribution network partners and search advertising customers depend on Internet service providers, online service providers and other third parties for access to our services. These service providers have experienced significant outages in the past and could experience outages, delays and other operating difficulties in the future. The occurrence of any or all of these events could adversely affect our reputation, brand and business, which could have a material adverse effect on our financial results.

We have agreements with third-party click tracking and ad-serving technology providers. We do not presently maintain fully redundant click tracking, customer account, and web serving systems at separate locations. Accordingly, our operations depend on the ability of our Data Center to protect the systems in their data centers from system failures, earthquake, fire, power loss, water damage, telecommunications failure, hacking, vandalism, and similar events. We cannot guarantee that our Internet access will be uninterrupted, error-free or secure. Although we maintain property insurance and business interruption insurance, such insurance may not protect against some risks and we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure. Also, if our third-party click tracking or ad-serving technology providers experience service interruptions, errors or security breaches, our ability to track, realize, and record revenue would suffer.

We may face liability for claims related to our products and services, and these claims may be costly to resolve.

Internet users, search advertisers, other customers, and companies in the Internet, technology and media industries frequently enter into litigation based on allegations related to defamation, negligence, personal injury, breach of contract, unfair advertising, unfair competition, invasion of privacy, patent infringement or other claims. Lawsuits are filed against us from time to time. As we enter foreign markets, our potential liability could increase. In addition, we are obligated in some cases to indemnify our customers or distribution network partners in the event that they are subject to claims that our services infringe on the rights of others. For example, pursuant to the Merger Agreement, we have agreed to indemnify both LS and Pyxis for any lawsuits that may arise from the operation of the LookSmart business, either currently or historically.

Litigating these claims could consume significant amounts of time and money, divert management’s attention and resources, cause delays in integrating acquired technology or releasing new products, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. Our insurance may not adequately cover claims of this type, if at all. If a court were to determine that some aspect of our services infringed upon or violated the rights of others, we could be prevented from offering some or all of our services, which would negatively impact our revenue and business. For any of the foregoing reasons, litigation involving our listings business and technology could have a material adverse effect on our business, operating results and financial condition.

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Our failure to protect our intellectual property rights could diminish the value of our services, weaken our competitive position and reduce our revenue.

We regard the protection of our intellectual property, which includes trade secrets, patents, copyrights, trademarks, domain names and patent applications, as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties with whom we conduct business in order to limit access to, and disclosure and use of, our intellectual property and proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We seek patent protection for certain of our technologies and currently have three issued U.S. patents. We are also pursuing the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. Effective trade secret, copyright, trademark, domain name and patent protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. We may be required to protect our intellectual property in an increasing number of jurisdictions, a process that is expensive and may not be successful or which we may not pursue in every location. We may, over time, increase our investment in protecting our intellectual property through additional patent filings that could be expensive and time-consuming.

We have licensed in the past, and expect to license in the future, some of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take unauthorized actions that diminish the value of our proprietary rights or harm our reputation.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries, such as China and India, do not protect our proprietary rights to as great an extent as do the laws of European countries and the United States. Further, the laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property rights. Our failure to meaningfully protect our intellectual property could result in competitors offering services that incorporate our most technologically advanced features, which could seriously reduce demand for our mobile advertising services. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination that is unfavorable to us. In addition, litigation is inherently uncertain, and thus we may not be able to stop our competitors from infringing upon our intellectual property rights.

We could be subject to infringement claims that may be costly to defend, result in the payment of settlements or damages or cause us to change the way we conduct our business.

Internet, technology and media companies, as well as patent holding companies often possess a significant number of patents. Further, many of these companies and other parties are actively developing online advertising, search, indexing, electronic commerce and other Web-related technologies, as well as a variety of online business models and methods. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, we may face claims of infringement of patents and other intellectual property rights held by others. Also, as we expand our business, acquire and maintain our customer base, and develop new technologies, products and services, we may become increasingly subject to intellectual property infringement claims. In the event that there is a claim or determination that we infringe third-party proprietary rights such as patents, copyrights, trademark rights, trade secret rights or other third party rights such as publicity and privacy rights, we could incur substantial monetary liability, be required to enter into costly royalty or licensing agreements or be prevented from using the rights, which could require us to change our business practices in the future and limit our ability to compete effectively. We may also incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims. The occurrence of any of these results could harm our brand and negatively impact our operating results. In addition, many of our agreements with our customers, partners and affiliates require us to indemnify them for certain third-party intellectual property infringement claims or determinations, which could increase our costs in defending such claims and our damages.

Litigation, regulation, legislation or enforcement actions directed at or materially affecting us may adversely affect the commercial use of our products and services and our financial results.

New lawsuits, laws, regulations and enforcement actions applicable to the online industry may limit the delivery, appearance and content of our advertising or our publisher customers’ advertisers or otherwise adversely affect our business. If such laws are enacted, or if existing laws are interpreted to restrict the types and placements of advertisements we or our publishers’ customers can carry, it could have a material and adverse effect on our financial results. For example, in 2002, the Federal Trade Commission, in response to a petition from a private organization, reviewed the way in which search engines disclose paid placement or paid inclusion practices to Internet consumers and issued guidance on what disclosures are necessary to avoid misleading consumers about the possible effects of paid placement or paid inclusion listings on the search results. In 2003, the United States Department of Justice issued statements indicating its belief that displaying advertisements for online gambling might be construed as aiding and abetting an illegal activity under federal law. In 2004, the United States Congress considered new laws regarding the sale of pharmaceutical products over the Internet and the use of adware to distribute advertisements on the Internet. In 2007, the Federal Trade Commission proposed new regulations relating to online behavioral targeting. Moreover, as we enter into foreign markets, we may become subject to additional regulation and legislation. If any new law or government agency were to require changes in the labeling, delivery or content of our advertisements, or if we are subject to legal proceedings regarding these issues, it may reduce the desirability of our services or the types of advertisements that we can run, and our business could be materially and adversely harmed. In addition, many of our agreements with our customers, partners and affiliates require us to indemnify them for certain claims related to online advertising laws, regulations and enforcement actions, which could increase our costs in defending such claims and our damages.

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In addition, legislation or regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), present ongoing compliance risks, and a failure to comply with these new laws and regulations could materially harm our business. As we continue our Section 404 compliance efforts we may identify significant deficiencies, or material weaknesses, in the design and operation of our internal control over financial reporting. We may be unable to remediate any of these matters in a timely fashion, and/or our independent registered public accounting firm may not agree with our remediation efforts. Such failures could impact our ability to record, process, summarize and report financial information, and could impact market perception of the quality of our financial reporting, which could adversely affect our business and our stock price.

The Company is also involved, from time to time, in various other legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, the Company does not expect resolution of these matters to have a material adverse impact on its consolidated results of operations, cash flows or financial position unless stated otherwise. However, an unfavorable resolution of a matter could, depending on its amount and timing, materially affect its results of operations, cash flows or financial position in a future period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

Activities of our advertiser customers could damage our reputation or give rise to legal claims against us.

Our advertiser customers’ promotion of their products and services may not comply with federal, state and local laws, including, but not limited to, laws and regulations relating to mobile communications. Failure of our customers to comply with federal, state or local laws or our policies could damage our reputation and expose us to liability under these laws. We may also be liable to third parties for content in the ads we deliver if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. Although we generally receive assurance from our advertisers that their ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad, and although we are normally indemnified by the advertisers, a third party or regulatory authority may still file a claim against us. Any such claims could be costly and time-consuming to defend and could also hurt our reputation. Further, if we are exposed to legal liability as a result of the activities of our advertiser clients, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend significant resources.

Our business practices with respect to data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing our services, we transmit and store information related to the ads we place. Federal, state and international laws and regulations can govern the collection, use, retention, sharing and security of data that we collect across our advertising platform. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure, or perceived failure, by us to comply with U.S. federal, state, or international laws, including laws and regulations regulating privacy, data security, or consumer protection, could result in proceedings or actions against us by governmental entities or others. We are aware of several ongoing lawsuits filed against companies in our industry alleging various violations of privacy-related laws. Any such proceedings could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our services and ultimately result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless our clients from the costs or consequences of inadvertent or unauthorized disclosure of data that we store or handle as part of providing our services.

The regulatory framework for privacy issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices. For example, in early 2012, the State of California entered into an agreement with several major mobile app platforms under which the platforms have agreed to require mobile apps to meet specified standards to ensure consumer privacy. Subsequently, in January 2013, the State of California released a series of recommendations for privacy best practices for the mobile industry. In January 2014, a California law also became effective amending the required disclosures for online privacy policies. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our business.

As we expand our operations globally, compliance with regulations that differ from country to country may also impose substantial burdens on our business. In particular, the European Union has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual EU member countries have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. In January 2012, the European Commission announced significant proposed reforms to its existing data protection legal framework, including changes in obligations of data controllers and processors, the rights of data subjects and data security and breach notification requirements. The EU proposals, if implemented, may result in a greater compliance burden if we deliver ads to mobile device users in Europe. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could compromise our ability to effectively pursue our growth strategy.

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Privacy-related regulation of the Internet could limit the ways we currently collect and use personal information, which could decrease our advertising revenues or increase our costs.

Internet user privacy has become an issue both in the United States and abroad. The United States Congress and Federal Trade Commission are considering new legislation and regulations to regulate Internet privacy. The Federal Trade Commission and government agencies in some states and countries have investigated some Internet companies, and lawsuits have been filed against some Internet companies, regarding their handling or use of personal information. Any laws imposed to protect the privacy of Internet consumers may affect the way in which we collect and use personal information. We could incur additional expenses if new laws or court judgments, in the United States or abroad, regarding the use of personal information are introduced or if any agency chooses to investigate our privacy practices.

We, along with some of our distribution network partners or search advertising customers, retain information about our consumers. If others were able to penetrate the network security of these user databases and access or misappropriate this information, we and our distribution network partners or search advertising customers could be subject to liability. These claims may result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant time and financial resources. In addition, many of our agreements with our customers, partners and affiliates require us to indemnify them for certain claims related to privacy laws, regulations and enforcement actions which could increase our costs in defending such claims and damages.

Legislation and regulation of online businesses, including privacy and data protection regimes, could create unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our technology platform or business model, which could have a material adverse effect on our business.

Government regulation could increase the costs of doing business online. U.S. and foreign governments have enacted or are considering legislation related to online advertising and we expect to see an increase in legislation and regulation related to advertising online, the use of geo-location data to inform advertising, the collection and use of anonymous Internet user data and unique device identifiers, such as IP address or unique mobile device identifiers, and other data protection and privacy regulation. Recent revelations about bulk online data collection by the National Security Agency, and news articles suggesting that the National Security Agency may gather data from cookies placed by Internet advertisers to deliver interest based advertising, may further interest governments in legislation regulating data collection by commercial entities, such as advertisers and publishers and technology companies that serve the advertising industry. Such legislation could affect the costs of doing business online, and could reduce the demand for our solution or otherwise harm our business, financial condition and results of operations. For example, a wide variety of provincial, state, national and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. While we have not collected data that is traditionally considered personal data, such as name, email address, address, phone numbers, social security numbers, credit card numbers, financial or health data, we may obtain information that are or may be considered personal data in some jurisdictions or otherwise may be the subject of legislation or regulation. Evolving and changing definitions of personal data, within the EU, the United States and elsewhere, could cause us in the future, to change our business practices, or limit or inhibit our ability to operate or expand our business. Data protection and privacy-related laws and regulations are evolving and could result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. While we take measures to protect the security of information that we collect, use and disclose in the operation of our business, and to offer certain privacy protections with respect to such information, such measures may not always be effective. In addition, while we take steps to avoid collecting personally identifiable information about consumers, we may inadvertently receive this information from advertisers or advertising agencies or through the process of delivering advertising. Our failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement action against us, including fines, imprisonment of our officers and public censure, claims for damages by consumers and other affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse impact on our business, financial condition and results of operations. Even the perception of privacy concerns, whether or not valid, could harm our reputation and inhibit adoption of our solution by current and future advertisers and advertising agencies.

If the use of “third party cookies” is rejected by Internet users, restricted or otherwise subject to unfavorable regulation, our performance could decline and we could lose advertisers and revenue.

Advertisers and our partners use “cookies” (small text files) to gather important data in the delivery of advertisements. These cookies are placed through an Internet browser on an Internet user’s computer and correspond to a data set. These cookies are known as “third party” cookies because of a lack of a direct relationship with the Internet user. These cookies collect anonymous information, such as when an Internet user views an ad, clicks on an ad, or visits one of our advertiser customer’s websites. On mobile devices, there may also be location based information about the user’s device. These cookies are used to help achieve our advertiser customer’s campaign goals, to help ensure that the same Internet user does not unintentionally see the same advertisement too frequently, to report aggregate information to advertisers regarding the performance of their advertising campaigns and to detect and prevent fraudulent activity throughout our network of inventory. Data from cookies are also used to help decide whether to bid on, and how much to bid on, an opportunity to place an advertisement in a certain location, at a given time, in front of a particular Internet user. A lack of data associated with cookies may detract from the ability to make decisions about which inventory to purchase for an advertiser’s campaign, and undermine the effectiveness of our solution.

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Cookies may easily be deleted or blocked by Internet users. All of the most commonly used Internet browsers (including Chrome, Firefox, Internet Explorer, and Safari) allow Internet users to prevent cookies from being accepted by their browsers. Internet users can also delete cookies from their computers at any time. Some Internet users also download “ad blocking” software that prevents cookies from being stored on a user’s computer. If more Internet users adopt these settings or delete their cookies more frequently than they currently do, our business could be harmed. In addition, the Safari browser blocks cookies by default, and other browsers may do so in the future. Unless such default settings in browsers were altered by Internet users, we would be able to set fewer of our cookies in browsers, which could adversely affect our business. In addition, companies such as Google have publicly disclosed their intention to move away from cookies to another form of persistent unique identifier, or ID, to indicate Internet users in the bidding process on advertising exchanges. If companies do not use shared IDs across the entire ecosystem, this could have a negative impact on our ability to find the same anonymous user across different web properties, and reduce the effectiveness of our solution.

In addition, in the European Union, or EU, Directive 2009/136/EC, commonly referred to as the “Cookie Directive,” directs EU member states to ensure that accessing information on an Internet user’s computer, such as through a cookie, is allowed only if the Internet user has given his or her consent. We may not be able to develop or implement additional tools that compensate for the lack of data associated with cookies. Moreover, even if we are able to do so, such additional tools may be subject to further regulation, time consuming to develop or costly to obtain, and less effective than our current use of cookies.

Potential “Do Not Track” standards or government regulation could negatively impact our business by limiting access to the anonymous user data that informs the advertising campaigns we facilitate, and as a result could degrade our performance for our customers.

As the use of cookies has received ongoing media attention over the past three years, some government regulators and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their web browser, not to have their website browsing recorded. All the major Internet browsers have implemented some version of a “Do Not Track” setting. Microsoft’s Internet Explorer 10 includes a “Do Not Track” setting that is selected “on” by default. However, there is no definition of “tracking,” no consensus regarding what message is conveyed by a “Do Not Track” setting and no industry standards regarding how to respond to a “Do Not Track” preference. It is possible that we could face competing policy standards, or standards that put our business model at a competitive disadvantage to other companies that collect data from Internet users, standards that reduce the effectiveness of our solution, or standards that require us to make costly changes to our solution. The Federal Trade Commission has stated that it will pursue a legislative solution if the industry cannot agree upon a standard. The “Do-Not-Track Online Act of 2013” was introduced in the United States Senate in February 2013. If a “Do Not Track” web browser setting is adopted by many Internet users, and the standard either imposed by state or federal legislation, or agreed upon by standard setting groups, requires us to recognize a “Do Not Track” signal and prohibits the use of non-personal data as currently done, then that could hinder growth of advertising and content production on the web generally, and limit the quality and amount of data we are able to store and use, which would cause us to change our business practices and adversely affect our business.

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.

We may at times collect, store and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such disclosure, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission or storage of confidential information, which could damage our reputation among our current and potential clients, require significant expenditures of capital and other resources and cause us to lose business and revenue.

Online commerce security risks, including security breaches, identity theft, service disrupting attacks and viruses, could harm our reputation and the conduct of our business, which could have a material adverse effect on our financial results.

A fundamental requirement for online commerce and communications is the secure storage and transmission of confidential information over public networks. Although we have developed and use systems and processes that are designed to protect customer information and prevent fraudulent credit card transactions and other security breaches, our security measures may not prevent security breaches or identity theft that could harm our reputation and business. Currently, a significant number of our customers provide credit card and other financial information and authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology to provide the security and authentication to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect transaction data. In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data. An increasing number of websites have reported breaches of their security. Any compromise of our security could damage our reputation and expose us to a risk of litigation and possible liability. The coverage limits of our insurance policies may not be adequate to reimburse us for losses caused by security breaches.

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Additionally, our servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, and we have experienced “denial-of-service” type attacks on our system that have made all or portions of our websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Disruptions in our services and damage caused by viruses and other attacks could cause a loss of user confidence in our systems and services, which could lead to reduced usage of our products and services and materially adversely affect our business and financial results.

Our data and information systems and network infrastructure may be subject to hacking or other cyber security threats. If our security measures are breached and an unauthorized party obtains access to our customer data or our proprietary business information, our information systems may be perceived as being unsecure, which could harm our business and reputation, and our proprietary business information could be misappropriated which could have an adverse effect on our business and results of operations.

In our operations, we store and transmit our proprietary information and information related to our customers. Our operations are dependent upon the connectivity and continuity of our facilities and operations. Despite our security measures, our information systems and network infrastructure may be vulnerable to cyber-attacks or could be breached due to an employee error or other disruption that could result in unauthorized disclosure of sensitive information which has the potential to significantly interfere with our business operations. Breaches of our security measures could expose us to a risk of loss or misuse of this information, litigation and potential liability. Since techniques used to obtain unauthorized access or to sabotage information systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures in advance of such an attack on our systems. In addition, if we select a vendor that uses cyber or “cloud” storage of information as part of their service or product offerings, despite our attempts to validate the security of such services, our proprietary information may be misappropriated by third parties. In the event of an actual or perceived breach of our security, or the security of one of our vendors, the market perception of the effectiveness of our security measures could be harmed and we could suffer damage to our reputation or our business, or lose existing customers and lose our ability to obtain new customers. Additionally, misappropriation of our proprietary business information could prove competitively harmful to our business.

New tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our search service and our financial results.

Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New or revised state tax regulations may subject us or our search advertising customers to additional state sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. Any of these events could have an adverse effect on our business and results of operations.

Risks Related to the Capital Markets

Our quarterly revenues and operating results may fluctuate for many reasons, which may make our future results difficult to predict and could cause our operating results to fall below investors’ and analysts’ expectations, negatively affecting our stock price.

Our revenues and operating results will likely fluctuate significantly from quarter to quarter as a result of a variety of factors, many of which are beyond our control. Because our business is changing and evolving rapidly, our historical operating results may not be useful in predicting our future operating results. Factors that may cause fluctuations in our operating results include, without limitation:

•	changes in the composition and size of our Advertiser Network customer base;

•	changes in composition of our AdCenter customer base;

•	the seasonal nature of our customers’ spending on digital advertising campaigns;

•	the pricing of advertising inventory or of other third-party services;

•	changes in our distribution network, particularly the gain or loss of key distribution network partners, or changes in the implementation of search results on partner websites;

•	changes in the intermediary business model which affect the entire online search advertising ecosystem;

•	changes in the number of search advertising customers who do business with us, or the amount of spending per customer;

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•	the introduction of new technologies, product or service offerings by our competitors;

•	changes in our customers’ advertising budget allocations, agency affiliations or marketing strategies;

•	the revenue-per-click we receive from search advertising customers, or other factors that affect the demand for, and prevailing prices of, Internet advertising and marketing services;

•	changes to our traffic acquisition costs related to our Advertiser Network, including changes to the economic prospects of our advertisers generally, which could alter current or prospective advertisers’ spending priorities and increase the time or costs required to complete sales with advertisers;

•	changes and uncertainty in the regulatory environment for us or our advertisers;

•	changes in the availability of advertising inventory through real-time advertising exchanges, or in the cost to reach end consumers through digital advertising;

•	changes in our capital expenditures as we acquire the hardware, equipment and other assets required to support our business;

•	costs related to the acquisition of people, business or technologies; and

•	systems downtime on our Advertiser Network, our website or the websites of our distribution network partners.

Due to the above factors, we believe that period-to-period comparisons of our financial results are not necessarily meaningful, and you should not rely on past financial results as an indicator of our future performance. If our financial results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

We may not be able to access the credit and capital markets at the times and in the amounts needed and on acceptable terms.

From time to time, we may need to access the long-term and short-term capital markets to obtain financing. Our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including: (1) our financial performance, (2) our credit ratings or absence of a credit rating, (3) the liquidity of the overall capital markets and (4) the state of the economy. There can be no assurance that we will have access to the capital markets on terms acceptable to us. If we are unable to obtain access to the capital markets on acceptable terms or at all, our financial condition, liquidity and ability to fund our growth strategies could be materially and adversely affected.

Our stock price may be extremely volatile, and such volatility may hinder investors’ ability to resell their shares for a profit or avoid a loss.

The stock market has experienced significant price and volume fluctuations in recent years, and the stock prices of Internet companies have been extremely volatile. A low trading volume in our common stock could adversely affect its liquidity and reduce the number of market makers and/or large investors willing to trade in our common stock, making wider fluctuations in the quoted price of our common stock more likely to occur. You should evaluate our business in light of the risks, uncertainties, expenses, delays and difficulties associated with managing and growing a business in a relatively new industry, many of which are beyond our control.

Our stock price may fluctuate, and you may not be able to sell your shares for a profit, as a result of a number of factors, including, without limitation:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•	introductions of new services by us or our competitors;

•	enactment of new government regulations affecting our industry;

•	changes in the market valuations of Internet companies in general and comparable companies in particular;

•	quarterly fluctuations in our operating results;

•	the termination or expiration of our distribution agreements;

•	our potential failure to meet our forecasts or analyst expectations on a quarterly basis;

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•	the relatively thinly traded volume of our publicly traded shares, which means that small changes in the volume of trades may have a disproportionate impact on our stock price;

•	the loss of key personnel, or our inability to recruit experienced personnel to fill key positions;

•	changes in ratings or financial estimates by analysts or the inclusion/removal of our stock from certain stock market indices used to drive investment choices;

•	announcements of new distribution network partnerships, technological innovations, acquisitions or products or services by us or our competitors;

•	the short selling of our stock;

•	the sales of substantial amounts of our common stock in the public market by our stockholders, or the perception that such sales could occur; or

•	conditions or trends in the Internet that suggest a decline in rates of growth of advertising-based Internet companies.

In the past, securities class action litigation has often been instituted after periods of volatility in the market price of a Company’s securities. A securities class action suit against us could result in substantial costs and the diversion of management’s attention and resources, regardless of the merits or outcome of the case.

We will likely need additional capital in the future to support our operations and, if such additional financing is not available to us, on reasonable terms or at all, our liquidity and results of operations will be materially and adversely impacted.

Unanticipated developments in the short term, such as the entry into agreements which require large cash payments or the acquisition of businesses with negative cash flows, may necessitate additional financing. We may seek to raise additional capital through public or private debt or equity financings in order to:

•	fund the additional operations and capital expenditures;

•	take advantage of favorable business opportunities, including geographic expansion or acquisitions of complementary businesses or technologies;

•	develop and upgrade our technology infrastructure beyond current plans;

•	develop new product and service offerings;

•	take advantage of favorable conditions in capital markets; or

•	respond to competitive pressures.

The capital markets, and in particular the public equity market for Internet companies, have historically been volatile. It is difficult to predict when, if at all, it will be possible for Internet companies to raise capital through these markets. We cannot assure you that the additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and our stock may not appreciate in value.

We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. There is no guarantee that shares of our common stock will appreciate in value or that the price at which our stockholders have purchased their shares will be able to be maintained.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below the expectations of investors and securities analysts, which could result in a decline in our stock price.

The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our operating results could be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions. If, as a result, our operating results fall below the expectations of investors and securities analysts, our stock price could decline. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, stock-based compensation, allowance for doubtful accounts, accounting for internal use software and income taxes.

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Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Group’s executive officers, directors and beneficial owners of 5% or more of our common stock and their respective affiliates, in the aggregate, will beneficially own approximately 68% of Group’s outstanding common stock after the Distribution. These persons, acting together, are able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with our interests or the interests of other stockholders. This concentration of ownership may have the effect of deterring, delaying or preventing a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We depend on key persons and the loss of any key person could adversely affect our operations.

The future success of our business is dependent on our management team, including Michael Onghai, our Chief Executive Officer, and our professional team and employees. If one or more of our key personnel are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and we may incur additional expenses to recruit and train new personnel. The loss of our key personnel could severely disrupt our business and its financial condition and results of operations could be materially and adversely affected. Furthermore, since our industry is characterized by high demand and intense competition for talent, we may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future. We cannot assure investors that we will be able to attract or retain the key personnel needed to achieve our business objectives. In addition, we do not have in place “key person” life insurance policies on any of our employees. The loss of the services of key members of our professional team or employees could negatively affect our financial performance.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting and perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting. This requires that we incur substantial professional fees and internal costs related to our accounting and finance functions and that we expend significant management efforts.

We may in the future discover areas of our internal financial and accounting controls and procedures that need improvement. Our internal control over financial reporting will not prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are unable to maintain proper and effective internal controls in the future, we may not be able to produce timely and accurate financial statements, and we may conclude that our internal controls over financial reporting are not effective. If that were to happen, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price to decline.

Risks Related to Our Common Stock

There is no guarantee that our common stock will be quoted on the OTC Pink marketplace.

There presently is no public market for our common stock or any of our other securities. We intend to apply for a stock symbol and to have our shares quoted on the OTC Pink marketplace after the Distribution is completed, but there are no assurances that our stock symbol will be issued, or that a liquid trading market will develop even if it is approved. Even if such quotation is approved by FINRA, there can be no assurance any broker will be interested in trading our common stock. Therefore, it may be difficult to sell any shares you acquire in the Distribution if you desire or need to sell them. No market maker is obligated to make a market in our common stock, and even after making a market, can discontinue market making at any time without notice. We cannot provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that the market will continue.

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The lack of a broker or dealer to create or maintain a market in our stock could adversely impact the price and liquidity of our securities.

We have no agreement with any broker or dealer to act as a market maker for our common stock and we may not be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our common stock. The lack of a market maker for our common stock could adversely influence the market for and price of our common stock, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our common stock.

Trading of our stock, when and if available, may be restricted by the SEC’s penny stock regulations, which may limit a shareholder’s ability to buy and sell our stock.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $10,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Provisions in our articles of incorporation and bylaws and certain provisions of Nevada law could delay or prevent a change in control of us.

The existence of some provisions of our articles of incorporation and bylaws and Nevada law could discourage, delay or prevent a change in control of us that a stockholder may consider favorable. These include provisions:

•	providing that our directors may be removed by our stockholders only for cause;

•	establishing supermajority vote requirements for our stockholders to amend certain provisions of our articles of incorporation and our bylaws;

•	authorizing a large number of shares of stock that are not yet issued, which could have the effect of preventing or delaying a change in control if our board of directors issued shares to persons that did not support such change in control, or which could be used to dilute the stock ownership of persons seeking to obtain control of us;

•	prohibiting stockholders from calling special meetings of stockholders or taking action by written consent; and

•	establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted on by stockholders at the annual stockholder meetings.

In addition, we are subject to provisions of Nevada corporate law which may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that could have resulted in a premium over the market price for shares of our common stock. These provisions apply even if a takeover offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in our and our stockholders’ best interests.

Shareholders may experience dilution because of future issuances of additional shares of our common stock and our preferred stock.

In the future, we may issue shares of our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our shareholders. As of the date of this Information Statement, we are currently authorized to issue an aggregate of 80,000,000 shares of common stock and 5,000,000 shares of preferred stock. Also as of the date of this Information Statement, there are 5,768,851 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

We may issue additional securities in order to raise additional capital, or in connection with hiring or retaining employees or consultants, or in connection with future acquisitions, or for other business purposes. The future issuance of any such additional shares of common stock or other securities may create downward pressure on the trading price of our common stock.

While no preferred shares have as yet been designated for issuance, we may at some future date designate and issue up to 5,000,000 shares of preferred stock having rights, preferences, and privileges senior to the rights of our common stock with respect to dividends, rights to share in distributions of our assets if we liquidate our company, voting rights, among other matters. Any preferred stock may also be convertible into shares of common stock on terms that would be dilutive to holders of common stock.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Any statements in this Information Statement about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and “would.” For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed throughout this Information Statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to the occurrence of any event, change or other circumstances that could give rise to the termination of the Separation or Distribution; management of growth; general economic conditions; the result of future financing efforts; and the other factors summarized under the section entitled “Risk Factors”. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this Information Statement. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this Information Statement or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements contained in this Information Statement.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE SEPARATION AND THE DISTRIBUTION

On April 23, 2015, LS and Group entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pyxis Tankers Inc. (“Pyxis”), and Pyxis’ wholly owned subsidiary, Maritime Technologies Corp. (“MTC”). Upon the consummation of the transactions contemplated by the Merger Agreement, certain of which are described further herein, LS will merge with and into MTC, with MTC surviving the merger. LS’ stockholders will receive a certain number of shares of Pyxis’ common stock upon cancellation of their shares of LS as a result of the merger. As a condition precedent to the consummation of said merger transaction, LS is required to: (i) transfer all of its business, assets and liabilities to Group (the “Separation”); and subsequently, (ii) spin off Group as a separate, independent corporation, with such spin off being achieved by means of the Distribution, as defined below.

In order to transfer the LookSmart Business to Group, on April 23, 2015, LS and Group entered into an Assignment and Assumption Agreement. Pursuant to the terms of the Assignment and Assumption Agreement, the Separation was effected and LS allocated all of the assets, liabilities and obligations of the LookSmart Business (including with respect to transition services, employee matters, tax matters and certain other matters) to Group on April 23, 2015.

To complete the spin-off required by the Merger Agreement, LS will distribute all of the shares of Group’s common stock on a pro rata basis to LS’ stockholders (the “Distribution”). Each holder of LS common stock will receive one share of Group for every one share of LS held of record at the close of business on October 27, 2015 (the “Record Date”).

Reasons for the Separation and the Distribution

LS’ board of directors considered a number of potentially negative factors in evaluating the Separation and Distribution as described in the Merger Agreement, and ultimately concluded that the potential benefits of the Separation and the Distribution outweighed these risks. In connection with its evaluation of the Merger Agreement and the Separation, LS’ board of directors engaged Gruppo, Levey & Co. and Source Capital Group, Inc. (collectively, “GLC”) to act as its financial advisors. GLC rendered its opinion stating that, as of March 31, 2015 and based upon and subject to the assumptions, limitations and qualifications set forth in their opinion, the Separation, the Distribution and the merger transaction contemplated by the Merger Agreement were fair, from a financial point of view, to LookSmart’s stockholders.

In order to satisfy LS’ obligations under the Merger Agreement and based in part on the fairness opinion provided by GLC, LS’ board of directors believed the Separation and Distribution was in the best interests of LS’ stockholders, on February 27, 2015, LS’ board of directors approved a plan to transfer the LookSmart Business to Group and to distribute to LS’ stockholders all of the shares of common stock of Group through the Distribution.

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Aside from the satisfaction of requirements of the Merger Agreement, we believe the Separation and the Distribution will create long-term value for LS, Group and their respective stockholders for the following reasons:

•	Investment Options. If the Separation, the Distribution and the merger transaction with Pyxis described in the Merger Agreement are successfully consummated, you will effectively be provided with equity investments in two separate companies. You will receive one share of the common stock of Group for each share of common stock of LS that you own as of the Record Date, and you will receive a certain number of shares of Pyxis pursuant to the terms of the Merger Agreement. As a result of the Separation and the Distribution, the number of common shares of LS that you own will not change. Assuming the Separation, the Distribution and the merger transaction described in the Merger Agreement are successfully consummated, if you only wish to own shares of the entity that operates the LookSmart business, you will be able to sell your shares of Pyxis common stock while still retaining the shares you will receive as a result of the Distribution of Group’s common stock.

•	Business focus. Each of Pyxis and Group will be able to focus on its core business and growth opportunities. In addition, the management of Group will continue to operate the LookSmart Business, while Pyxis’ management will design and implement completely separate corporate policies and strategies that are based primarily on the business characteristics of that company.

•	Market value. Although there can be no assurance, we believe that, over time, following the Separation, the Distribution and the merger transaction with Pyxis described in the Merger Agreement, the common stock of the two independent, publicly-traded companies should have a higher aggregate market value, on a fully distributed basis and assuming the same market conditions, than if LS was not to complete the Separation, the Distribution and merger with Pyxis. In other words, the Separation, the Distribution and transaction with Pyxis may result in a combined post-Distribution trading value in excess of the current trading value of LS alone.

•	Tax Savings Based on Domicile. The Separation and the Distribution will provide us tax savings based on domicile, which we believe will result in significant savings to the Company over the long term. Group is incorporated in Nevada as opposed to Delaware, where LS is incorporated. Under Delaware law, the annual franchise tax is based upon the authorized capital of a company, or alternatively, upon the product of the authorized capital stock of a company and a fraction determined by the relationship between a company’s total assets and the number of authorized shares it has issued. In Nevada, there is no annual franchise tax. Although there are no assurances that we will use the funds that may arise from these tax savings effectively, such savings could also result in an increased trading value of our common stock.

LS’ board of directors considered a number of potentially negative factors in evaluating the Merger Agreement and specifically, the Separation and the Distribution, including:

•	the potential for reduced liquidity in the market for Group common stock as opposed to LS common stock which is listed on NASDAQ;

•	the decreased capital available for investment;

•	potential disruptions to the businesses as a result of the Separation and the Distribution;

•	risks of being unable to achieve the benefits expected to be achieved from the Separation and the Distribution;

•	the reaction of LS’ shareholders to the Separation and the Distribution;

•	the risk that the Separation, the Distribution and/or merger with Pyxis might not be completed; and

•	the one-time and ongoing costs of the Separation, the Distribution and/or merger with Pyxis.

Ultimately, LS’ board of directors concluded that the potential benefits of the Separation and the Distribution outweighed these risks. Neither we nor LS can assure you that, following the Separation and the Distribution, any of the enumerated opportunities or benefits will be realized to the extent anticipated or at all. In recognition of the wide variety of factors considered in connection with the evaluation of the Separation, the Distribution and the complexity of these matters, LS’ board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered. The individual members of LS’ board of directors may have given different weights to different factors.

Conditions to the Distribution

We expect the Distribution will be effective on the Distribution Date, provided that, among other conditions described in the Assignment and Assumption Agreement between LS and Group, the following conditions shall have been satisfied or waived by LS in its sole discretion:

•	the LS board of directors will have approved the Distribution of all outstanding shares of Group common stock to LS’s stockholders;

•	the SEC will have declared our Registration Statement on Form 10, of which this Information Statement is a part, effective under the Exchange Act, no stop order suspending the effectiveness of the Registration Statement will be in effect, no proceedings for that purpose will be pending before or threatened by the SEC and notice of Internet availability of this Information Statement or this Information Statement will have been mailed to LS’s stockholders;

•	no order, injunction or decree that would prevent the consummation of the Distribution will be threatened, pending or issued (and still in effect) by any governmental entity of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution will be in effect, and no other event outside the control of LS will have occurred or failed to occur that prevents the consummation of the Distribution;

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•	no other events or developments will have occurred prior to the Distribution that, in the judgment of the LS board of directors, would result in the Distribution having a material adverse effect on LS or its stockholders; and

•	LS and us will have executed and delivered all ancillary agreements related to the Distribution.

We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain in connection with the Distribution.

The Number of Shares You Will Receive

For every one share of LS common stock you own at 4:00 p.m. Eastern time on the Record Date, you will receive one share of Group common stock on the Distribution Date for the Distribution. As there are no fractional shares of LS currently outstanding, there will be no fractional shares created in the Distribution.

When and How You Will Receive the Distribution of Group Shares

LS will distribute the shares of our common stock on or about October 27, 2015 to holders of record on the Record Date. The Distribution is expected to be completed following the NASDAQ market closing on the Distribution Date. VStock Transfer, LLC, is expected to serve as transfer agent and registrar for the Group common stock and as distribution agent in connection with the Distribution. If you own LS common stock as of 4:00 p.m. Eastern time on the Record Date, the shares of Group common stock that you are entitled to receive in the distribution will be issued electronically, as of the Distribution Date, to your account as follows:

•	Registered Stockholders. If you own your shares of LS stock directly, either in book-entry form or if you hold paper stock certificates, you will receive your shares of Group common stock by way of direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are issued to stockholders, as is the case in this Distribution.

On or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of shares of Group common stock that have been registered in book-entry form in your name.

Stockholders having any questions concerning the mechanics of having shares of our common stock registered in book-entry form may contact VStock Transfer, LLC at the address set forth above.

•	Beneficial Stockholders. Many LS stockholders hold their shares of LS common stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your LS common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Group common stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Treatment of Outstanding Compensation Awards

LS will have no outstanding employee compensation awards, retirement, health and/or welfare benefits to it employees at the time of the completion of the Separation.

Results of the Distribution

After the Distribution, we will be an independent, publicly traded company. Immediately following the Distribution, we expect to have approximately 315 stockholders of record, based on the number of registered stockholders of LS common stock on the Record Date. The actual number of shares to be distributed will be determined on the Record Date.

The Distribution will not affect the number of outstanding shares of LS common stock, pro rata ownership percentages in LS or any rights of LS stockholders.

Significant Differences between Delaware Law and Nevada Law

The Separation and the Distribution will provide us the opportunity to receive the savings based on a change of domicile, which we believe will result in significant savings to the Company over the long term. For example, Group is incorporated in Nevada as opposed to Delaware, where LS is incorporated. Under Delaware law, the annual franchise tax is based upon the authorized capital of a company, or alternatively, upon the product of the authorized capital stock of a company and a fraction determined by the relationship between a company’s total assets and the number of authorized shares it has issued. In Nevada, there is no annual franchise tax. Although there are no assurances that we will use the funds that may arise from these tax savings effectively, such savings could also result in an increased trading value of our common stock.

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For the avoidance of doubt, the Separation and the Distribution will not result in any change in headquarters, business, management, location of our offices, assets, liabilities or net worth of the LookSmart Business, other than as a result of the costs incident to the Separation and the Distribution. The management, including all directors and officers, of the LookSmart Business will remain the same in connection with the Separation and the Distribution, and will assume identical positions with Group as they held with LS. There will be no employment agreements for executive officers or other direct or indirect interest of the current directors or executive officers of LS as a result of the Separation or the Distribution.

However, the rights of Group’s stockholders and the Group’s articles of incorporation and bylaws are currently governed by Nevada law, whereas the rights of LS’s stockholders and LS’s certificate of incorporation and bylaws are governed by Delaware law. The statutory corporate laws of the State of Nevada, as governed by Chapters 78 and 92A (concerning mergers) of the Nevada Revised Statutes (“NRS”), are similar in many respects to those of Delaware, as governed by the Delaware General Corporation Law. However, there are certain differences that may affect your rights as a stockholder following the Distribution, as well as the corporate governance of the corporation. The following are summaries of material differences between the rights of stockholders of Group following the Distribution, and the rights of stockholders of LS as they exist currently.

General. Delaware for many years has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that Delaware periodically updates and revises to meet changing business needs. Because of Delaware’s prominence as a state of incorporation for many large corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. Because Nevada case law concerning the governing and effects of its statutes and regulations is more limited, the Company and its stockholders may experience less predictability with respect to legality of corporate affairs and transactions and stockholders’ rights to challenge them.

Removal of Directors. Under Delaware law, directors of a corporation without a classified board may be removed with or without cause by the holders of a majority of shares then entitled to vote in an election of directors. Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. Nevada does not distinguish between removal of directors with or without cause.

Fiduciary Duty and Business Judgment. Nevada, like most jurisdictions, requires that directors and officers of Nevada corporations exercise their powers in good faith and with a view to the interests of the corporation. As a matter of law, directors and officers are presumed to act in good faith, on an informed basis, and with a view to the interests of the corporation in making business decisions. In performing such duties, directors and officers may exercise their business judgment through reliance on information, opinions, reports, financial statements, and other financial data prepared or presented by corporate directors, officers, or employees who are reasonably believed to be reliable and competent. Professional reliance may also be extended to legal counsel, public accountants, advisers, bankers, or other persons reasonably believed to be competent, and to the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its designated authority and was about matters on which the committee was reasonably believed to merit confidence. However, directors and officers may not rely on such information, opinions, reports, books of account, or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.

In Delaware, directors and members of any committee designated by the board are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports, and statements presented to the corporation by corporate officers, employees, committees of the board of directors, or other persons as to matters the member reasonably believes are within such other person’s professional or expert competence, provided that other person has been selected with reasonable care by or on behalf of the corporation. Unlike Nevada, Delaware does not extend the statutory protection for reliance on such persons to corporate officers.

Flexibility for Decisions, including Takeovers. Nevada provides directors with more discretion than Delaware in making corporate decisions, including decisions made in takeover situations. In Nevada, director and officer actions taken in response to a change or potential change in control that does not disenfranchise stockholders are granted the benefits of the business judgment rule. However, in the case of an action that impedes the rights of stockholders to vote for or remove directors, directors will only be given the advantages of the business judgment rule if the directors have reasonable grounds to believe a threat to corporate policy and effectiveness exists and the action taken that impedes the exercise of the stockholders’ rights is reasonable in relation to such threat. In exercising their powers in response to a change or potential change of control, directors and officers of Nevada corporations may consider the effect of the decision on several corporate constituencies in addition to the stockholders, including the corporation’s employees, the interests of the community, and the economy.

Delaware does not provide a similar list of statutory factors that corporate directors and officers may consider in making decisions. In fact, in a number of cases, Delaware law has been interpreted to provide that fiduciary duties require directors to accept an offer from the highest bidder regardless of the effect of such sale on the corporate constituencies other than the stockholders. Thus, the flexibility granted to directors of Nevada corporations in the context of a hostile takeover are greater than those granted to directors of Delaware corporations.

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Limitation on Personal Liability of Directors. Under Nevada law it is not necessary to adopt provisions in the articles of incorporation limiting personal liability as this limitation is provided by statute. A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.

While Nevada law has a similar provision permitting the adoption of provisions in the articles of incorporation limiting personal liability, the Nevada provision differs in three respects. First, the Nevada provision applies to both directors and officers. Second, while the Delaware provision excepts from the limitation on liability a breach of the duty of loyalty, the Nevada counterpart does not contain this exception. Third, Nevada law with respect to the elimination of liability for directors and officers expressly applies to liabilities owed to creditors of the corporation. Thus, the Nevada provision expressly permits a corporation to limit the liability of officers, as well as directors, and permits limitation of liability arising from a breach of the duty of loyalty and from obligations to the corporation’s creditors.

Indemnification of Officers and Directors and Advancement of Expenses. Although Delaware and Nevada law have substantially similar provisions regarding indemnification by a corporation of its officers, directors, employees and agents, Nevada provides broader indemnification in connection with stockholder derivative lawsuits. Delaware and Nevada law differ in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. Delaware law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. A Delaware corporation has the discretion to decide whether or not to advance expenses, unless its certificate of incorporation or bylaws provide for mandatory advancement. Under Nevada law, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation.

Stockholder Vote for Mergers and Other Corporate Reorganizations. Delaware law requires authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. Under Nevada law, Board approval and authorization of stockholders by an absolute majority of outstanding shares entitled to vote is required for a merger or sale of all of the assets of a corporation. However it is not entirely clear under Nevada law if stockholder authorization is required for the sale of less than all of the assets of a corporation. Although a substantial body of law has been developed under Delaware law as to what constitutes the “sale of substantially all of the assets” of a corporation, it is not as easy to determine at what point a sale of virtually all, but less than all, of the assets of a corporation’s assets would be considered a “sale of all the corporation’s assets” requiring stockholder approval under Nevada law, although it is likely that many sales of less than all of the assets of a corporation requiring stockholder authorization under Delaware law would not require stockholder authorization under Nevada law.

Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the plan of merger does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. Nevada law does not require a stockholder vote of the surviving corporation in a merger under substantially similar circumstances.

Dissenters’ Rights. In both Delaware and Nevada, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal rights permit a stockholder to receive cash equal to the fair market value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.

Under Nevada law, a stockholder is entitled to dissent from, and obtain payment for the fair value of his or her shares in the event of (i) certain acquisitions of a controlling interest in the corporation, (ii) consummation of a plan of merger, if approval by the stockholders is required and the stockholder is entitled to vote on the merger or if the domestic corporation is a subsidiary and is merged with its parent, (iii) a plan of exchange in which the corporation is a party, or (iv) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. Holders of securities listed on a national securities exchange or held by at least 2,000 stockholders of record are generally not entitled to dissenters’ rights. This exception is not, however, available if the articles of incorporation of the corporation issuing the shares state that it is not available, or if the holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except cash, shares of stock as described in NRS Section 92A.390(b), or a combination thereof. Nevada law prohibits a dissenting shareholder from voting his shares or receiving certain dividends or distributions after his dissent.

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Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger or consolidation, provided that no appraisal rights are available for the shares of any class or series of stock that, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders. Even if the shares of any class or series of stock meet the requirements of subsections (1) or (2) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except cash, shares of stock of the surviving corporation or shares of stock of a corporation that is either listed on a national securities exchange or whose stock is held of record by more than 2,000 holders, or a combination thereof.

Delaware allows beneficial owners of shares to file a petition for appraisal without the need to name a nominee as a nominal plaintiff and makes it easier to withdraw from the appraisal process and accept the terms offered in the merger or consolidation. No appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval.

Special Meetings of the Stockholders. Delaware law permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting. Nevada law permits special meetings of stockholders to be called by the entire board of directors, any two directors, or the President, unless the articles of incorporation or bylaws provide otherwise.

Duration of Proxies. Under Delaware law, a proxy executed by a stockholder will remain valid for a period of three years, unless the proxy provides for a longer period. Under Nevada law, a proxy is effective only for a period of six months, unless it is coupled with an interest or unless otherwise provided in the proxy, which duration may not exceed seven years. Nevada law also provides for irrevocable proxies, without limitation on duration, in limited circumstances.

Increasing or Decreasing Authorized Shares. Nevada law allows the board of directors of a corporation, unless restricted by the articles of incorporation, to increase or decrease the number of authorized shares in a class or series of the corporation’s shares and correspondingly effect a forward or reverse split of any class or series of the corporation’s shares without a vote of the stockholders, so long as the action taken does not change or alter any right or preference of the stockholder and does not include any provision or provisions pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares. Delaware law contains no such similar provision.

Stockholder Inspection Rights. Under Delaware law, any stockholder or beneficial owner of shares may, upon written demand under oath stating the proper purpose thereof, either in person or by attorney, inspect and make copies and extracts from a corporation’s stock ledger, list of stockholders and its other books and records for any proper purpose. Under Nevada law, certain stockholders have the right to inspect the books of account and records of a corporation for any proper purpose. The right to inspect the books of account and all financial records of a corporation, to make copies of records and to conduct an audit of such records is granted only to a stockholder who owns at least 15% of the issued and outstanding shares of a Nevada corporation, or who has been authorized in writing by the holders of at least 15% of such shares. A Nevada corporation may require a stockholder to furnish the corporation with an affidavit that such inspection is for a proper purpose related to his or her interest as a stockholder of the corporation.

Possible Negative Consequences Resulting from Incorporation in Nevada Versus Delaware. A potential disadvantage of Group’s incorporation under the NRS is that Delaware for many years has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that Delaware periodically updates and revises to meet changing business needs. Because of Delaware’s prominence as a state of incorporation for many large corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. Because Nevada case law concerning the governing and effects of its statutes and regulations is more limited, the Company and its stockholders may experience less predictability with respect to legality of corporate affairs and transactions and stockholders’ rights to challenge them.

The foregoing discussion is a summary. It does not give you a complete description of the differences that may affect you. You should also refer to Chapters 78 (concerning corporations, generally) and 92A (concerning mergers) of the NRS, as well as the forms of the articles of incorporation and the bylaws of Group.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of our Separation from LS, and in particular the Distribution by LS of Group common stock to stockholders of LS. The following discussion also sets forth the material federal tax consequences to LS on the spin-off of Group to the stockholders to the extent that those consequences may affect the stockholders.

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This discussion is limited to stockholders who are U.S. Holders (as defined below) of our common stock who hold such stock as a capital asset for Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and the current administrative rules, practices and interpretations of law of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this document, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances. Unless specifically stated otherwise, this discussion does not apply to the following holders, even if they are U.S. Holders, all of whom may be subject to tax rules that differ significantly from those summarized below: (i) holders who may be subject to special tax rules, including, without limitation, partnerships (including any entity or arrangement treated as a partnership for Federal income tax purposes); (ii) dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, and broker-dealers; and (iii) holders of warrants or other convertible securities entitling them to receive stock, holders who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, or holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of these transactions. This discussion is based on varying interpretations that could result in U.S federal income tax consequences different from those described below. The following discussion does not address the tax consequences of this offering or the related share issuance under foreign, state, or local tax laws, or the alternative minimum tax provisions of the Code. Accordingly, each U.S. holder of common stock is urged to consult his, her or its (hereinafter, “his”) tax advisor with respect to the particular tax consequences of these transactions.

For purposes of this discussion, a “U.S. holder” is a holder who is for U.S. federal income tax purposes: (i) a citizen or resident of the U.S.; (ii) a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or (iv) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or if the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. holder” is a stockholder of LS that is neither a U.S. holder nor a partnership (or other entity treated as a partnership) for federal income tax purposes. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds LS stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the separation.

THE TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION TO YOU WILL DEPEND ON YOUR PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE SEPARATION IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.

Tax Classification of the Distribution in General

The Distribution to LS’ stockholders of interests in Group will be a taxable event to each such stockholder. The value of the interests in Group stock received by each stockholder will be applied first to reduce the stockholder’s basis in his stock in LS; any value of those interests in excess of the stockholder’s basis in LS stock will be a capital gain to the stockholder. Any capital gain will be long-term capital gain, taxable at favorable capital gains rates, if the stockholder has held his LS stock for more than a year at the time of the Distribution; otherwise, any gain will be short-term capital gain taxable at ordinary income tax rates.

The foregoing discussion assumes that LS does not, at the time of the Distribution, have current or accumulated earnings and profits (“earnings and profits”). According to the books of LS, it has no accumulated earnings and profits. If LS has any current earnings and profits, then (i) the Distribution will be treated as a dividend distribution to each stockholder (taxable at ordinary income tax rates) to the extent of the stockholder’s pro rata share of LS’ current earnings and profits; and (ii) the value of the Distribution, if any, in excess of the stockholder’s pro rata share of current earnings and profits will be treated in the manner described in the preceding paragraph.

If a stockholder’s basis in its LS stock is greater than the value of the interests in Group received by the stockholder, the stockholder will not recognize a capital loss.

The tax consequences of the Distribution are complex and not free from doubt. We have provided what we believe are the most likely consequences. Stockholders may wish to consult their own tax advisors on the tax consequences of these transactions.

Information Reporting and Backup Withholding

Payments of proceeds from the Distribution to a stockholder may be subject to information reporting to the IRS and, possibly, U.S. federal backup withholding. Backup withholding will not apply if the stockholder furnishes a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establishes that it is exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the stockholder’s U.S. federal income tax liability. The stockholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. Since any backup withholding required in connection with the distribution of Group stock would in effect be a cash obligation imposed on LS (since no withholdable cash is being distributed), LS does not intend to distribute Group stock to any stockholder who has not provided LS with a Form W-9 or otherwise established an exemption from backup withholding.

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LS Tax Liability Due to the Distribution

LS will recognize gain on (i) the transfer of its subsidiaries and other assets to Group if Group assumes liabilities of LS in excess of LS’ adjusted bases in the subsidiaries and other assets transferred to Group and (ii) the Distribution of Group interests to the stockholders if Group has a fair market value in excess of LS’ adjusted basis in Group. According to the Company’s books, the Company’s liabilities do not exceed its basis in the assets being transferred to Group. However, Group’s value may exceed LS’ adjusted basis in Holdco. Any such gain would be added to LS’ other income in determining LS’ taxable income (taking into account LS’ deductible expenses, credits, and allowable net operating loss carryforwards) and its tax liability, if any. We expect that any such gain would be offset by its other expenses and by its allowable net operating loss carryforwards, so that LS would owe no tax as a result of these transactions, but there is no certainty that that would be the case.

If LS did incur a tax as a result of the Distribution (or for any other reason), it is expected the LS will not have sufficient assets to pay any such tax. Under the Merger Agreement, Group and the LS’ subsidiaries transferred to Group will indemnify Pyxis against liability for any such taxes. Accordingly, it is expected that Group (or the subsidiaries transferred to Group) will pay any tax owed by LS as a result of the Distribution.

Stockholders’ Transferee Liability for Company Taxes

Any taxes owed or accrued by LS as of (and including) the Distribution Date (including any tax arising as a result of the distribution of Group’s stock), will be the primary responsibility of LS. However, as noted elsewhere in this Information Statement, LS is not expected to have any assets following the Separation, and Group (and its subsidiaries) have agreed to indemnify LS and Pyxis against any such liability. If for any reason LS does not pay any portion of such tax (or if Group or the subsidiaries transferred to Group fail to pay such tax under their indemnification agreements), a stockholder who receives a distribution of interests in Group (or who receives any other property from LS) could be liable, under the theory of transferee liability, for LS’ taxes. Such liability would be limited to the value of the property that the stockholder receives in the distribution.

Transferee liability arises when a corporation distributes all of its property to its stockholders and, as a result thereof, has insufficient funds with which to pay any taxes that it owes (or expects to owe) at that time. LS does not expect to have any tax liability as of the Distribution Date or to incur any tax as a result of the Distribution. However, if a liability arises and is not paid by LS or Group, the IRS could collect such tax from the stockholders.

Tax Basis and Holding Period of Group Shares Received by Holders of LS Stock

A LS stockholder’s tax basis in shares of Group common stock received in the separation generally will equal the fair market value of such shares on the Distribution Date, and the holding period for such shares will begin the day after the Distribution Date.

Tax Treatment of the Separation to U.S. Holders

The following discussion describes the U.S. federal income tax consequences to a U.S. holder of LS stock upon the receipt of Group common stock as a result of the Distribution.

The portion of the Distribution amount received by a U.S. holder that is payable out of LS’s current or accumulated earnings and profits will generally be taken into account by such U.S. holder as ordinary income and may be eligible for taxation at the preferential income tax rates for qualified dividends received by non-corporate holders from taxable C corporations. Any portion of the Distribution amount received by a U.S. holder in excess of such holder’s ratable share of LS’s current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to such holder to the extent that the amount of such distribution does not exceed the adjusted basis of the holder’s LS shares in respect of which the distribution was made. Rather, the Distribution will reduce the adjusted basis of the holder’s shares in LS. To the extent that such Distribution exceeds the adjusted basis of a U.S. holder’s LS shares, the holder generally must include such Distribution in income as long-term capital gain, or short-term capital gain if the holder’s LS shares have been held for one year or less.

Net Investment Income Tax

The net investment income tax (the Medicare Tax on Unearned Income) – a tax of 3.8% on certain kinds of investment income – will apply to the Distribution, as it is to be treated as a dividend.

The net investment income tax also appears to apply to any capital gain recognized by LS stockholders on the Distribution of Group stock to them, but the treatment of such capital gain under the net investment income rules is not entirely clear. Stockholders should consult their own tax advisors with respect to the applicability of the net investment income tax to such gains.

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The net investment income tax applies to individual taxpayers who file joint returns and report adjusted gross income in excess of $250,000 ($125,000 in the case of married taxpayers filing separate returns), and to single taxpayers who report adjusted gross income in excess of $200,000. The net investment income tax also applies to estates and trusts with adjusted gross income in excess of approximately $7500.

Tax Treatment of the Separation to Non-U.S. Holders

The following discussion describes the U.S. federal income tax consequences to a non-U.S. holder of LS stock upon the receipt of Group common stock in the Distribution.

The portion of the Distribution amount received by a non-U.S. holder that is (i) payable out of LS’s earnings and profits, and (ii) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of LS stock. In cases where the dividend income from a non-U.S. holder’s investment in LS stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Any portion of the Distribution amount received by a non-U.S. holder in excess of such holder’s ratable share of LS’s current and accumulated earnings and profits (a “non-dividend distribution”) will generally not be subject to U.S. income tax. However, any non-dividend distribution also in excess of a non-U.S. Holder’s adjusted basis in the LS shares in respect of which the Distribution was made will be taxable in the U.S. as capital gain in the following cases:

•	the non-U.S. holder’s investment in LS stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (and is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, if required by an applicable income tax treaty), in which case the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to any such gain;

•	the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain; or

•	LS’s stock constitutes a U.S. real property interest (“USRPI”) and the non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of separation, more than 5% of LS common stock (and are not eligible for any treaty exemption).

It is not currently anticipated that LS’s stock will constitute a USRPI. However, no assurance can be given that LS’s stock will not become a USRPI. If LS cannot determine at the time of the separation whether or not the separation distribution amount will exceed current and accumulated earnings and profits, the separation distribution will be subject to withholding at the rate applicable to ordinary dividends, as described above.

Withholding of Amounts Distributable to Non-U.S. Holders in the Separation

If LS is required to withhold any amounts otherwise distributable to a non-U.S. holder in the Distribution, LS or any other applicable withholding agent will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of Group common stock that such non-U.S. holder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder’s U.S. tax liability for the year in which the separation occurred.

Time for Determination of the Tax Impact of the Distribution

The actual tax impact of the separation will be affected by a number of factors that are unknown at this time, including the fair market value of Group’s common stock on the Distribution Date. Thus, a definitive calculation of the U.S. federal income tax impact of the separation will not be possible until after the end of the 2015 calendar year. LS will notify its stockholders of the tax attributes of the separation (including the separation distribution amount) on an IRS Form 1099-DIV.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Separation. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. federal, estate, gift or other non-income tax or any foreign, state or local tax consequences of the Separation or the Distribution. Accordingly, each holder of LS common stock should consult his, her or its tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Separation to such holder.

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Appraisal Rights

No LS stockholder will have any appraisal rights in connection with the Separation or the Distribution.

Market for Our Common Stock

As of the date of this Information Statement, there is no current trading market for our common stock, although we expect a limited trading market of our common stock to begin on or about the first trading day that the shares of Group common stock begin to trade on an over-the-counter market. We intend to apply for quotation of Group common stock on the OTC Pink marketplace. Since the OTC Pink marketplace is a quotation service maintained by the OTC Markets, Inc., and is not an issuer listing service or securities market there are minimal listing requirements that must be satisfied by us prior to quotation. While the ultimate determination of eligibility for quotation is subject to approval by FINRA, in order for a security to be eligible for quotation by a market maker on the OTC Pink marketplace, the security must be registered with the Commission and the issuer must be current in its required filings with such authority. There can be no assurance that the Group common stock will be approved by FINRA for quotation on any over-the-counter marketplace, including the OTC Pink marketplace.

We cannot predict the price at which our common stock will trade after the Distribution. In fact, the combined trading prices, after the Separation, of the shares of Group common stock that each LS shareholder will receive in the Distribution and the common shares of LS held at the Record Date may not equal the trading price of an LS share immediately prior to the Distribution. The price at which our common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Our Common Stock.”

Transferability of Shares of Our Common Stock

The shares of our common stock that you will receive in the Distribution will be freely transferable, unless you are considered an “affiliate” of ours under Rule 144 under the Securities Act, in which case the shares will be transferable subject to Rule 145 of the Securities Act. Persons who can be considered our affiliates after the Distribution generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with us, and may include certain of our officers and directors. In addition, individuals who are affiliates of LS on the Distribution Date may be deemed to be affiliates of ours. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately 3,317,816 shares of our common stock immediately following the Distribution. Our affiliates may sell shares of our common stock received in the Distribution only under a registration statement that the SEC has declared effective under the Securities Act; or under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144 or Rule 145.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of one percent of our common stock then outstanding; or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

Rule 144 also includes notice requirements and restrictions governing the manner of sale for sales by our affiliates. Sales may not be made under Rule 144 unless certain information about us is publicly available.

Reason for Furnishing This Information Statement

This Information Statement is being furnished solely to provide information to LS stockholders who are entitled to receive shares of our common stock in the Distribution. The Information Statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities. We believe the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither LS nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

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OUR RELATIONSHIP WITH LS FOLLOWING THE DISTRIBUTION

Following the Separation and the Distribution, we will be an independent, publicly traded company. It is currently anticipated that shortly after the Distribution, pursuant to the Merger Agreement, LS will merge with and into MTC, a wholly owned subsidiary of Pyxis, with MTC being the surviving corporation after the merger. As LS will cease to exist after the merger, LS’ stockholders shares of LS common stock will be cancelled and each LS stockholder will receive a certain number of shares of Pyxis pursuant to the terms of the Merger Agreement in exchange for their cancelled shares of LS common stock. Thus, if the Separation, the Distribution and the merger transaction with Pyxis described in the Merger Agreement are successfully consummated, you will effectively be provided with equity investments in two separate companies. You will hold one share of the common stock of Group for each share of common stock of LS that you own as of the Record Date, and you will hold a certain number of shares of Pyxis pursuant to the terms of the Merger Agreement.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock and presently intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

We have two authorized classes of stock: Preferred Stock (5,000,000 shares authorized), and Common Stock (80,000,000 shares authorized).

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015.

Stockholders’ equity:
Preferred stock, $0.001 par value; Authorized: 5,000,000 shares; Issued and Outstanding: none	—
Common stock, $0.001 par value; Authorized: 80,000,000 shares; Issued and Outstanding: 5,768,851 shares
Additional paid-in capital	263,108,000
Accumulated other comprehensive loss	(502,000)
Accumulated deficit	(261,415,000)
Total stockholders’ equity/capitalization	959,000

BUSINESS

Group was incorporated under the laws of Nevada on March 6, 2015 for the purpose of holding LS’s business, assets and liabilities in connection with the Separation and Distribution described herein. Prior to the contribution of the business, assets and liabilities of LS, which occurred as a result of the Separation, we had no operations. As a result of the Separation, we have two wholly owned subsidiaries, LookSmart Canada, Ltd., a Canadian corporation, and ShopWiki Corp., a Delaware corporation. LookSmart Canada, Ltd. has its own wholly owned subsidiary, Clickable, Inc., a Delaware corporation. We also have formed a partnership in Conversion Media Holdings, LLC, a Delaware limited liability company. The address of Group’s principal executive offices is 555 California Street, #324, San Francisco, CA 94105. Group’s telephone number is (415) 348-7000.

We are a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. In addition, we formed a partnership with Conversion Media Holdings, LLC, which supports its other lines of business through the creation of content sites directed at ecommerce verticals. We operate our partnership and each line of business, while being related to the others in terms of shared resources, as separate business lines with their own core management, profits and losses, and the ability to operate independently as separate businesses. As a result, this separation of business lines allows us to operate effectively as a holding company and as a capital allocator to each of our separate businesses with the goal of finding mispriced assets in the public and private markets and subsequently taking those assets to create scalable and sustainable businesses that may then be monetized for the ultimate benefit of our stockholders.

Clickable

Clickable helps brands and agencies measure marketing ROI through a customer’s lifetime by connecting critical marketing and advertising products and services into one platform that gives customers the ability to analyze, publish, moderate, social media and search marketing. Clickable also offers its platform as a white label solution to agencies who use it to save hours of time creating reports, increase transparency to clients, increase stickiness of clients, increase recurring revenue streams, and upsell other tools and services. LS has begun to work with large international brands to assist them in creating, maintaining and analyzing their social media presence online. LS’s goal is to partner with social media companies such as Facebook, Twitter, Pinterest and YouTube, as well as others, to provide vertically integrated solutions that will offer customers the ability to maximize their ad spend in all relevant ad categories.

In addition, Clickable allows customers to manage paid, owned and earned media by providing a suite of solutions for social media marketers that include publishing, monitoring, data storage, compliance, management, ad placement and analytics. The “Clickable Analytics” dashboard provides customers with the ability to easily put their cross channel marketing (search, display, social, email, video, offline) and audience data from various sources into one unified, flexible and customizable platform. The platform allows the customer to better understand and utilize the data for the customizing and layering of customer specific key performance indicators. LS believes that this platform will allow customers to combine data in a way that better suits their particular marketing, financial and operational goals both with standard and customized dashboards and analytics. This platform allows companies to gather and manage Application Programming Interface (“API”) data from many data providers that LS aims to partner with, including Facebook, Twitter, YouTube, and Instagram, as well as analyze such data in the “Clickable” proprietary platform and within a company’s own data warehouse.

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AdCenter

We have a proprietary web-based advertising auction platform, the “AdCenter,” that allows us to create, track, analyze, report and optimize customers’ advertising campaigns. Through the AdCenter platform, our customers are provided with search, social, display, mobile and video advertising solutions as well as analytic, moderation and publishing workflow solutions across the entire social media marketing ecosystem. The AdCenter indexes ads, analyzes webpage information to match advertising to relevant content, matches search queries to advertising and utilizes advanced fraud detection techniques in a high-volume ad serving environment. The platform also collects impression and click data for each listing that we manage for our customers and provides LS with billing information. In addition, LS provides each of its advertising customers with a password-protected online account that enables them to track, analyze and optimize their search marketing campaigns using online reports. The platform also includes an interface for publishers to access ad syndication feed reports and revenue information.

The advertisers that comprise LS’s customer network include intermediaries, direct advertising customers and their agencies, as well as self-service customers in the United States and certain other countries. These AdCenter customers range from small and medium-sized businesses to large Fortune 50 companies. Self-service advertisers are customers that sign-up directly online with the Company and pay by credit card. Direct advertisers (and their agencies) include customers whose main objective is to obtain conversions or sales from clicks. Intermediary customers (“Intermediaries”) do not directly advertise on the platform but sell into the affiliate networks of the large search engine providers. Intermediaries are our largest category of customer. Our Intermediary business model experienced a significant change in the fourth quarter of 2011, such that the Company’s revenues from Intermediaries have declined significantly as compared to 2011 and earlier. Decreasing Intermediary revenue represented a continued trend from 2012 and was the primary driver of LS’s overall 2013 revenue decreases. Thus, in 2013, LS made a decision to decrease the amount of revenue that it received from Intermediaries compared to 2012. The Company believes that this decision is in the best interest of the Company on a go-forward basis. The Company believes its revenue trends are tied to market-wide changes in the search ecosystem that have had a severe impact on Intermediary business models and consequently the business Intermediaries conduct with the Company. In 2014, 2013 and 2012, LS ceased business with a number of Intermediaries. Intermediaries continue as our largest category of customer. We continued this trend of decreasing business with Intermediaries as of June 30, 2015.

Through a web interface or our proprietary API, AdCenter allows multiple search advertising customers to upload keywords, manage daily budgets, set rates and view reports, including spend data that is updated hourly. Search advertising customers can also access keyword suggestions, price and traffic estimates, online help and frequently asked questions (“FAQ”). The AdCenter API is also available for search advertising customers and related agencies that use third-party or in-house systems to analyze and manage their search campaigns.

Our search advertising network generates advertisements that target search intent queries on www.LookSmart.com and partner publisher sites. The network offers search advertising customers targeted search capability through a monitored search advertising distribution network. We also offer advertisers the ability to buy graphical display advertising. Our “trading desk” personnel utilize Demand Side Platform (“DSP”) technology and licensed data from third party providers to purchase targeted advertising on a real-time bidded basis. By leveraging extensive historical search marketing network data along with performance data from a conversion pixel, we construct models of the highest performing audiences and target those audiences via our exchange inventory. We offer our trading desk as a managed service.

Further, we offer publishers licensed private-label search advertiser network solutions based on our AdCenter platform technology (“Publisher Solutions”). Publisher Solutions consist of hosted auction-based ad serving with an ad backfill capability that allows publishers and portals to manage their advertiser relationships, distribution channels and accounts.

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We offer a suite of customizable search advertising management tools and solutions that help publishers grow their audience, control advertiser relationships, and enhance and optimize the monetization of their sites. Our Publisher Solutions can be branded and configured according to publishers’ needs. We offer publishers:

•	Command and control over revenue diversification and growth via the AdCenter for Publishers, a comprehensive private-labeled Application Service Provider (“ASP”) solution that provides publishers with the ability to own and grow their advertiser relationships, increase their distribution capacity, and diversify their revenue sources.

•	A customizable set of services and technology to integrate multiple sources of advertisers, including dominant third-party feeds, within a single auction-based platform for cost-per-click (“CPC”) text-based advertising.

•	Access to a “backfill” of advertisers so they can quickly ramp their online operations and not lose time or existing revenue sources while establishing their advertiser relationships. Connecting multiple installations of the AdCenter for Publishers together allows us to create an open marketplace environment that empowers publishers to share, leverage, and exchange their advertisers for expanded distribution.

Novatech.io

As part of our Novatech.io business line, we have an approximately 10,000 square foot Data Center facility in Phoenix, Arizona. We have consolidated our cloud services in our wholly owned secure Data Center. As a result, we intend to expand our cloud-based offerings to its customers.

NovaTech.io’s cloud based services include a private cloud ecosystem comprised of multi-vendor enterprise technologies and capabilities while serving as a production research and development environment to support the needs of companies who need to scale their information technology operations quickly and securely.

ShopWiki

ShopWiki was founded by former DoubleClick Executives, along with a DoubleClick software developer, and is a consumer shopping search engine that offers comprehensive results for both stores and products. ShopWiki uses crawling technology to find anything and everything on the internet.

ShopWiki does not sell any products; it simply helps our users find any product available for sale on the Web. ShopWiki actively crawls the Internet and API feeds from merchants, to find and organize the widest selection of products from more than 250,000 online merchants.

Web Searches

We offer our own branded search engine. For parties submitting search queries, we offer free-of-charge search results ranked and presented based on proprietary algorithms. While early in its evolution, part of our current search engine monetization strategy is to generate sponsored search results as a part of overall search results and provide links to paying advertisers’ websites.

Conversion Media

We have a partnership with VisionNexus, LLC, a California limited liability company, called Conversion Media Holdings, LLC, a Delaware limited liability corporation, with the intent to create content sites directed at ecommerce verticals like housewares, electronics and other consumer products. The operations of Conversion Media Holdings, LLC began in April of 2014 and currently are in a testing phase. We believe that Conversion Media Holdings, LLC will begin to generate revenue at the end of the 2nd quarter of 2015.

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Competition

The online advertising industry is constantly evolving, changes rapidly and is highly competitive. One of the major factors contributing to this competitive environment is that providers of all online advertising formats compete for a share of advertisers’ limited advertising budgets. The large search engines, such as Yahoo!, Google, and Bing often receive the biggest portion of the search marketing budget. In addition, social networks such as Facebook and LinkedIn are rapidly scaling their advertising capabilities. With greater capital and technical resources, and greater brand recognition, the larger brands are often first priority in the mind of the advertiser, agency or buyer.

We compete, and following the Separation we will compete, on two main fronts: 1) attracting and growing our base of advertising customers to purchase our online advertising products and to incorporate their key words into our search advertising network, and 2) attracting and maintaining distribution network partners to incorporate their search queries into our search advertising network. The basis on which we compete differs among the two fronts. In addition, while online advertising continues to grow year over year, customers’ online advertising budgets are in competition with advertising in other media such as television, radio and print.

Customers

For the year ended December 31, 2014, LS’ largest customer accounted for 12% of its revenue. For the year ended December 31, 2013, LS’ largest customer accounted for 13% of its revenue. As of the three months ended June 30, 2015, LS’s largest customer accounted for 18% of its revenue. We believe our customer concentration will reflect similar amounts.

Intellectual Property

We rely on a combination of patent, trade secret, copyright and trademark laws and contractual provisions to protect our intellectual property and proprietary rights. Our trademarks include LookSmart ®, Clickable ® and Syncapse ®. We have an issued patent on our search engine technology and we have patents on various aspects of our ad delivery and search technologies.

Government Regulations

We are subject to a number of domestic state and federal laws that affect companies conducting business on the Internet. In addition, because of the increasing popularity of the Internet and the growth of online services, laws relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption.

In the U.S., state and federal laws relating to the liability of providers of online services for activities of their consumers, and the liability of providers of online advertiser’s ads and activities, are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched by consumers, the advertisements shown to consumers or the content generated by consumers. Likewise, other federal laws could have an impact on our business. For example, the Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

In addition, the application of existing laws regulating or requiring licenses for certain businesses of our search advertising customers, including, for example, distribution of pharmaceuticals, adult content, online gambling, financial services, alcohol or firearms, can be unclear. Application of these laws in an unanticipated manner could expose us to substantial liability and restrict our ability to deliver services to our customers.

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Research, Product Development and Technical Operations Expense

Research, product development and technical operations expense includes all costs related to the continued operation, development and enhancement of our Clickable and AdCenter platforms. Our product development and technical operations expense for Clickable, net of capitalized software development costs, was approximately $2.0 million during the year ended December 31, 2014 and approximately $0.7 million during the year ended December 31, 2013. Our product development and technical operations expense for AdCenter, net of capitalized software development costs, was approximately $4.6 million during the year ended December 31, 2014 and approximately $3.6 million during the year ended December 31, 2013.

We review, assets for evidence of impairment annually at year end and whenever events or changes in circumstances indicate the carrying values may not be recoverable. The impairment review requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations and changes in competition.

The fair value of the long-lived assets was derived based on Level 3 inputs, which are based on significant inputs that are not observable. The fair value of the capitalized software long-lived assets was determined using an income approach, based on expected future cash flows and market considerations. The fair value of the computer equipment, furniture and fixtures, software and leasehold improvements long-lived assets was determined using a market approach, based on comparable fair values of similar assets.

We expect to continue to invest in internally developed software and other technology initiatives.

Employees

As of August 15, 2015, we had 12 total employees, all of which were full-time employees. As of December 31, 2014, we had 18 total employees, all of which were full-time employees. None of these employees is represented by a union and we believe our employee relations to be good.

Properties

The Company owns a 10,000 square foot building in Phoenix, Arizona to house its Data Center, and has a month-to-month sublease in San Francisco, California for 250 square feet of office space.

We believe our existing facilities are suitable for our operations.

Legal Proceedings

We are subject to claims, charges, litigation and other proceedings in the ordinary course of our business, including those arising from or related to contractual matters, intellectual property, personal injury, environmental matters, product liability, product recalls, construction defect, insurance coverage, personnel and employment disputes, antitrust issues and other matters, including class actions. We believe that we have adequate defenses in these matters and that the likelihood that the outcome of these matters would have a material adverse effect on us is remote. However, there is no assurance that we will prevail in these matters, and we could in the future incur judgments, enter into settlements of claims or revise our expectations regarding the outcome of these matters, which could materially impact our results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

The discussion and analysis presented below refer to and should be read in conjunction with the audited financial statements, unaudited financial statements and related notes, each included elsewhere in this Information Statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Information Statement, particularly in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” We believe the assumptions underlying the financial statements are reasonable. However, the financial statements included herein may not necessarily reflect our results of operations, financial position and cash flows in the future.

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Overview

Group was incorporated under the laws of Nevada on March 6, 2015 for the purpose of holding LS’s business, assets and liabilities in connection with the Separation and Distribution described herein. Prior to the contribution of the business, assets and liabilities of LS, which occurred as a result of the Separation, we had no operations. As a result of the Separation, we have two wholly owned subsidiaries, LookSmart Canada, Ltd., a Canadian corporation, and ShopWiki Corp., a Delaware corporation. LookSmart Canada, Ltd. has its own wholly owned subsidiary, Clickable, Inc., a Delaware corporation. We also have formed a partnership in Conversion Media Holdings, LLC, a Delaware limited liability company. The address of Group’s principal executive offices is 555 California Street, #324, San Francisco, CA 94105. Group’s telephone number is (415) 348-7000.

We are a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. In addition, we formed a partnership with Conversion Media Holdings, LLC, which supports its other lines of business through the creation of content sites directed at ecommerce verticals. We operate our partnership and each line of business, while being related to the others in terms of shared resources, as separate business lines with their own core management, profits and losses, and the ability to operate independently as separate businesses. As a result, this separation of business lines allows us to operate effectively as a holding company and as a capital allocator to each of our separate businesses with the goal of finding mispriced assets in the public and private markets and subsequently taking those assets to create scalable and sustainable businesses that may then be monetized for the ultimate benefit of our stockholders.

Critical Accounting Policies and Estimates

Our financial condition and results of operations are based upon certain critical accounting policies, which include estimates, assumptions, and judgments on the part of management. We base our estimates on various factors and information which may include, but are not limited to, history and prior experience, experience of other enterprises in the same industry, new related events, current economic conditions and information from third party professionals that is believed to be reasonable under the circumstance, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Actual results may differ from those estimates.

The following discussion highlights those policies and the underlying estimates and assumptions, which we consider critical to an understanding of the financial information in this report.

Use of Estimates and Assumptions

The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, expenses, and contingent assets and liabilities during the reporting period. We base our estimates on various factors and information which may include, but are not limited to, history and prior experience, experience of other enterprises in the same industry, new related events, and current economic conditions and information from third party professionals that is believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Investments

We invest our excess cash primarily in debt instruments of high-quality corporate and government issuers. All highly liquid instruments with maturities at the date of purchase greater than ninety days are considered investments. All instruments with maturities greater than one year from the balance sheet date are considered long-term investments unless management intends to liquidate such securities in the current operating cycle. Such securities are classified as short-term investments. These securities are classified as available-for-sale and carried at fair value.

Changes in value of these investments are primarily related to changes in interest rates and are considered to be temporary in nature. Except for declines in fair value that are not considered temporary, net unrealized gains or losses on these investments are reported as a component of accumulated other comprehensive loss in stockholders’ equity. We recognize realized gains and losses upon sale of investments using the specific identification method.

Fair Value of Financial Instruments

Our estimates of fair value for assets and liabilities is based on a framework that establishes a hierarchy of the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect our significant market assumptions. The three levels of the hierarchy are as follows:

Level 1:	Unadjusted quoted market prices for identical assets or liabilities in active markets that we have the ability to access.

Level 2:	Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, default rates, etc.) or can be corroborated by observable market data.

Level 3:	Valuations based on models where significant inputs are not observable. The unobservable inputs reflect our assumptions about the assumptions that market participants would use.

Revenue Recognition

Our online search advertising revenue is composed of per-click fees that we charge customers and profit sharing arrangements we enter with Intermediaries. The per-click fee charged for keyword-targeted listings is calculated based on the results of online bidding for keywords or page content, up to a maximum cost per keyword or page content set by the customer. The Company will have profit-sharing agreements with several customers that call for the sharing of profits and losses. Profit sharing arrangements are governed by contractual agreement. Revenue from these profit-sharing agreements is reported net of the customer’s share of profit.

Revenue also includes revenue share from licensing of private-labeled versions of our AdCenter Platform.

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Revenues associated with online advertising products, including Advertiser Networks, are generally recognized once collectability is established, delivery of services has occurred, all performance obligations have been satisfied, and no refund obligations exist. We pay distribution network partners based on clicks on the advertiser’s ad that are displayed on the websites of these distribution network partners. These payments are called TAC and are included in cost of revenue. The revenue derived from these arrangements that involve traffic supplied by distribution network partners is reported gross of the payment to the distribution network partners. This revenue is reported gross due to the fact that we are the primary obligor to the advertisers who are the customers of the advertising service.

We also enter into agreements to provide private-labeled versions of our products, including licenses to the AdCenter platform technology. These license arrangements may include some or all of the following elements: revenue-sharing based on the publisher’s customer’s monthly revenue generated through the AdCenter application; upfront fees; minimum monthly fees; and other license fees. We recognize upfront fees over the term of the arrangement or the expected period of performance, other license fees over the term of the license, and revenue-sharing portions over the period in which such revenue is earned. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

We provide a provision against revenue for estimated reductions resulting from billing adjustments and customer refunds. The amounts of these provisions are evaluated periodically based upon customer experience and historical trends.

Deferred revenue is recorded when payments are received in advance of performance in underlying agreements. Customer deposits are recorded when customers make prepayments for online advertising.

The Company evaluates individual arrangements with customers to make a determination under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-45 Revenue Recognition . We test and record revenue accordingly.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from customers failing to make required payments. This valuation allowance is reviewed and adjusted on a periodic basis. The review is based on factors including the application of historical collection rates to current receivables and economic conditions. Additional allowances for doubtful accounts are considered and recorded if there is deterioration in past due balances, if economic conditions are less favorable than we anticipated or for customer-specific circumstances, such as bankruptcy.

Concentrations, Credit Risk and Credit Risk Evaluation

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and accounts receivable. As of December 31, 2014 and 2013, and as of June 30, 2015, the Company placed its cash equivalents and investments primarily through one financial institution, City National Bank (“CNB”), and mitigated the concentration of credit risk by placing percentage limits on the maximum portion of the investment portfolio which may be invested in any one investment instrument. The Company also invests in fully collateralized funds with maturities of less than two years. These amounts exceed federally insured limits at June 30, 2015, December 31, 2014 and December 31, 2013. The Company has not experienced any credit losses on these cash equivalents and investment accounts and does not believe it is exposed to any significant credit risk on these funds. The fair value of these accounts is subject to fluctuation based on market prices.

Credit Risk, Customer and Vendor Evaluation

Accounts receivable are typically unsecured and are derived from sales to customers. We perform ongoing credit evaluations of our customers and maintain allowances for estimated credit losses. We apply judgment as to our ability to collect outstanding receivables based primarily on our evaluation of the customer’s financial condition and past collection history and record a specific allowance. In addition, we record an allowance based on the length of time the receivables are past due. Historically, such losses have been within our expectations.

The following table reflects customers that accounted for more than 10% of net accounts receivable:

	Year Ended December 31,
	2014	2013
Company 1	24%	**
Company 2	13%	**
Company 3	12%	**
Company 4	10%	**
Company 5	**	22%
Company 6	**	18%
Company 7	**	16%

** Less than 10%

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	June 30,	December 31,
	2015	2014
Company 1	11%	10%
Company 2	**	12%
Company 3	**	24%
Company 4	**	13%

** Less than 10%

Revenue and Cost Concentrations

The following table reflects the concentration of revenue by geographic locations that accounted for more than 10% of net revenue:

	Year Ended December 31,
	2014	2013
United States	91%	82%
Europe, Middle East and Africa	**	12%

** Less than 10%

The increase in revenue between 2014 and 2013 In the United States was related to an increase in focus on our North American operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
United States	96%	92%	94%	93%
Europe, Middle East and Africa	**	**	**	**

** Less than 10%

The Company derives its revenue from two service offerings, or “products”: Advertiser Networks and Publisher Solutions. The percentage distributions between the two service offerings are as follows:

	Year Ended December 31,
	2014	2013
Advertiser Networks	91%	86%
Publisher Solutions	9%	14%

The increase in revenue from Advertiser Networks as compared to a decrease in Publisher Solutions is a result of the Company’s increase focus on its Clickable business as opposed to its AdCenter business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Advertiser Networks	100%	88%	100%	91%
Publisher Solutions	0%	12%	0%	9%

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The following table reflects the percentage of revenue attributed to customers who accounted for more than 10% of net revenue, all of which are Intermediaries:

	Year Ended December 31,
	2014	2013
Company 1	12%	13%

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Company 1	18%	13%	12%	12%
Company 2	**	10%	**	11%
Company 3	**	10%	**	**

** Less than 10%

The Company derives its revenue primarily from its relationships with significant distribution network partners. The following table reflects the distribution partners that accounted for more than 10% of total TAC:

	Year Ended December 31,
	2014	2013
Distribution Partner 1	20%	26%
Distribution Partner 2	15%	**
Distribution Partner 3	11%	12%
Distribution Partner 4	**	11%

** Less than 10%

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Distribution Partner 1	11%	20%	15%	32%
Distribution Partner 2	11%	19%	10%	28%
Distribution Partner 3	10%	22%	**	21%
Distribution Partner 4	**	**	**	**

** Less than 10%

The revenue from the Company’s significant distribution network partners declined from 2013 to 2014 as a result of declining Intermediary revenue and the Company’s decision to decrease the amount of revenue that it received from Intermediaries after 2012.

Property and Equipment

Property and equipment are stated at cost, except when an impairment analysis requires use of fair value, and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 to 4 years
Furniture and fixtures	5 to 7 years
Software	2 to 3 years
Building Improvements	10 years
Building	39 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

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In the fourth quarter of 2013, the Company acquired an approximately 10,000 square foot Data Center facility in Phoenix, Arizona. This facility has allowed the Company to consolidate its data needs in a company-owned Data Center, and should allow for the expansion of its cloud-based offerings to its customers.

Internal Use Software Development Costs

We capitalize external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software. These costs are capitalized after certain milestones have been achieved and generally amortized over a three-year period once the project is placed in service.

Management exercises judgment in determining when costs related to a project may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the amortization period for the capitalized costs, which is generally three years. The Company expects to continue to invest in internally developed software and to capitalize such costs in the future, although no such costs were capitalized in the year ended December 31, 2014 or in the six months ended June 30, 2015.

Restructuring Charges

In August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. This lease ended on December 31, 2014, at which time the Company no longer had any obligations under the terms of this lease.

In the second quarter of 2015, LookSmart incurred $0.2 million in restructuring charges. These expenses include legal and the professional expenses associated with the announcement in April 2015 that LookSmart, Ltd. (LOOK) and privately-held Pyxis Tankers Inc. (“Pyxis”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby Pyxis will become a publicly listed company as a result of the merger between LookSmart, Ltd. (“LookSmart”) and into Pyxis’ wholly-owned subsidiary, Maritime Technologies Corp., a Delaware corporation. On the effective date of the merger, in addition, LookSmart will spin off its existing business into a new entity called LookSmart Group, Inc. (“LookSmart Group”).

Impairment of Long-Lived Assets

The Company reviews long-lived assets held or used in operations, including property and equipment and internally developed software, for impairment in accordance with ASC 360-10 “Impairment and Disposal of Long-Lived Assets”.

The Company reviews assets for evidence of impairment annually at year-end and whenever events or changes in circumstances indicate the carrying values may not be recoverable. The impairment review requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations and changes in competition.

Traffic Acquisition Costs

The Company enters into agreements of varying durations with its distribution network partners that display the Company’s listings ads on their sites in return for a percentage of the revenue-per-click that the Company receives when the ads are clicked on those partners’ sites.

The Company also enters into agreements of varying durations with third party affiliates. These affiliate agreements provide for variable payments based on a percentage of the Company’s revenue or based on a certain metric, such as number of searches or paid clicks.

TAC expense is recorded in cost of revenue.

Share-Based Compensation

We recognize share-based compensation costs for all share-based payment transactions, including grants of stock options and employee stock purchases related to the Employee Stock Purchase Plan, over the requisite service period based on their relative fair values. We estimate the fair value of share-based payment awards on the grant date using the Black-Scholes method. The value of the portion of the award that is ultimately expected to vest is recognized as expense in our Consolidated Statement of Operations over the requisite service periods. Share-based compensation expense, related to stock option grants and employee stock purchases, recognized were not significant for the years ended December 31, 2014 and December 31, 2013, or for the six months ended June 30, 2014.

Forfeitures are estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is determined at the end of each fiscal quarter, based on historical rates.

We elected to adopt the alternative transition method for calculating the tax effects of share-based compensation to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and the Consolidated Statement of Cash Flows of the tax effects of employee share-based compensation awards.

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Advertising Costs

Advertising costs are charged to sales and marketing expenses as incurred and were $0.05 million and insignificant in the years ended December 31, 2014 and 2013, respectively.

Advertising costs are charged to sales and marketing expenses as incurred and were insignificant and $0.01 in the three and six months ended June 30, 2015, respectively. Advertising costs were insignificant in both the three and six months ended June 30, 2014.

Product Development Costs

Research of new product ideas and enhancements to existing products are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes using the liability method. Under the liability method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company records liabilities, where appropriate, for all uncertain income tax positions. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense.

Comprehensive Loss

Other comprehensive loss as of June 30, 2015, December 31, 2014, and December 31, 2013, consists of unrealized gains and losses on marketable securities categorized as available-for-sale and foreign currency translation adjustments.

Net Loss per Common Share

Basic net loss per share is calculated using the weighted average shares of common stock outstanding, excluding treasury stock. Diluted net loss per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding, excluding treasury stock, during the period, using the treasury stock method for stock options. As a result of the Company’s net loss position at June 30, 2015, December 31, 2014 and 2013, there is no dilution.

Segment Information

The Company has one operating segment, online advertising. While the Company operates under one operating segment, management reviews revenue under five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches.

As of December 31, 2014 and December 31, 2013, the Company’s accounts receivable and deferred revenue are primarily related to the online advertising segment. All long-lived assets are located in the United States and Canada. As of June 30, 2015, the Company’s accounts receivable and deferred revenue are primarily related to the online advertising segment. All long-lived assets are located in the United States and Canada.

Adoption of New Accounting Standards

On January 2, 2014 we adopted guidance issued by the Financial Accounting Standards Board (“FASB”), ASU 2013-04, “Liabilities – Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date”, an amendment providing guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Adoption of this new guidance had no impact on the Company’s consolidated financial position or results of operations.

Recent Accounting Pronouncements

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 (“ASU 2014-08”) “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014. Early adoption is permitted but only for disposals that have not been reported in financial statements previously issued. We do not expect the impact of the adoption of ASU 2014-08 to be material to our consolidated financial statements.

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In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09”) “Revenue from Contracts with Customers.” ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We are currently in the process of evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

For a further description of recent accounting pronouncements, please see Note 1 to our Consolidated Financial Statements below.

Results of Operations

Overview of the Three and Six Months Ended June 30, 2015 and 2014

The following tables set forth selected information concerning our results of operations as a percentage of consolidated net revenue for the periods indicated (in thousands):

	Three Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Revenue	$1,020	100.0%	$1,410	100.0%	$(390)	(28%)
Cost of revenue	412	40.4%	699	49.6%	(287)	(41%)
Gross profit	608	59.6%	711	50.4%	(103)	(14%)
Operating expenses:
Sales and marketing	295	28.9%	390	27.7%	(95)	(24%)
Product development and technical operations	631	61.9%	1,217	86.3%	(586)	(48%)
General and administrative	477	46.8%	999	70.9%	(522)	(52%)
Restructuring charge	217	21.4%	7	0.5%	210	3000%
Total operating expenses	1,620	158.8%	2,613	185.3%	(993)	(38%)
Income loss from operations	(1,012)	(99.2%)	(1,902)	(134.9%)	890	(47%)
Non-operating income (expense), net	19	1.9%	41	2.9%	(22)	(54%)
Loss from operations before income taxes	(993)	(97.4%)	(1,861)	(132.0%)	868	(47%)
Income tax expense	—	—	—	—	—	—
Net loss	$(993)	(97.4%)	$(1,861)	(132.0%)	$868	(47%)

	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Revenue	$2,004	100.0%	$2,468	100.0%	$(464)	(19%)
Cost of revenue	864	43.1%	1,390	56.3%	(526)	(38%)
Gross profit	1,140	56.9%	1,078	43.7%	62	6%
Operating expenses:
Sales and marketing	703	35.1%	845	34.2%	(142)	(17%)
Product development and technical operations	1,333	66.5%	2,417	97.9%	(1,084)	(45%)
General and administrative	807	40.3%	1,641	66.5%	(834)	(51%)
Restructuring charge	293	14.7%	16	0.7%	277	1731%

Total operating expenses	3,136	156.5%	4,919	199.3%	(1,783)	(36%)
Loss from operations	(1,996)	(99.6%)	(3,841)	(155.6%)	1,845	(48%)
Non-operating income (expense), net	15	0.7%	84	3.4%	(69)	(82%)
Loss from continuing operations before income taxes	(1,981)	(98.9%)	(3,757)	(152.2%)	1,776	(47%)
Income tax expense	—	—	—	0.0%	—	—
Net loss	$(1,981)	(98.9%)	$(3,757)	(152.1%)	$1,776	(47%)

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Overview of the Years Ended December 31, 2014 and December 31, 2013

The following table sets forth selected information concerning our results of operations as a percentage of consolidated net revenue for the years ended December 31, 2014 and 2013 (in thousands):

	Year Ended December 31,
		% of		% of	Dollar	%
	2014	Revenue	2013	Revenue	Change	Change
Revenue	$4,702	100.0%	$6,679	100.0%	$(1,977)	(30)%
Cost of revenue	2,441	51.9%	4,474	67.0%	(2,033)	(45)%
Gross profit	2,261	48.1%	2,205	33.0%	56	3%
Operating expenses:
Sales and marketing	1,690	35.9%	1,082	16.2%	608	56%
Product development and technical operations	4,561	97.0%	3,557	53.3%	1,004	28%
General and administrative	2,561	54.5%	3,052	45.7%	(491)	(16)%
Restructuring charge	30	0.7%	40	0.6%	(10)	(25)%
Total operating expenses	8,842	188.0%	7,731	115.8%	1,111	14%
Loss from operations	(6,581)	(140.0)%	(5,526)	(82.7)%	(1,055)	19%
Non-operating income (expense), net	162	3.4%	177	2.7%	(15)	(8)%
Loss from continuing operations before income taxes	(6,419)	(136.5)%	(5,349)	(80.1)%	(1,070)	20%
Income tax expense	—	—	(7)	(0.1)%	7	(100)%
Net loss	$(6,419)	(136.5)%	$(5,356)	(80.1)%	$(1,063)	20%

Revenue

Overview of the Three and Six Months Ended June 30, 2015 and 2014

Revenue is derived from two service offerings or “products” of the Company. Advertiser Networks and Publisher Solutions. Total revenue and revenue from Advertiser Networks and Publisher Solutions for the three and six months ended June 30, 2015, and 2014, was as follows (in thousands):

	Three Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Advertiser Networks	$1,020	100%	$1,241	88%	$(221)	(18%)
Publisher Solutions	—	—	169	12%	(169)	(100%)
Total revenue	$1,020	100%	$1,410	100%	$(390)	(28%)

	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Advertiser Networks	$2,003	100%	$2,251	91%	$(248)	(11%)
Publisher Solutions	1	0%	217	9%	(216)	(100%)
Total revenue	$2,004	100%	$2,468	100%	$(464)	(19%)

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Advertiser Networks

The decrease in Advertiser Networks revenue for the three and six months ended June 30, 2015, as compared to the same period in 2014 is the result of a reduction in revenues from all categories: Intermediaries, Direct Advertisers and Self Service Advertisers.

In the first half of 2015, revenue from Intermediaries decreased compared to the first half of 2014. We experienced a continuing decrease in Advertising Network revenue in the first half of 2015 following a trend that began in late 2011.

In the first half of 2015, revenue from Direct Advertisers decreased compared to the first half of 2014.

In the first half of 2015, revenue from Self Service Advertisers decreased compared to the first half of 2014. The Company plans to invest in the Self Service Platform in the future.

Publisher Solutions

Publisher Solutions revenues decreased in the three and six months ended June 30, 2015, compared to the same period in 2014 generally due to volume reductions by licensees.

Overview of the Years Ended December 31, 2014 and December 31, 2013

Total revenue and revenue from Advertiser Networks and Publisher Solutions for the years ended December 31, 2014 and 2013, were as follows (in thousands):

	Year Ended December 31,
		% of		% of	Dollar	%
	2014	Revenue	2013	Revenue	Change	Change
Advertiser Networks	$4,279	91%	$5,762	86%	$(1,483)	(26)%
Publisher Solutions	423	9%	917	14%	(494)	(54)%
Total revenue	$4,702	100%	$6,679	100%	$(1,977)	(30)%

Advertiser Networks

In 2014, revenue from Intermediaries decreased significantly compared to 2013. We experienced a continuing decrease in Advertising Network revenue in 2014 following a trend from 2013 and 2012. This trend continued into 2014 as several Intermediary customers exited the market or ceased business with the Company.

In 2014, revenue from Direct Advertisers decreased from 2013.

In 2014, revenue from Self Service Advertisers decreased. We did not invest significant resources to expand this business however the Company views Self Service Advertisers as a source for modest potential growth and plans to invest accordingly in the future.

Publisher Solutions

In 2014, Publisher Solutions revenue declined as compared to the prior year. The Company did not invest significant resources to grow this business in 2014.

Cost of Revenue and Gross Profit

Overview of the Three and Six Months Ended June 30, 2015 and 2014

Cost of revenue is primarily TAC (costs paid to our distribution network partners). Other costs include data center rent, power usage and credit card fees.

Cost of revenue for the three and six months ended June 30, 2015 and 2014 were as follows (in thousands):

	Three Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Traffic acquisition costs	$370	36%	$510	36%	$(140)	(27%)
Other costs	42	4%	189	12%	(147)	(78%)
Total cost of revenue	$412	40%	$699	50%	$(287)	(41%)
Traffic acquisition costs as percentage of Advertiser Network revenue		36%		41%

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	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Traffic acquisition costs	$792	40%	$971	39%	$(179)	(18%)
Other costs	72	4%	419	17%	(347)	(83%)
Total cost of revenue	$864	43%	$1,390	56%	$(526)	(38%)

Traffic acquisition costs as percentage of Advertiser Network revenue		40%		43%

TAC decreased $140,000 and $179,000 in the three and six months ended June 30, 2015, respectively, when compared to the three and six months ended June 30, 2014. Our Intermediary category of revenue generally has lower margins than Direct and Self-Service and our continued move away from Intermediaries’ business drove the margin increase.

Certain other costs, such as data center costs and power usage, are generally fixed costs. Total cost of revenue decreased in 2015 primarily as result of decreases of TAC combined with decreases in other costs in the current year.

TAC as a percentage of Advertiser Network revenue decreased to 40% in the first half ended June 30, 2015, as compared to 43% in the same period in 2014 as a result of overall revenue mix changes from 2014 to 2015.

Overview of the Years Ended December 31, 2014 and December 31, 2013

Cost of revenue is primarily TAC (costs paid to our distribution network partners). Other costs include data center rent and power usage, commissions paid to advertising agencies and credit card fees.

Cost of revenue for the years ended December 31, 2014 and 2013 were as follows (in thousands):

	Year Ended December 31,
		% of		% of	Dollar	%
	2014	Revenue	2013	Revenue	Change	Change
Traffic acquisition costs	$1,819	39%	$2,759	41%	$(940)	(34)%
Other costs	622	13%	1,715	26%	(1,093)	(64)%
Total cost of revenue	$2,441	52%	$4,474	67%	$(2,033)	(45)%

Traffic acquisition costs as percentage of Advertiser Network revenue		43%		48%

TAC as a percent of revenue decreased in 2014, as compared to 2013. Our Intermediary category of revenue generally has lower margins than Direct and Self-Service and the change in revenue mix from 2014 to 2013 drove the margin decline.

Certain other costs, such as data center rent and power usage, are generally fixed costs. However in 2013, there were some other cost increases associated with planned data center and related transitions in order to effect the move from Raging Wire to our owned Data Center in Phoenix, Arizona.

Total cost of revenue decreased in 2014 as result of decreases of TAC, partially offset by increases in other costs in the current year.

Traffic acquisition costs as a percentage of Advertiser Network revenue decreased to 43% in 2014, as compared to 48% in 2013, as a result of overall revenue mix changes from 2014 to 2013.

Operating Expenses

Overview of the Three and Six Months Ended June 30, 2015 and 2014

Operating expenses for the three and six months ended June 30, 2015, as compared to the same period in 2014, decreased by $0.8 million. Contributing factors included decreases in sales and marketing costs, product and development costs, general and administrative costs.

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Operating expenses consist of sales and marketing, product development and technical operations, general and administrative, and restructuring charges for the three and six months ended June 30, 2015, and 2014, and were as follows (in thousands):

	Three and six months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Sales and marketing	$295	29%	$390	28%	$(95)	(24%)
Product development and technical operations	631	62%	1,217	86%	(586)	(48%)
General and administrative	477	46%	999	71%	(522)	(52%)
Restructuring charge	217	21%	7	—	210	3000%
Total operating expenses	$1,620	158%	$2,613	185%	$(993)	(38%)

	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Sales and marketing	$703	35%	$845	34%	$(142)	(17%)
Product development and technical operations	1,333	67%	2,417	98%	(1,084)	(45%)
General and administrative	807	40%	1,641	66%	(834)	(51%)
Restructuring charge	293	15%	16	1%	277	1731%
Total operating expenses	$3,136	157%	$4,919	199%	$(1,783)	(36%)

Sales and Marketing

Sales and marketing expenses in the current year include salaries, share-based compensation and other costs of employment for our sales force, sales administration and customer service staff and marketing personnel, overhead, facilities and allocation of depreciation. Sales and marketing expenses also include the costs of advertising, trade shows, public relations activities and various other activities supporting our customer acquisition effort.

The decrease in sales and marketing expenses for the three and six months ended June 30, 2015, reflects a reduction in our sales and marketing personnel. The Company is developing plans for sales and marketing and higher expenses in the future are expected in this functional area.

Product Development and Technical Operations

Product development and technical operations expense includes all costs related to the continued operations, development and enhancement of our core technology product, the AdCenter platform. The AdCenter is used to operate both our own Advertiser Network and other publishers’ client networks, and is licensed to publishers to operate their own network. These costs include salaries and associated costs of employment, including share-based compensation, overhead, and facilities. Software licensing and computer equipment depreciation related to supporting product development and technical operations functions are also included in product development and technical operations expense.

Beginning in 2013, the Company had made a concentrated effort to rebuild product and technical human resources by increasing the Company’s product and technical resources to a level that the Company feels appropriate for its current and expected businesses.

General and Administrative

General and administrative expenses include personnel cost, legal, insurance, tax and accounting, consulting, professional services fees and the provision for, and reductions of, the allowance for doubtful trade receivables.

Overview of the Years Ended December 31, 2014 and December 31, 2013

Operating costs for the years ended December 31, 2014 and 2013 were as follows (in thousands):

	Year Ended December 31,
		% of		% of	Dollar	%
	2014	Revenue	2013	Revenue	Change	Change
Sales and marketing	$1,690	36%	$1,082	16%	$608	56%
Product development and technical operations	4,561	97%	3,557	53%	1,004	28%
General and administrative	2,561	54%	3,052	46%	(491)	(16)%
Restructuring charge	30	1%	40	1%	(10)	(25)%
Total operating expenses	$8,842	188%	$7,731	116%	$1,111	14%

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Sales and Marketing

Sales and marketing expenses include salaries, commissions, share-based compensation and other costs of employment for our sales force, sales administration and customer service staff and marketing personnel, overhead, facilities and allocation of depreciation. Sales and marketing expenses also include the costs of advertising, trade shows, public relations activities and various other activities supporting our customer acquisition effort.

Product Development and Technical Operations

Product development and technical operations expense includes all costs related to the continued operations, development and enhancement of our core technology product, the AdCenter platform. The AdCenter is used to operate both our own Advertiser Network and other publishers’ client networks, and is licensed to publishers to operate their own network. These costs include salaries and associated costs of employment, including share-based compensation, overhead, and facilities. Software licensing and computer equipment depreciation related to supporting product development and technical operations functions are included in product development and technical operations expense.

Beginning in 2013, the company had made a concentrated effort to rebuild product and technical human resources by increasing the Company’s product and technical resources to a level that the Company feels appropriate for its current and expected businesses.

General and Administrative

General and administrative expenses include personnel cost, legal, insurance, tax and accounting, consulting, professional services fees and the provision for, and reductions of, the allowance for doubtful trade receivables.

General and Administrative costs decreased $0.5 million in the year ended December 31, 2014, as compared to 2013, which is primarily attributed to continuing cost containment efforts in 2014.

Other Items

Overview of the Three and Six Months Ended June 30, 2015 and 2014

The tables below set forth other continuing operations data for the three and six months ended June 30, 2015, and 2014 (in thousands):

	Three Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Non-operating income (expense), net
Interest income	$—	—	$27	2%	$(27)	(100%)
Interest expense	(1)	—	(4)	—	3	100%
Other income, net	20	2%	18	1%	2	11%
Total non-operating income (expense), net	$19	2%	$41	3%	$(22)	(54%)

Income tax expense	$—	—	$—	—	$—	—

	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Non-operating income (expense), net
Interest income	$—	(1%)	$74	3%	$(74)	(100%)
Interest expense	(1)	—	(7)	—	6	(86%)
Other income (expense), net	16	1%	17	—	(1)	(6%)
Total non-operating income (expense), net	$15	0%	$84	3%	$(69)	(82%)

Income tax expense	$—	—	$—	—	$—	—

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Interest Income and Expense

Interest income decreased 100% in both the three and six months ended June 30, 2015, respectively, as compared to the same periods in 2014. This decrease is due to the September 30, 2014 maturation of our high-yield investment in a fully collateralized fund.

Interest expense, primarily consisting of interest paid on capital leases, decreased during both the three and months ended June 30, 2015, as compared to the three and six months ended June 30, 2014. This decrease was primarily due to the termination of lease obligations in the first quarter of 2015.

Overview of the Years Ended December 31, 2014 and December 31, 2013

The table below sets forth other continuing operations data for the years ended December 31, 2014 and 2013 (in thousands):

	Year Ended December 31,
		% of		% of	Dollar	%
	2014	Revenue	2013	Revenue	Change	Change
Non-operating income (expense), net
Interest income	$81	1%	$198	3%	$(117)	(59)%
Interest expense	(14)	—	(9)	—	(5)	56%
Other income (expense), net	95	2%	(12)	—	107	(892)%
Total non-operating income (expense), net	$162	3%	$177	3%	$(15)	(8)%

Income tax expense	$—	—	$(7)	—	$7	(100)%

Interest Income and Expense

Interest income, decreased 59% in the year ended December 31, 2014 from the year ended December 31, 2013. This decrease was primarily due to maturation of the investment in collateralized debt obligations in the third quarter of 2014.

Interest expense, which primarily consists of interest paid on capital leases, increased $5 thousand in 2014, as compared to 2013, primarily due to a new capital lease obligation in the first quarter of 2014.

Income Tax Expense

Due to our net operating losses, our income tax expense in the U.S. consists of minimum state taxes.

Liquidity and Capital Resources

Overview of the Three and Six Months Ended June 30, 2015 and 2014

Cash flows were as follows for the six months ended June 30, 2015, and 2014 (in thousands):

	Six Months Ended June 30, 2015
	2015	2014	Change
Net cash used in operating activities	$(1,403)	$(2,208)	$805
Net cash provided by investing activities	(290)	1,727	(2,017)
Net cash used in financing activities	1,872	(170)	2,042
Effect of exchange rate changes on cash and cash equivalents	7	—	7
Increase or Decrease in cash and cash equivalents	$186	$(651)	$837

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Cash, cash equivalents and short- and long-term investment balances were as follows as of June 30, 2015, and December 31, 2014 (in thousands):

	June 30,	December 31,
	2015	2014	Change
Cash and cash equivalents	$491	$305	$186
Short-term investments	63	129	(66)
Total	$554	$434	$120
% of total assets	12%	9%
Total assets	$4,670	$4,756

At June 30, 2015, we had approximately $0.6 million of cash, cash equivalents and short-term marketable investments. Cash equivalents and short-term marketable investments are comprised of highly liquid debt instruments of the U.S. government, commercial paper, time deposits, money market mutual funds, U.S. corporate securities and other commodities. We actively monitor the depository institutions that hold our cash and cash equivalents and the institutions of whose debt instruments we hold. Our investment policy, which is reviewed annually by our Board of Directors, primarily emphasizes safety of principal while secondarily on maximizing yield on those funds. We can provide no assurances that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets. These balances may exceed the Federal Deposit Insurance Corporation insurance limits. While we monitor the cash balances in our operating accounts and adjust the cash balances as appropriate, these cash balances could be impacted if the underlying financial institutions fail or could be subject to other adverse conditions in the financial markets. See Note 2 to the Unaudited Consolidated Financial Statements, “Cash and Available for Sale Securities,” which describes further the composition of our cash, cash equivalents and short-term investments.

Cash, cash equivalents and short- and long-term investments increased $0.1 million to $0.6 million at June 30, 2015, from $0.4 million at December 31, 2014, primarily due to financing efforts in the first half of 2015, offset by operating losses.

Our primary source of liquidity is our cash, cash equivalents, and short-term investments. Our current primary use of cash is to fund operating losses and investment in software development. At June 30, 2015, we had $491,000 cash on hand and a burn rate of approximately $120,000 per month. Our liquidity could be negatively affected by a decrease in demand for our services beyond the current quarter, and changes in customer buying behavior. Also, if the banking system or the financial markets continue to remain volatile, our investment portfolio may be impacted and the values and liquidity of our investments could be adversely affected. In addition, we may seek to raise additional capital through public or private debt or equity financings in order to fund our operations and capital expenditures, take advantage of favorable business opportunities, develop and upgrade our technology infrastructure, develop new product and service offerings, take advantage of favorable conditions in capital markets or respond to competitive pressures. The existence of the going concern opinion provided by our independent registered auditors could cause third parties to choose not to provide financing to us. In addition, unanticipated developments in the short term requiring cash payments, including the acquisition of businesses with negative cash flows, may necessitate additional financing. We cannot be assured that additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

Operating Activities

Cash used in operating activities in the six months ended June 30, 2015, consisted of our net loss adjusted for certain non-cash items, including depreciation, amortization, provision for doubtful accounts, and share-based compensation expense, as well as the effect of changes in working capital and other activities. Cash used in operations in the six months ended June 30, 2015 was $1.4 million and consisted of a net loss of $2.0 million, adjustments for non-cash items of $0.6 million and cash used by working capital and other activities of $0.0 million. Adjustments for non-cash items primarily consisted of $0.6 million of depreciation and amortization expense on property and equipment and purchased software. In addition, changes in working capital activities primarily consisted of a $0.2 million net increase in accounts payable and accrued liabilities, an increase of $0.04 million in accounts receivable and a $0.09 million decrease in prepaid and other assets. The increase in accounts payable and accrued liabilities was primarily due to the increase in operating expenses. The increase in accounts receivable is primarily attributed to slower paying customers.

Cash used in operating activities in the six months ended June 30, 2014, consisted of our net loss adjusted for certain non-cash items, including depreciation, amortization, provision for doubtful accounts, and share-based compensation expense, as well as the effect of changes in working capital and other activities. Cash used in operations in the first half of 2014 was $2.2 million and consisted of a net loss of $3.8 million, adjustments for non-cash items of $0.7 million and cash used by working capital and other activities of $0.9 million. Adjustments for non-cash items primarily consisted of $0.7 million of depreciation and amortization expense on property and equipment, $0.05 amortization of deferred rent, $0.04 in amortization of deferred lease incentive, and $0.03 million in other non-cash charges. In addition, changes in working capital activities primarily consisted of a $0.04 million net increase in accounts payable and accrued liabilities, an increase of $0.03 million in accounts receivable and a $0.5 million decrease in prepaid and other assets. The decrease in accounts payable and accrued liabilities was primarily due to decreased TAC and operating expenses. The increase in accounts receivable is primarily attributed to slower paying customers.

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Investing Activities

Cash used in investing activities in the six months ended June 30, 2015 of $0.3 million was attributed to $0.4 million purchase of intangible assets partially offset by $0.1 million in net proceeds from the sale of investments.

Cash provided by investing activities in the six months ended June 30, 2014 of $1.7 million was attributed to $2.1 million net proceeds from the sale of investments partially offset by a $0.4 million in purchases of property and equipment.

Financing Activities

Cash provided by financing activities in the first half of 2015 of $1,872 is primarily attributed to increases in long-term liabilities and notes payable, as well as proceeds from additional paid-in capital from Inca Capital, Snowy August Management, LLC and Pyxis Tankers Inc.

Cash used in financing activities in the first half of 2014 of $0.2 million is attributed to $0.09 million is scheduled capital lease payments and $0.08 million in the repurchase of the Company’s common stock.

Overview of the Years Ended December 31, 2014 and December 31, 2013

Cash flows were as follows (in thousands):

	Year Ended December 31,
	2014	2013	Change
Net cash used in operating activities	$(4,059)	$(5,575)	$1,516
Net cash provided by investing activities	2,100	2,255	(155)
Net cash used in financing activities	(348)	(135)	(213)
Effect of exchange rate changes on cash and cash equivalents	(177)	(108)	(69)
Decrease in cash and cash equivalents	$(2,484)	$(3,563)	$1,079

Cash, cash equivalents and short-term marketable investment balances were as follows as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013	Change
Cash and cash equivalents	$305	$2,789	$(2,484)
Short-term investments	129	3,102	(2,973)
Long-term investments	—	154	(154)
Total	$434	$6,045	$(5,611)
% of total assets	9%	52%
Total assets	$4,756	$11,646

At December 31, 2014, we had $0.4 million in cash, cash equivalents and short-term marketable investments. Cash equivalents, short-term marketable investments are comprised primarily of highly liquid debt instruments of the U.S. government, commercial paper, time deposits, money market mutual funds, U.S. corporate securities and collateralized debt obligations. We actively monitor the depository institutions that hold our cash and cash equivalents and the institutions of whose debt instruments we hold. Our investment policy, which is reviewed annually by our Board of Directors, primarily emphasizes safety of principal while secondarily maximizing yield on those funds. We can provide no assurances that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets.  These balances may exceed the Federal Deposit Insurance Corporation insurance limits. While we monitor the cash balances in our operating accounts and adjust the cash balances as appropriate, these cash balances could be impacted if the underlying financial institutions fail or could be subject to other adverse conditions in the financial markets. Note 2 to our Consolidated Financial Statements below, further describes the composition of our cash, cash equivalents and short- and long-term investments.

Cash, cash equivalents, short- and long-term investments decreased $5.6 million in 2014 primarily due to operating losses, investment in other companies and the purchase of property and equipment.

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Our primary source of liquidity is our cash, cash equivalents, short-term investments, and cash flow from operations. We believe that our existing cash, cash equivalents, short-term investments and cash from operations will be sufficient to satisfy our current anticipated cash requirements through at least the next 12 months, if not longer. Our liquidity could be negatively affected by a decrease in demand for our services beyond the current quarter, and changes in customer buying behavior. Also, if the banking system or the financial markets continue to remain volatile, our investment portfolio may be impacted and the values and liquidity of our investments could be adversely affected. In addition, we may seek to raise additional capital through public or private debt or equity financings in order to fund our operations and capital expenditures, take advantage of favorable business opportunities, develop and upgrade our technology infrastructure, develop new product and service offerings, take advantage of favorable conditions in capital markets or respond to competitive pressures. In addition, unanticipated developments in the short term requiring cash payments, including the acquisition of businesses with negative cash flows, may necessitate additional financing. We cannot be assured that additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

Our consolidated financial statements for the year ended December 31, 2014 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be required to liquidate its assets. The ability of the Company to continue as a going concern is dependent upon the availability of future funding, continued growth of its business and customer base, and the Company’s ability to profitably meet its after-sale service commitments with its existing customers. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Operating Activities

Cash used in operating activities in the year ended December 31, 2014, consisted of our net loss adjusted for certain non-cash items, including depreciation, amortization, provision for doubtful accounts, share-based compensation expense, and deferred lease incentive, as well as the effect of changes in working capital and other activities. Cash used in operations in the year ended December 31, 2014 was $4.1 million and consisted of a net loss of $6.4 million, adjustments for non-cash items of $1.5 million, and cash used in working capital and other activities of $0.8 million. Adjustments for non-cash items primarily consisted of $1.3 million of depreciation and amortization expense on property and equipment, $0.08 million in deferred lease incentive, $0.03 million of restructuring charge expense and $0.06 million of bad debt expense. In addition, changes in working capital activities primarily consisted of $0.3 million decrease in accounts receivable offset by $0.1 million increase in accounts payable and accrued liabilities. The decrease in accounts receivable is primarily attributed to reduced revenue while the increase in accounts payable and accrued liabilities is primarily attributed to decrease in cash flow.

Cash used in operating activities in the year ended December 31, 2013, consisted of our net loss adjusted for certain non-cash items, including depreciation, amortization, provision for doubtful accounts, share-based compensation expense, and deferred lease incentive, as well as the effect of changes in working capital and other activities. Cash used in operations in the year ended December 31, 2013 was $5.2 million and consisted of a net loss of $5.2 million, adjustments for non-cash items of $0.7 million, and cash used in working capital and other activities of $0.6 million. Adjustments for non-cash items primarily consisted of $0.5 million of depreciation and amortization expense on property and equipment, $0.08 million in deferred lease incentive, $0.04 million of restructuring charge expense and $0.04 million of share-based compensation expense. In addition, changes in working capital activities primarily consisted of $1.5 million decrease in accounts receivable offset by $1.6 million decrease in accounts payable and accrued liabilities. The decrease in accounts receivable is primarily attributed to reduced revenue while the decrease in accounts payable and accrued liabilities is primarily attributed to a reduction in expenditures.

Investing Activities

Cash provided by investing activities during the year ended December 31, 2014 of $2.1 million was primarily attributed to $3.1 million net sale of investments. Capital expenditures for the year ended December 31, 2014 consisted of $1.0 million for property, software and equipment acquired during 2014.

Cash provided by investing activities during the year ended December 31, 2013 of $1.9 million was primarily attributed to $6.2 million net sale of investments. Capital expenditures for the year ended December 31, 2013 consisted of $4.2 million for property, software and equipment acquired during 2013.

Financing Activities

Cash used in financing activities in the year ended December 31, 2014 of $0.3 million is primarily attributed to $0.17 million in scheduled capital lease payments and $0.17 million in repurchases of treasury stock.

Cash used in financing activities in the year ended December 31, 2013 of $0.1 million is primarily attributed to $0.1 million in scheduled capital lease payments.

Credit Arrangements

The Company had an outstanding standby letter of credit issued by City National Bank (“CNB”) of approximately $0.1 at December 31, 2014, related to security of the subleased corporate office lease which expired on December 30, 2014. This sublease was secured by a money market account held at CNB. In February 2015, the Company cancelled this letter of credit upon release by the Lessor.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4), investments in special-purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

Indemnification

We have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is or was serving, at our request, in such capacity, to the maximum extent permitted under the laws of the State of Nevada. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. However, we maintain directors and officers insurance coverage that may contribute, up to certain limits, a portion of any future amounts paid for indemnification of directors and officers. We believe the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal. Historically, we have not incurred any losses or recorded any liabilities related to performance under these types of indemnities.

In the normal course of business, we have made certain guarantees, indemnities and commitments under which we may be required to make payments in relation to certain transactions. These indemnities include intellectual property and other indemnities to our customers and distribution network partners in connection with the sales of our products, and indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease. It is not possible to determine the maximum potential loss under these guarantees, indemnities and commitment due to our limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision.

Additionally, pursuant to the Merger Agreement, we have agreed to indemnify both LS and Pyxis for any lawsuits that may arise from the operation of the LookSmart business, either currently or historically.

MANAGEMENT

Board of Directors

After the Separation and the Distribution, the board of directors, committee members and officers of LS will become the board of directors, committee members and officers of Group. The following table provides information as of September 28, 2015:

Name	Age	Offices and Positions (1)
Michael Onghai	45	Director, Chief Executive Officer, Chief Financial Officer President, Treasurer and Secretary (2)
Thorsten Weigl	40	Director (4)

(1)	Each director holds office until such director’s successor is elected and qualified or such director’s earlier death, resignation, or removal.

(2)	Chief Executive Officer and President of LookSmart, Ltd. since January 25, 2013 and Secretary of LookSmart, Ltd. since April 25, 2013.

(4)	Such director holds one or more board committee positions as provided in the following table:

	Audit Committee		Committee		Nominating Committee
Name	Member	Chair	Member	Chair	Member	Chair	Position Since
Thorsten Weigl	X		X		X		January 25, 2013

Michael Onghai has been a director and Chief Executive Officer of LookSmart Group, Inc. since March 2015, and a director at LookSmart, Ltd. since January 14, 2013 and Chief Executive Officer since January 25, 2013 and holds other positions as provided herein. For more than the past five years, Mr. Onghai has been a private investor and an investment manager, including as the principal of Snowy August Management LLC, a value-oriented alternative investment manager he founded in 2011, and, prior to 2011, as a principal and portfolio manager of Ibis Management LLC, an investment management firm he joined in 2003. Mr. Onghai is a Chartered Financial Analyst and the founder of AppAddictive, a venture capital-sponsored social media digital holding company. Mr. Onghai holds a B.S. in Computer Science and Engineering from UCLA. His experience in investment management, his leadership in founding AppAddictive and his early experience as an employee of GeoCities (which was ought by Yahoo in 1998) have lead LookSmart Group, Inc. to conclude he is a valuable member of the board of directors.

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Thorsten Weigl has been a director of LookSmart Group, Inc. since March 2015, and a director of LookSmart, Ltd. since January 14, 2013 and holds other positions as provided herein. For more than the past five years, Mr. Weigl has been a private investor and the Chief Executive Officer of Solom GmbH, an asset management company. Mr. Weigl oversees one of Germany’s largest intellectual property portfolios and has managed investments in internet and technology companies since 1998. His success as an Internet entrepreneur and his reputation in the asset management industry, and his particular experience with intellectual property portfolios, have led LookSmart Group, Inc. to conclude he is a valuable member of the board of directors.

Other Directorships

The following table provides information as to certain other public company directorships held by the directors as of the filing hereof or during the past five years:

Name	Other Directorships
Michael Onghai	Director of MGT Capital Investments, Inc.

Executive Officers

The following table provides information as of June 30, 2015 as the person who is, as of the filing hereof, an executive officer of LookSmart, Ltd., whom holds the corresponding office in LookSmart Group, Inc.:

Name	Age	Term	Principal Positions	Position Since	Other Offices and Positions
Michael Onghai	44	(1)	Chief Executive Officer, Chief Financial Officer	January 1, 2013	Director, President, Treasurer and Secretary (2)

*

(1)	Each officer is chosen and holds office for such term as prescribed by the bylaws or determined by the board and until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, or removal.

(2)	Director since January 14, 2013, President since January 25, 2013, and Secretary since April 25, 2013.

Involvement in certain legal proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to any director, director nominee or executive officer:

(1)	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)	being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities;

(4)	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated;

(5)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)	any federal or state securities or commodities law or regulation;

(ii)	any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease–and–desist order, or removal or prohibition order; or

(iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(6)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self–regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member (covering stock, commodities or derivatives exchanges, or other SROs).

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Code of Ethics

Group has adopted a code of ethics that applies to Group’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Group has posted the code of ethics on Group’s Internet website at http://www.LookSmart.com/corporate-governance. Group intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or a waiver from, a provision of the code of ethics by posting such information on the Company’s Internet website.

EXECUTIVE COMPENSATION

The following table provides information as to the compensation paid by us to each named executive officer (“Named Executive Officer”) for each of the last two completed fiscal years. All of the information included in this table reflects compensation awarded to, earned by or paid to the named executive officers for services rendered to LS and its subsidiaries. Amounts shown are for the individuals in their last position with LS and do not necessarily reflect the compensation these individuals will earn in their new capacities as our executive officers, or in the case of former officers, from Group at all.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation*	Total
Michael Onghai	2014	$80,000	—	—	—	$80,000
Chief Executive Officer	2013	$80,000	—	—	—	$80,000

*

(1)	Represents aggregate grant date fair value (computed in accordance with FASB ASC Topic 718), subject to valuation assumptions discussed in Note 10 to the financial statements filed as part hereof.

Outstanding Equity Awards

As of December 31, 2014, there were no outstanding equity awards for any Named Executive Officer. All outstanding equity awards for Named Executive Officers in the prior year were expired or forfeited on or before 2014.

Post-Termination Compensation or Benefits

Except as otherwise provided herein, neither LS nor Group has any employment, severance, change of control, or other agreement with any Named Executive Officer that provides for any payment to such Named Executive Officer at, following, or in connection with the resignation, retirement, or other termination of such Named Executive Officer or a change in control of the LS or Group.

Group believes LS’s executive compensation has been appropriate and in keeping with LS’s operations and financial performance.

DIRECTOR COMPENSATION

No director compensation was earned or paid by LS for the fiscal year ended December 31, 2014. No stock or option awards were issued for the fiscal year ended December 31, 2014.

Outstanding Equity Awards

As of December 31, 2014, there were no outstanding equity awards for any director.

67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, all of the outstanding shares of our common stock are beneficially owned by LS. Following the Distribution, LS will not own any shares of our common stock. The following table provides information with respect to the anticipated beneficial ownership of our common stock, following the Distribution, by all directors, executive officers and nominees, as a group as of the Distribution Date, and each person known to beneficially own more than 5% of the common stock of Group:

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Class *
Michael Onghai	3,123,047	54.1	%(2)
Thorsten Weigl	194,769	3.4	%(3)

Directors and executive officers as a group (2 persons):	3,317,816	57.5%
Platinum Partners Value Arbitrage Fund L.P.	576,000	10.0	%(4)

*

(1)	To Group’s knowledge, except as otherwise provided herein, each person named herein as a beneficial owner of securities has sole voting and investment power as to such securities and such person’s address is c/o LookSmart Group, Inc., 555 California Street, #324, San Francisco, California 94105.

(2)	Represents securities owned or held by or for the account of other persons as portfolio securities, which may be deemed to be beneficially owned directly by Snowy August Management LLC, as an investment manager to such persons, and indirectly by Mr. Onghai, as the President of Snowy August Management.

(3)	Represents securities which may be deemed to be beneficially owned directly by Solom GmbH and indirectly by Mr. Weigl, as the Chief Executive Officer of Solom GmbH.

(4)	According to the Schedule 13D/A filed January 17, 2013 (1,728,000 reported, adjusted for LS’ 3:1 reverse split on November 6, 2013) by such persons with the SEC, such securities are beneficially owned (and voting and investment power as to such securities is shared) by Platinum Partners Value Arbitrage Fund L.P., Platinum Management (NY) LLC, Uri Landesman, and Mark Nordlicht and the address of such persons is 152 West 57th Street, 54th Floor, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Indemnification Agreements

We have entered into indemnity agreements with our directors and officers providing for indemnification of each director and officer against expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company’s request). The directors and officers will also be indemnified for costs, including judgments, fines and penalties that are indemnifiable under Nevada law or under the terms of any current or future liability insurance policy maintained by the Company that covers directors and officers. A director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in each instance on the director or officer meeting the standards of conduct set forth in the indemnity agreements.

Assignment and Assumption Agreement

In order to transfer the LookSmart Business to Group, on April 23, 2015, LS and Group entered into an Assignment and Assumption Agreement. Pursuant to the terms of the Assignment and Assumption Agreement, the Separation was effected and LS allocated all of the assets, liabilities and obligations of the LookSmart Business (including with respect to transition services, employee matters, tax matters and certain other matters) to Group on April 23, 2015.

Snowy August Loan Agreement

From December 2014 to March 2015, Snowy August Management LLC, a company affiliated with Mr. Onghai, advanced funds to LS in the aggregate amount of $750,000 (collectively, the “Loan”). The Loan was provided to LS by an oral agreement with Snowy August Management LLC, and no formal loan agreement has been drafted. The Loan was assumed pursuant to the terms of the Assignment and Assumption Agreement. The purpose of the Loan was to provide working capital to LS. Group has no present plan or schedule for repayment the Loan at this time, although it is contemplated that a plan will be made at some point in the future.

Policies and Procedures for Approving Related Person Transactions

Our policy and procedure with respect to any related person transaction between the Company and any related person requiring disclosure under Item 404(a) of regulation S-K under the Exchange Act, is that the Company’s audit committee reviews all such transactions. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company was and is to be a participant, and a related party had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by the Company of a related party. The board of directors has adopted a written policy reflecting the policy and procedure identified above.

Director Independence

The Company has determined that Thorsten Weigl is “independent” as defined by, and determined under, the applicable director independence standards of NASDAQ. As the Chief Executive Officer of Group, Mr. Onghai is not considered an independent director.

68

 DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material terms of our capital stock that is contained in our articles of incorporation and bylaws, and is qualified in its entirety by reference to these documents. You should refer to our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this Information Statement is a part, along with the applicable provisions of Nevada law.

General

Upon completion of the Distribution, we will have two authorized classes of stock: blank check preferred stock (5,000,000 shares authorized), $.001 par value, and Common Stock (80,000,000 shares authorized) $.001 par value.

Common Stock

Upon completion of the Distribution, we expect there will be approximately 5,768,851 shares of our common stock outstanding, to be held of record by 315 stockholders based upon approximately 5,768,851 shares of LS common stock, par value $0.003 per share, outstanding as of October 15, 2015, applying the distribution ratio of one share of our common stock for every one share of LS common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of the Separation will be fully paid and non-assessable.

Each outstanding share of common stock has one vote on all matters requiring a vote of the shareholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the voting shares outstanding can, if they choose to do so, elect all of the directors.  In the event of a voluntary or involuntary liquidation, all shareholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor.  It is our present intention to retain earnings, if any, for use in our business.  The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

We have no authorized shares of preferred stock with a par value of $0.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the board of directors may determine.  As of the date of this Information Statement, no shares of preferred stock are outstanding, and no class of preferred stock has been designated.

Stock Transfer Agent

Our transfer agent is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598, phone number (212) 828-8436.

Dividend Policy

We do not anticipate paying cash dividends in the foreseeable future.

Recent Sales of Unregistered Securities; Uses of Proceeds from Registered Securities

None.

Limitations on Liability and Indemnification of Officers and Directors

The NRS authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and our articles of incorporation will include such an exculpation provision. Our articles of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the NRS, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our articles of incorporation and bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the NRS. The limitation of liability and indemnification provisions in our articles of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effects Of Provisions of the Articles of Incorporation of Authorized and Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.  The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s board of directors’ desires.  A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the board of directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

69

 WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this Information Statement is not incorporated by reference in this Information Statement.

As a result of the Distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this Information Statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Information Statement.

70

LOOKSMART GROUP, INC.

INDEX TO THE FINANCIAL STATEMENTS

This Information Statement describes the assets transferred to us by LS in the Separation as if the transferred assets were our business for all historical periods described. References in this Information Statement to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of LS and its subsidiaries prior to the Separation.

71

LOOKSMART, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$491	$305
Short-term investments	63	129
Total cash, cash equivalents and short-term investments	554	434
Trade accounts receivable, net	293	255
Prepaid expenses and other current assets	687	602
Total current assets	1,534	1,291
Long-term investments	—	—
Property and equipment, net	2,718	3,403
Other assets, net	418	62
Total assets	$4,670	$4,756

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term Notes Payable	$600	$—
Trade accounts payable	$1,067	$901
Accrued liabilities	416	398
Deferred revenue and customer deposits	827	1,018
Current portion of capital lease obligations	87	—
Total current liabilities	2,997	2,317
Long-term debt	700
Long-term portion of deferred rent	14	22
Total liabilities	3,111	2,339
Commitment and contingencies	—	—
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares; Issued and Outstanding: none at June 30, 2015 and December 31, 2014	—	—
Common stock, $0.003 par value; Authorized: 80,000 shares; Issued and Outstanding: 5,769 shares at both June 30, 2015 and December 31, 2014	17	17
Additional paid-in capital	263,108	262,508
Accumulated other comprehensive loss	(502)	(424)
Accumulated deficit	(261,415)	(259,435)
Treasury stock at cost: 130 shares at both June 30, 2015 and December 31, 2014	(249)	(249)
Total stockholders’ equity	959	2,417
Total liabilities and stockholders’ equity	$4,670	$4,756

F-1

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$1,020	$1,410	$2,004	$2,468
Cost of revenue	412	699	864	1,390
Gross profit	608	711	1,140	1,078
Operating expenses:
Sales and marketing	295	390	703	845
Product development and technical operations	631	1,217	1,333	2,417
General and administrative	477	999	807	1,641
Restructuring charge	217	7	293	16
Total operating expenses	1,620	2,613	3,136	4,919
Loss from operations	(1,012)	(1,902)	(1,996)	(3,841)
Non-operating income (expense), net
Interest income	—	27	—	74
Interest expense	(1)	(4)	(1)	(7)
Other income (expense), net	20	18	16	17
Loss from operations before income taxes	(993)	(1,861)	(1,981)	(3,757)
Income tax expense	—	—	—	—
Net loss	$(993)	$(1,861)	$(1,981)	$(3,757)
Net loss per share - Basic and Diluted	$(0.17)	$(0.32)	$(0.35)	$(0.65)
Weighted average shares outstanding used in computing basic and diluted net loss per share	5,722	5,732	5,709	5,747

F-2

 LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(993)	$(1,861)	$(1,981)	$(3,757)
Other comprehensive income (loss):
Foreign currency translation adjustments	(59)	90	78	—
Unrealized loss on investments	—	(29)	—	(32)
Change in accumulated other comprehensive loss	(59)	61	78	(32)
Comprehensive loss	$(1,052)	$(1,800)	$(1,903)	$(3,789)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

F-3

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,983)	$(3,757)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	588	733
Provision for doubtful accounts	—	5
Share-based compensation	—	4
Other non-cash charges	—	(44)
Deferred rent	(8)	(52)
Deferred lease incentive	—	38
Restructuring charge	—	6
Changes in operating assets and liabilities:
Trade accounts receivable	(38)	(30)
Prepaid expenses and other current assets	85	474
Other current assets	—	—
Trade accounts payable	126	504
Accrued liabilities	18	(94)
Deferred revenue and customer deposits	(191)	5
Net cash used in operating activities	(1,403)	(2,208)
Cash flows from investing activities:
Purchase of investments	—	(72)
Proceeds from sale of investments	66	2,812
Proceeds from sale of equipment	—	—
Payments for property and equipment	—	(1,013)
Purchase of intangible assets	(356)	—
Net cash provided by investing activities	(290)	1,727
Cash flows from financing activities:
Principal payments of capital lease obligations	—	(86)
Proceeds from short-term debt	572
Proceeds from additional paid-in capital	600
Proceeds from long-term debt	700	—
Payments for repurchase of common stock	—	(84)
Net cash used in financing activities	1,872	(170)
Effect of exchange rate changes on cash and cash equivalents	7	—
Decrease in cash and cash equivalents	186	(651)
Cash and cash equivalents, beginning of period	305	2,789
Cash and cash equivalents, end of period	$491	$2,138
Supplemental disclosure of cash flow information:
Interest paid	$1	$7
Income taxes paid	$—	$—
Supplemental disclosure of noncash activities:
Assets acquired through capital lease obligations	$—	$164
Change in unrealized gain (loss) on investments	$—	$(32)

F-4

LOOKSMART, LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Business

LookSmart, Ltd. (“LookSmart” or the “Company”) was organized in 1996 and is incorporated in the State of Delaware. LookSmart is a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. In addition, LookSmart formed a partnership with Conversion Media Holdings, LLC, which supports the Company’s other lines of business through the creation of content sites directed at ecommerce verticals. The Company operates its partnership and each line of business, while being related to the others in terms of shared resources, as separate business lines with their own core management, profits and losses, and the ability to operate independently as separate businesses. As a result, this separation of business lines allows Looksmart to operate effectively as a holding company and as a capital allocator to each of the Company’s separate businesses with the goal of finding mispriced assets in the public and private markets and subsequently taking those assets to create scalable and sustainable businesses that may then be monetized for the ultimate benefit of Looksmart’s stockholders.

Clickable

In September 2013, LookSmart, through its wholly owned subsidiary LookSmart Canada Ltd., purchased the assets related to its Syncapse Inc. (“Syncapse”) technology for $3 million from MNP Ltd., a receiver appointed by Ontario Superior Court of Justice under an appointment order. As a result of this transaction, the Company acquired a social media platform that the Company believes has allowed it to quickly scale into social media analytics, publishing, and moderation. This, in turn, should allow our enterprise customers the ability to publish, monitor and analyze their social media presence on paid, owned and earned media. In January 2014, LookSmart re-branded Syncapse as “Clickable.”

Clickable helps brands and agencies measure marketing ROI through a customer’s lifetime by connecting critical marketing and advertising products and services into one platform that gives customers the ability to analyze, publish, moderate, social media and search marketing. Clickable also offers its platform as a white label solution to agencies who use it to save hours of time creating reports, increase transparency to clients, increase stickiness of clients, increase recurring revenue streams, and upsell other tools and services. The Company has begun to work with large international brands to assist them in creating, maintaining and analyzing their social media presence online. The Company’s goal is to partner with social media companies such as Facebook, Twitter, Pinterest and YouTube, as well as others, to provide vertically integrated solutions that will offer customers the ability to maximize their ad spend in all relevant ad categories.

In addition, Clickable allows customers to manage paid, owned and earned media by providing a suite of solutions for social media marketers that include publishing, monitoring, data storage, compliance, management, ad placement and analytics. The “Clickable Analytics” dashboard provides customers with the ability to easily put all their cross channel marketing (search, display, social, email, video, offline) and audience data from various sources into one unified, flexible and customizable platform. The platform allows the customer to better understand and utilize the data for the customizing and layering of customer specific key performance indicators. The Company believes that this platform will allow customers to combine data in a way that better suits their particular marketing, financial and operational goals both with standard and customized dashboards and analytics. This platform allows companies to gather and manage Application Programming Interface (“API”) data from many data providers that LookSmart aims to partner with, including Facebook, Twitter, YouTube, and Instagram, as well as analyze such data in the “Clickable” proprietary platform and within a company’s own data warehouse.

LookSmart AdCenter

We have developed a proprietary web-based advertising auction platform, the “AdCenter”, that allows us to create, track, analyze, report and optimize customers’ advertising campaigns. Through the AdCenter platform, our customers are provided with search, social, display, mobile and video advertising solutions as well as analytic, moderation and publishing workflow solutions across the entire social media marketing ecosystem. The AdCenter indexes ads, analyzes webpage information to match advertising to relevant content, matches search queries to advertising and utilizes advanced fraud detection techniques in a high-volume ad serving environment. The platform also collects impression and click data for each listing that we manage for our customers and provides us with billing information. In addition, we provide each of our advertising customers with a password-protected online account that enables them to track, analyze and optimize their search marketing campaigns using online reports. The platform also includes an interface for publishers to access ad syndication feed reports and revenue information.

F-5

The advertisers that comprise the Company’s customer network include intermediaries, direct advertising customers and their agencies, as well as self-service customers in the United States and certain other countries. These AdCenter customers range from small and medium-sized businesses to large Fortune 50 companies. Self-service advertisers are customers that sign-up directly online with the Company and pay by credit card. Direct advertisers (and their agencies) include customers whose main objective is to obtain conversions or sales from clicks. Intermediary customers (“Intermediaries”) do not directly advertise on our platform but sell into the affiliate networks of the large search engine providers. Our Intermediary business model experienced a significant change in the fourth quarter of 2011, such that the Company’s revenue from Intermediaries has declined significantly as compared to 2011 and earlier. Decreasing Intermediary revenue represented a continued trend from 2012 and was the primary driver of the Company’s overall 2013 revenue decreases. Thus, in 2013, the Company made the decision to decrease the amount of revenue that it received from Intermediaries compared to 2012. The Company believes that this decision is in the best interests of the Company on a go-forward basis. The Company believes its revenue trends are tied to market-wide changes in the search ecosystem that have had a severe impact on Intermediary business models and consequently the business Intermediaries conduct with the Company. In 2014, 2013 and 2012, we ceased business with a number of Intermediaries. Intermediaries continue as our largest category of customer. We continued this trend of decreasing business with Intermediaries as of June 30, 2015.

Through a web interface or our proprietary API, LookSmart’s AdCenter allows multiple search advertising customers to upload keywords, manage daily budgets, set rates and view reports, including spend data that is updated hourly. Search advertising customers can also access keyword suggestions, price and traffic estimates, online help and frequently asked questions (“FAQ”). The AdCenter API is also available for search advertising customers and related agencies that use third-party or in-house systems to analyze and manage their search campaigns.

LookSmart’s search advertising network generates advertisements that target search intent queries on Looksmart.com and partner publisher sites. The network offers search advertising customers targeted search capability through a monitored search advertising distribution network. LookSmart also offers advertisers the ability to buy graphical display advertising. LookSmart’s “trading desk” personnel utilize Demand Side Platform (“DSP”) technology and licensed data from third party providers to purchase targeted advertising on a real-time bidded basis. By leveraging our extensive historical search marketing network data along with performance data from a conversion pixel, LookSmart constructs models of the highest performing audiences and targets those audiences via the Company’s exchange inventory. LookSmart offers its trading desk as a managed service.

Further, LookSmart offers publishers licensed private-label search advertiser network solutions based on its AdCenter platform technology (“Publisher Solutions”). Publisher Solutions consist of hosted auction-based ad serving with an ad backfill capability that allows publishers and portals to manage their advertiser relationships, distribution channels and accounts.

LookSmart offers a suite of customizable search advertising management tools and solutions that help publishers grow their audience, control advertiser relationships, and enhance and optimize the monetization of their sites. Our Publisher Solutions can be branded and configured according to publishers’ needs. We offer publishers:

•	Command and control over revenue diversification and growth via the AdCenter for Publishers, a comprehensive private-labeled Application Service Provider (“ASP”) solution that provides publishers with the ability to own and grow their advertiser relationships, increase their distribution capacity, and diversify their revenue sources.

•	A customizable set of services and technology to integrate multiple sources of advertisers, including dominant third-party feeds, within a single auction-based platform for cost-per-click (“CPC”) text-based advertising.

•	Access to a “backfill” of advertisers so they can quickly ramp their online operations and not lose time or existing revenue sources while establishing their advertiser relationships. Connecting multiple installations of the AdCenter for Publishers together allows LookSmart to create an open marketplace environment that empowers publishers to share, leverage, and exchange their advertisers for expanded distribution.

Novatech.io

In November of 2013, LookSmart acquired an approximately 10,000 square foot data center facility in Phoenix, Arizona. Looksmart has completed the process of consolidating its cloud services in the newly occupied and wholly owned secure data center. As a result, the Company intends to expand its cloud-based offerings to its customers.

NovaTech’s cloud based services include a private cloud ecosystem comprised of multi-vendor enterprise technologies and capabilities while serving as a production research and development environment to support the needs of companies who need to scale their information technology operations quickly and securely.

ShopWiki

ShopWiki is a consumer shopping search engine that offers comprehensive results for both stores and products. ShopWiki uses crawling technology to find anything and everything on the internet.

F-6

It was founded by former DoubleClick Executives, along with a DoubleClick software developer. In January 2011, the Company was acquired by Oversee.net from whom Looksmart acquired the company.

ShopWiki does not sell any products; it simply helps our users find any product available for sale on the Web. ShopWiki actively crawls the Internet and API feeds from merchants, to find and organize the widest selection of products from more than 250,000 online merchants.

Web Searches

The Company offers a LookSmart-branded search engine. For parties submitting search queries, the Company offers free-of-charge search results ranked and presented based on proprietary algorithms. While early in its evolution, part of the Company’s current search engine monetization strategy is to generate sponsored search results as a part of overall search results and provide links to paying advertisers’ websites.

Conversion Media

In March 2014, the Company entered into a partnership with VisionNexus, LLC, a California limited liability company called Conversion Media Holdings, LLC, a Delaware limited liability corporation, with the intent to create content sites directed at ecommerce verticals like housewares, electronics and other consumer products. The operations of Conversion Media Holdings, LLC began in April of 2014 and currently are in a testing phase. The Company believes that Conversion Media Holdings, LLC will begin to generate revenue at the end the 2nd quarter of 2015.

Principles of Consolidation

The Unaudited Consolidated Financial Statements as of June 30, 2015 and December 31, 2014, and for the three months ended June 30, 2015 and 2014, include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying Unaudited Consolidated Financial Statements as of June 30, 2015, and for the three months ended June 30, 2015 and 2014, reflect all adjustments that are normal and recurring in nature and, in the opinion of management, are necessary for a fair representation of the Company’s financial position as of June 30, 2015 and the results of operations for the periods shown. These Unaudited Consolidated Financial Statements should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Consolidated Balance Sheet as of December 31, 2014 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. The results of operations for the interim period ended June 30, 2015 is not necessarily indicative of results to be expected for the full year.

Use of Estimates and Assumptions

The Unaudited Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, expenses, and contingent assets and liabilities during the reporting period. The Company bases its estimates on various factors and information which may include, but are not limited to, history and prior experience, experience of other enterprises in the same industry, new related events, and current economic conditions and information from third party professionals that is believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. In management’s opinion, all adjustments necessary for a fair statement are reflected in the interim periods presented.

Investments

The Company invests its excess cash primarily in debt instruments of high-quality corporate and government issuers. All highly liquid instruments with maturities at the date of purchase greater than ninety days are considered investments. All instruments with maturities greater than one year from the balance sheet date are considered long-term investments unless management intends to liquidate such securities in the current operating cycle. Such securities are classified as short-term investments. These securities are classified as available-for-sale and carried at fair value.

Changes in the value of these investments are primarily related to changes in interest rates and are considered to be temporary in nature. Except for declines in fair value that are not considered temporary, net unrealized gains or losses on these investments are reported in the Unaudited Consolidated Statements of Comprehensive Loss. The Company recognizes realized gains and losses upon sale of investments using the specific identification method.

F-7

Fair Value of Financial Instruments

The Company’s estimate of fair value for assets and liabilities is based on a framework that establishes a hierarchy of the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect our significant market assumptions. The three levels of the hierarchy are as follows:

Level 1:	Unadjusted quoted market prices for identical assets or liabilities in active markets that we have the ability to access.

Level 2:	Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, default rates, etc.) or can be corroborated by observable market data.

Level 3:	Valuations based on models where significant inputs are not observable. The unobservable inputs reflect our assumptions about the assumptions that market participants would use.

Revenue Recognition

Our online search advertising revenue is composed of per-click fees that we charge customers and profit sharing arrangements we enter with Intermediaries. The per-click fee charged for keyword-targeted listings is calculated based on the results of online bidding for keywords or page content, up to a maximum cost per keyword or page content set by the customer. The Company has profit-sharing agreements with several customers that call for the sharing of profits and losses. Profit sharing arrangements are governed by contractual agreements. Revenue from these profit-sharing agreements is reported net of the customer’s share of profit.

Revenue also includes revenue share from licensing of private-labeled versions of our AdCenter Platform.

Revenues associated with online advertising products, including Advertiser Networks, are generally recognized once collectability is established, delivery of services has occurred, all performance obligations have been satisfied, and no refund obligations exist. We pay distribution network partners based on clicks on the advertiser’s ad that are displayed on the websites of these distribution network partners. These payments are called Traffic Acquisition Costs (“TAC”) and are included in cost of revenue. The revenue derived from these arrangements that involve traffic supplied by distribution network partners is reported gross of the payment to the distribution network partners. This revenue is reported gross due to the fact that we are the primary obligors to the advertisers who are the customers of the advertising service.

We also enter into agreements to provide private-labeled versions of our products, including licenses to the AdCenter platform technology. These license arrangements may include some or all of the following elements: revenue-sharing based on the publisher’s customer’s monthly revenue generated through the AdCenter application; upfront fees; minimum monthly fees; and other license fees. We recognize upfront fees over the term of the arrangement or the expected period of performance, other license fees over the term of the license, and revenue-sharing portions over the period in which such revenue is earned. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

We provide a provision against revenue for estimated reductions resulting from billing adjustments and customer refunds. The amounts of these provisions are evaluated periodically based upon customer experience and historical trends. The revenue allowance included in trade receivables, net is insignificant at both June 30, 2015 and December 31, 2014.

Deferred revenue is recorded when payments are received in advance of performance in underlying agreements. Customer deposits are recorded when customers make prepayments for online advertising.

The Company evaluates individual arrangements with customers to make a determination under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-45 Revenue Recognition. We test and record revenue accordingly.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from customers failing to make required payments. This valuation allowance is reviewed on a periodic basis. The review is based on factors including the application of historical collection rates to current receivables and economic conditions. Additional allowances for doubtful accounts are considered and recorded if there is deterioration in past due balances, if economic conditions are less favorable than the Company anticipated or for customer-specific circumstances, such as bankruptcy. The allowance for doubtful accounts included in trade accounts receivable, net is $0.7 million at both June 30, 2015 and December 31, 2014. Bad debt expense included in general and administrative expense was insignificant for the three months ended June 30, 2015 and 2014, respectively.

F-8

Concentrations, Credit Risk and Credit Risk Evaluation

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, investments, and accounts receivable. As of June 30, 2015 and December 31, 2014, the Company placed its cash equivalents and investments primarily through one financial institution, City National Bank (“CNB”), and mitigated the concentration of credit risk by placing percentage limits on the maximum portion of the investment portfolio which may be invested in any one investment instrument. The Company also invests in fully collateralized funds with maturities of less than two years. These amounts exceed federally insured limits at June 30, 2015 and December 31, 2014. The Company has not experienced any credit losses on these cash equivalents and investment accounts and does not believe it is exposed to any significant credit risk on these funds. The fair value of these accounts is subject to fluctuation based on market prices.

Credit Risk, Customer and Vendor Evaluation

Accounts receivable are typically unsecured and are derived from sales to customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for estimated credit losses. The Company applies judgment as to its ability to collect outstanding receivables based primarily on management’s evaluation of the customer’s financial condition and past collection history and records a specific allowance. In addition, the Company records an allowance based on the length of time the receivables are past due. Historically, such losses have been within management’s expectations.

The following table reflects customers that accounted for more than 10% of net accounts receivable:

	June 30,	December 31,
	2015	2014
Company 1	11%	10%
Company 2	**	12%
Company 3	**	24%
Company 4	**	13%

** Less than 10%

Revenue and Cost Concentrations

The following table reflects the concentration of revenue by geographic locations that accounted for more than 10% of net revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
United States	96%	92%	94%	93%
Europe, Middle East and Africa	**	**	**	**

** Less than 10%

LookSmart derives its revenue from two service offerings, or “products”: Advertiser Networks and Publisher Solutions. The percentage distributions between the two service offerings are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Advertiser Networks	100%	88%	100%	91%
Publisher Solutions	0%	12%	0%	9%

F-9

The following table reflects the percentage of revenue attributed to customers who accounted for more than 10% of net revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Company 1	18%	13%	12%	12%
Company 2	**	10%	**	11%
Company 3	**	10%	**	**

** Less than 10%

The Company derives its revenue primarily from its relationships with significant distribution network partners. The following table reflects the distribution partners that accounted for more than 10% of total TAC:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Distribution Partner 1	11%	20%	15%	32%
Distribution Partner 2	11%	19%	10%	28%
Distribution Partner 3	10%	22%	**	21%
Distribution Partner 4	**	**	**	**

** Less than 10%

Property and Equipment

Property and equipment are stated at cost, except when an impairment analysis requires the use of fair value, and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 to 4 years
Furniture and fixtures	5 to 7 years
Software	2 to 3 years
Building Improvements	10 years
Building	39 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

In the fourth quarter of 2013, the Company acquired a 10,000 square foot data center facility in Phoenix, Arizona. This facility has allowed the Company to consolidate its data needs in a company-owned data center, and should allow for the expansion of its cloud-based offerings to its customers.

Internal-Use Software Development Costs

The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software. These costs are capitalized after certain milestones have been achieved and generally amortized over a three-year period once the project is placed in service.

Management exercises judgment in determining when costs related to a project may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the amortization period for the capitalized costs, which is generally three years. The Company expects to continue to invest in internally developed software and to capitalize such costs in the future, although no such costs were capitalized in the three months ended June 30, 2015.

F-10

Restructuring Charges

On August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. This lease ended on December 31, 2014, at which time the company no longer had any obligations under the terms of this lease.

In the second quarter of 2015, LookSmart incurred $0.2 million in restructuring charges. These expenses include legal and the professional expenses associated with the announcement in April 2015 of the Merger Agreement and the Separation.

Impairment of Long-Lived Assets

The Company reviews long-lived assets held or used in operations, including property and equipment and internally developed software, for impairment in accordance with ASC 360-10 “Impairment and Disposal of Long-Lived Assets”.

The Company reviews assets for evidence of impairment annually at year-end and whenever events or changes in circumstances indicate the carrying values may not be recoverable. The impairment review requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations and changes in competition.

Traffic Acquisition Costs

The Company enters into agreements of varying durations with its distribution network partners that display the Company’s listings ads on their sites in return for a percentage of the revenue-per-click that the Company receives when the ads are clicked on those partners’ sites.

The Company also enters into agreements of varying durations with third party affiliates. These affiliate agreements provide for variable payments based on a percentage of the Company’s revenue or based on a certain metric, such as number of searches or paid clicks.

TAC expense is recorded in cost of revenue.

Share-Based Compensation

The Company recognizes share-based compensation costs for all share-based payment transactions with employees, including grants of employee stock options, restricted stock awards, and employee stock purchases related to the Employee Stock Purchase Plan, over the requisite service period based on their relative fair values. We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Our assumptions about stock-price volatility are based on the actual volatility of our publicly traded stock. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. We estimate the expected term based upon the historical exercise activity. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s Consolidated Statements of Operations over the requisite service periods. Share-based compensation expense, related to stock option grants and employee stock purchases, recognized were not significant for the three months ended June 30, 2015, as well as the three months ended June 30, 2014.

Forfeitures are estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is determined at the end of each fiscal quarter, based on historical rates.

The Company elected to adopt the alternative transition method for calculating the tax effects of share-based compensation to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee share-based compensation awards.

Advertising Costs

Advertising costs are charged to sales and marketing expenses as incurred and were insignificant and $0.03 in the three months ended June 30, 2015. Advertising costs were insignificant in the three months ended June 30, 2014.

Product Development Costs

Research of new product ideas and enhancements to existing products are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes using the liability method. Under the liability method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company records liabilities, where appropriate, for all uncertain income tax positions. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense.

F-11

Comprehensive Loss

Other comprehensive loss as of June 30, 2015 and December 31, 2014, consists of unrealized gains and losses on marketable securities categorized as available-for-sale and foreign currency translation adjustments.

Net Loss per Common Share

Basic net loss per share is calculated using the weighted average shares of common stock outstanding, excluding treasury stock. Diluted net loss per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding, excluding treasury stock, during the period, using the treasury stock method for stock options. As a result of the Company’s net loss position at both June 30, 2015 and 2014, there is no dilution.

Segment Information

The Company has one operating segment, online advertising. While the Company operates under one operating segment, management reviews revenue under two product offerings—Advertiser Networks and Publisher Solutions.

As of June 30, 2015 and December 31, 2014, the Company’s accounts receivable and deferred revenue are primarily related to the online advertising segment. All long-lived assets are located in the United States and Canada.

Adoption of New Accounting Standards

On January 2, 2014 we adopted guidance issued by the Financial Accounting Standards Board (“FASB”), ASU 2013-04, “Liabilities – Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date”, an amendment providing guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Adoption of this new guidance had no impact on the Company’s consolidated financial position or results of operations.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09”) “Revenue from Contracts with Customers.” ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We are currently in the process of evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

In March 2015, The FASB has issued Accounting Standards Update (ASU) No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU.

For public business entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016.

Early adoption of the amendments is permitted for financial statements that have not been previously issued.

The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability).

In May 2015, The FASB has issued Accounting Standards Update No. 2015-05, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. Existing GAAP does not include explicit guidance about a customer’s accounting for fees paid in a cloud computing arrangement. Examples of cloud computing arrangements include: (a) software as a service; (b) platform as a service; (c) infrastructure as a service; and (d) other similar hosting arrangements.

F-12

The amendments add guidance to Subtopic 350-40, Intangibles - Goodwill and Other - Internal-Use Software, which will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. The guidance already exists in the FASB Accounting Standards Codification™ in paragraphs 985-605-55-121 through 55-123, but it is included in a Subtopic applied by cloud service providers to determine whether an arrangement includes the sale or license of software.

The amendments provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The amendments do not change the accounting for a customer’s accounting for service contracts. As a result of the amendments, all software licenses within the scope of Subtopic 350-40 will be accounted for consistent with other licenses of intangible assets.

For public business entities, the amendments will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. For all other entities, the amendments will be effective for annual periods beginning after December 15, 2015, and interim periods in annual periods beginning after December 15, 2016. Early adoption is permitted for all entities.

An entity can elect to adopt the amendments either: (1) prospectively to all arrangements entered into or materially modified after the effective date; or (2) retrospectively. For prospective transition, the only disclosure requirements at transition are the nature of and reason for the change in accounting principle, the transition method, and a qualitative description of the financial statement line items affected by the change. For retrospective transition, the disclosure requirements at transition include the requirements for prospective transition and quantitative information about the effects of the accounting change.

2. Cash and Available for Sale Securities

The following table summarizes the Company’s cash and available-for-sale securities’ amortized cost and estimated fair value by significant investment category as of June 30, 2015, and December 31, 2014 (in thousands):

	Amortized Cost and Estimated Fair Value
	June 30,	December 31,
	2015	2014
Cash and cash equivalents:
Cash	$489	$304
Cash equivalents
Money market mutual funds	2	1
Commercial paper	—	—
Total cash equivalents	2	1
Total cash and cash equivalents	491	305
Short-term investments:
Corporate bonds	—	—
Certificates of deposit	23	123
Commercial paper	34	—
Other commodities	6	6
Collateralized debt obligations	—	—
Total short-term investments	63	129
Long-term investments:
Certificates of deposit	—	—
Total long-term investments	—	—
Total cash, and cash equivalents, short-term and long-term investments	$554	$434

F-13

The contractual maturities of cash equivalents and short-term investments at June 30, 2015, and December 31, 2014, were less than one year. There were no long-term investments at June 30, 2015 and December 31, 2014.

The Company typically invests in highly rated securities and its policy generally limits the amount of credit exposure to any one issuer. When evaluating the investments for other-than-temporary impairment, the Company reviews such factors as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer, and the Company’s intent to sell, or whether it is more likely than not it will be required to sell the investment before recovery of the investment’s amortized cost basis. During the three months ended June 30, 2015 and 2014, the Company did not recognize any impairment charges on outstanding investments. As of June 30, 2015, the Company does not consider any of its investments to be other-than-temporarily impaired.

3. Property and Equipment

Property and equipment consist of the following at June 30, 2015, and December 31, 2014 (in thousands):

	June 30, 2015			December 31, 2014
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation		Net Book Value
Computer equipment	$1,099	$(719)	$380	$1,108	$(602)	$246	$506
Furniture and fixtures	22	(6)	16	22	(4)	20	18
Software	2,573	(1,499)	1,074	2,733	(1,137)	2,716	1,596
Building and Leasehold improvements	541	(63)	478	541	(36)	55	505
Land and Buildings	797	(27)	770	797	(19)	794	778
Total	$5,032	$(2,314)	$2,718	$5,201	$(1,798)		$3,403

Depreciation expense on property and equipment for the three months ended June 30, 2015 and 2014, including property and equipment under capital lease at June 30, 2015, was $0.3 million and $0.3 million respectively, and is recorded in operating expenses. Equipment under capital lease at June 30, 2015 totaled $0.1 million. Equipment under capital lease at June 30, 2014 totaled $0.2 million.

In November of 2013, LookSmart acquired an approximate 10,000 square foot data center facility in Phoenix, Arizona. By the end of November 2013, LookSmart completed the process of consolidating its cloud services into this data center. As a result, the Company intends to expand its cloud based offerings to its customers.

4. Other Assets

The Company’s other assets are as follows at June 30, 2015, and December 31, 2014 (in thousands):

	June 30, 2015			December 31, 2014
	Gross Amount	Accumulated Amortization	Net Book Value	Gross Amount	Accumulated Amortization	Net Book Value
Other assets	418	—	418	62	—	62
Total	$418	$—	$418	$62	$—	$62

F-14

5. Accrued Liabilities

Accrued liabilities consisted of the following as of June 30, 2015, and December 31, 2014 (in thousands):

	June 30,	December 31,
	2015	2014
Accrued distribution and partner costs	$48	$89
Accrued compensation and related expenses	95	101
Accrued professional service fees	68	117
Other	204	3
Capital lease obligation (Note 7)	87	87
Total accrued liabilities	$502	$397

6. Restructuring Charges

In August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. This lease ended on December 31, 2014, at which time the company no longer had any obligations under the terms of this lease.

In the second quarter of 2015, LookSmart incurred $0.2 million in restructuring charges. These expenses include legal and the professional expenses associated with the announcement in April 2015 of the Merger Agreement and the Separation.

7. Capital Lease and Other Obligations

Capital lease and other obligations consist of the following at June 30, 2015, and December 31, 2014 (in thousands):

	June 30,	December 31,
	2015	2014
Capital lease obligations	$87	$87
Deferred rent	14	22
Notes Payable	700	—
Total capital lease and other obligations	801	109
Less: current portion of capital lease obligations	(87)	(87)
Capital lease and other obligations, net of current portion	$714	$22

Refer to Note 8 for future minimum payment details.

Capital Lease Obligations

The Company has an outstanding standby letter of credit issued by City National Bank (“CNB”) of approximately $0.1 and $0.2 million at December 31, 2014 and June 30, 2015, respectively, related to security of the subleased corporate office lease and secured by a money market account held at CNB. In February 2015, the Company cancelled this letter of credit.

Other Obligations

From December 2014 to March 2015, Snowy August Management LLC advanced certain funds to the Company in the aggregate amount of $0.6 million. The Company incorrectly stated the amount of the funds advanced as $0.75 million in its Annual Report on Form 10-K for the year ended December 31, 2014, but does not consider such misstatement material. The Company’s Chief Executive Officer, Michael Onghai is the manager of Snowy August Management LLC. The Company intends to repay in full such funds to Snowy August Management LLC.

From April 2015 to June 2015, Snowy August Management LLC advanced certain funds to the Company in the aggregate amount of $0.1 million.

On June 5, 2015, LookSmart Ltd. obtained a 12 month loan from Inca Capital in the amount of $0.6 million collateralized by our data center facility in Phoenix, Arizona. The interest-only loan carries an interest rate of 10.5%. The loan’s maturity date is May 30, 2016.

F-15

8. Commitments and Contingencies

As of June 30, 2015, future minimum net payments under all operating leases are as follows (in thousands):

	Capital Lease	Operating Leases	Total
Six months ending December 31, 2015	$87	$24	$111
Years ending December 31,
2016	—	—	—
2017	—	—	—
2018	—	—	—
Total minimum net payments	$87	$24	$111
Less: amount representing interest	—
Present value of net minimum payments	111
Less: current portion	(111)
Long-term portion of capital lease obligations	$—

Operating Leases

In August 2009, the Company entered into an agreement to sublease office space for its headquarters in San Francisco, California, under an operating lease that commenced in November 2009 and expires on December 30, 2014. In July 2012, the Company entered into an agreement to sublease this subleased office space under terms generally equivalent to its existing commitment for a term that commenced in August 2012 and expires in December 2014.

In August 2013, the Company leased office space of approximately 2,341 square feet for its corporate office in San Francisco, California under a five year lease that commenced in September 2014 and expires on August 31, 2018. On October 15, 2014, the Company terminated this lease, closed the office and was released from all obligations under this lease.

The Company leases office space in Los Angeles, California of approximately of 4,803 square feet. The lease expires in August 2015.

The Company entered into a 30-month operating lease agreement for various network operating equipment beginning in the fourth quarter of 2013.

Rent expense under all operating leases was not significant for each of the three months ended June 30, 2015 and 2014, respectively.

Letters of Credit

The Company had an outstanding standby letter of credit issued by City National Bank (“CNB”) of approximately $0.1 at December 31, 2014, related to security of the subleased corporate office lease which expired on December 30, 2014. This sublease was secured by a money market account held at CNB. In February 2015, the Company cancelled this letter of credit upon release by the Lessor.

Guarantees and Indemnities

During its normal course of business, the Company has made certain guarantees, indemnities and commitments under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property and other indemnities to the Company’s customers and distribution network partners in connection with the sales of its products, and indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease.

Officer and Director Indemnification

The Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving, at the Company’s request, in such capacity, to the maximum extent permitted under the laws of the State of Delaware. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company maintains directors and officers insurance coverage that may contribute, up to certain limits, a portion of any future amounts paid, for indemnification of directors and officers. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal. Historically, the Company has not incurred any losses or recorded any liabilities related to performance under these types of indemnities.

Legal Proceedings

On October 3, 2013, 4Media S.R.L., a Societa responsabilita (“WeBoost”) filed a complaint against LookSmart with the Superior Court of California for the County of San Francisco. The matter was subsequently removed to the United States District Court, Northern District of California. WeBoost’s complaint asserted claims for breach of contract and extra-contractual tort and punitive damages related to “click fraud”. The parties agreed to a $42,500 settlement at an April 21, 2015 mediation. This amount was subsequently paid by the Company on April 24, 2015. WeBoost’s complaint and cross claim was dismissed with prejudice on May 4, 2015.

F-16

The Company is otherwise involved, from time to time, in various other legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, the Company does not expect resolution of these matters to have a material adverse impact on its consolidated results of operations, cash flows or financial position unless stated otherwise. However, an unfavorable resolution of a matter could, depending on its amount and timing, materially affect its results of operations, cash flows or financial position in a future period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

9. Stockholders’ Equity

Share-Based Compensation

Stock Option Plans

In December 1997, the Company approved the 1998 Stock Option Plan (the “1998 Plan”). In June 2007, the stockholders approved the LookSmart 2007 Equity Incentive Plan (the “2007 Plan”). Under the 2007 Plan, the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights and stock rights to employees, directors and consultants. Share-based incentive awards are provided under the terms of these two plans (collectively, the “Plans”).

The Compensation Committee of the Board of Directors administers the Company’s Plans. Awards under the Plans principally include at-the-money options and fully vested restricted stock. Outstanding stock options generally become exercisable over a four-year period from the grant date and have a term of seven years. Grants can only be made under the 2007 Plan. The 1998 Plan is closed to further share issuance and all options have expired or been forfeited as of June 30, 2014. The number of shares issued or reserved for issuance under the 2007 Plan was 1.2 million and 1.4 million shares of common stock as of June 30, 2015 and December 31, 2014, respectively.

Share-based compensation expense recorded during three and six months ended June 30, 2015, and June 30, 2014 was included in the Company’s Unaudited Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30
	2015	2014	2015	2014
Sales and marketing	$—	$—	$—	$1
Product development and technical operations	—	—	—	1
General and administrative	—	1	—	2
Total share-based compensation expense	$—	$1	$—	$4

Total unrecognized share-based compensation expense related to share-based compensation arrangements at June 30, 2015 was not significant and is expected to be recognized over a weighted-average period of approximately 0.72 years. The total fair value of equity awards vested during the three months ended June 30, 2015 was $0. The total fair value of equity awards vested during the three months ended June 30, 2014, was not significant.

Option Awards

Stock option activity under the Plans during the three and six months ended June 30, 2015 is as follows:

	Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Options outstanding at December 31, 2014	5	$5.27	2.93	$—
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	-5	5.27	2.93
Options outstanding at March 31, 2015	0	—	—	—
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	—	—
Options outstanding at June 30, 2015	0	—	—	$—
Vested and expected to vest at June 30, 2015	0	—	—	$—
Exercisable at June 30, 2015	0	—	—	$—

F-17

The aggregate intrinsic values in the table above represent the total pre-tax intrinsic value (the difference between the market price of the Company’s stock on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holder had all option holders exercised their options at quarter-end. The intrinsic value amount changes with changes in the fair market value of the Company’s stock.

There are no stock options outstanding as of June 30, 2015.

Stock Awards

The Company did not issue restricted stock during the three months ended June 30, 2015 and 2014.

Employee Stock Purchase Plan

On July 14, 2009, the 2009 Employee Stock Purchase Plan (the “ESPP”) was approved by the shareholders and authorized to issue up to 500 thousand shares of Common Stock to employees. Substantially all employees may purchase the Company’s common stock through payroll deductions at 85 percent of the lower of the fair market value at the beginning or end of the offering period. Each offering and purchase period is six months. ESPP contributions are limited to a maximum of 15% of an employee’s eligible compensation, and ESPP participants are limited to purchasing a maximum of 5,000 shares per purchase period. On February 15, 2013, the ESPP was suspended pending a review by the Company’s Board of Directors of all equity incentive arrangements. Share-based compensation expense for the ESPP was zero in the three months ended June 30, 2015 and insignificant in the three months ended June 30, 2014. As of June 30, 2015, 28 thousand shares (adjusted for the 3:1 reverse split in November 2013) have been issued under the 2009 Plan.

Share-Based Compensation Valuation Assumptions

We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Our assumptions about stock-price volatility are based on the actual volatility of our publically traded stock. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. We estimate the expected term based upon the historical exercise activity.

No options were granted in the first three months of 2015 or 2014, therefore no weighted average assumptions are included here.

Share-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Exercise of Employee and Director Stock Options and Purchase Plans

There were no options exercised in the three months ended June 30, 2015 and 2014. The Company issues new shares of common stock upon exercise of stock options. No income tax benefits have been realized from exercised stock options.

Repurchase of Equity Securities by the Company

In May 2012, the Company’s Board of Directors authorized the repurchase of up to $1 million of the Company’s common shares. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions.

There were no shares repurchased during the three months ended June 30, 2015. Approximately 98,000 shares were purchased at an average price of $1.78 per share under the program in the year ended December 31, 2014, and recorded as Treasury Stock at cost totaling approximately $174,440.

Additional Paid-in Capital

Paid-in Capital increased by $0.6 million. This increase is due to the $0.6 million LookSmart received from privately-held Pyxis associated with the announcement in April 2015 of the Merger Agreement and the Separation.

F-18

10. Fair Value Measurements

Fair Value of Financial Assets

The Company’s financial assets measured at fair value on a recurring basis subject to disclosure requirements at June 30, 2015, and December 31, 2014 were as follows (in thousands):

	Balance at June 30, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobserved Inputs (Level 3)
Cash equivalents:
Money market mutual funds	$1	$1	$—	$—
Total cash equivalents	1	1	—	—
Short-term investments:
Certificates of deposit	23	—	23	—
Other commodities	6	—	6	—
Commercial paper	34	—	34	—
Total short-term investments	63	—	63	—
Total financial assets measured at fair value	$64	$1	$63	$—

	Balance at December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobserved Inputs (Level 3)
Cash equivalents:
Money market mutual funds	$1	$1	$—	$—
Total cash equivalents	1	1	—	—
Short-term investments:
Certificates of deposit	123	—	123	—
Other Commodities	6	—	6	—
Total short-term investments	129	—	129	—
Total financial assets measured at fair value	$130	$1	$129	$—

The Company held no Level 3 investments at June 30, 2015 and at December 31, 2014.

Investments

For investments that have quoted market prices in active markets, the Company uses the quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy. The Company receives the quoted market prices from a third party, nationally recognized pricing service (“pricing service”). When quoted market prices are unavailable, the Company utilizes a pricing service to determine a single estimate of fair value, which is mainly for its fixed maturity investments. The fair value estimates provided from this pricing service are included in the amount disclosed in Level 2 of the hierarchy. The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third party market participant would be willing to pay in an arm’s length transaction.

The Company validates the prices received from the pricing service using various methods including, applicability of Federal Deposit Insurance Corporation or other national government insurance or guarantees, comparison of proceeds received on individual investments subsequent to reporting date, prices received from publicly available sources, and review of transaction volume data to confirm the presence of active markets. The Company does not adjust the prices received from the pricing service unless such prices are determined to be inconsistent. At June 30, 2015 and December 31, 2014, the Company did not adjust prices received from the pricing service.

On June 1, 2013 the Company invested approximately $2.0 million in a fully collateralized fund with a maturity date of June 30, 2015. The investment generally entitles the Company to monthly payments of principal and interest, subject to certain restrictions. From inception through June 30, 2015, the Company has received payments of $2.3 million, comprised of $2.0 million in principal and $0.3 million in interest. The investment is recorded at amortized cost, reduced for non-temporary losses charged to earnings. No non-temporary losses were recognized by the Company as of and for the periods since the date of investment. As of June 30, 2015, and December 31, 2014, the aggregate fair value of the investment was zero and zero, respectively.

Trade accounts receivable, net: The carrying value reported in the Consolidated Balance Sheets approximates fair value and is net of allowances for doubtful accounts and returns which estimate customer non-performance risk.

Trade accounts payable and accrued liabilities: The carrying value reported in the Consolidated Balance Sheets for these items approximates their fair value, which is the likely amount that the liability with short settlement periods would be transferred to a market participant with a similar credit standing as the Company.

F-19

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

LookSmart Group, Inc.

We have audited the accompanying consolidated balance sheets of LookSmart Group, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of LookSmart Group, Inc. as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 15, the Company has recurring losses, has negative working capital and cash in operating activities, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Albert Wong & Co. LLP

New York, New York

March 17, 2015

F-20

LOOKSMART GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$305	$2,789
Short-term investments	129	3,102
Total cash, cash equivalents and short-term investments	434	5,891
Trade accounts receivable, net	255	606
Prepaid expenses and other current assets	602	1,077
Total current assets	1,291	7,574
Long-term investments	—	154
Property and equipment, net	3,403	3,831
Other assets, net	62	87
Total assets	$4,756	$11,646

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$901	$739
Accrued liabilities	398	444
Deferred revenue and customer deposits	1,018	1,002
Total current liabilities	2,317	2,185
Long-term portion of deferred rent	22	186
Total liabilities	2,339	2,371
Commitment and contingencies	—	—
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares; Issued and Outstanding: none at December 31 , 2014 and 2013, respectively	—	—
Common stock, $0.003 par value; Authorized: 80,000 shares; Issued and Outstanding: 5,769 shares at both December 31, 2014 and 2013, respectively	17	17
Additional paid-in capital	262,508	262,502
Accumulated other comprehensive loss	(424)	(154)
Accumulated deficit	(259,435)	(253,016)
Treasury stock at cost: 130 shares and 32 shares at December 31, 2014 and 2013, respectively	(249)	(74)
Total stockholders’ equity	2,417	9,275
Total liabilities and stockholders’ equity	$4,756	$11,646

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-21

LOOKSMART GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2014	2013
Revenue	$4,702	$6,679
Cost of revenue	2,441	4,474
Gross profit	2,261	2,205
Operating expenses:
Sales and marketing	1,690	1,082
Product development and technical operations	4,561	3,557
General and administrative	2,561	3,052
Restructuring charge	30	40
Total operating expenses	8,842	7,731
Loss from operations	(6,581)	(5,526)
Non-operating income (expense), net
Interest income	81	198
Interest expense	(14)	(9)
Other income (expense), net	95	(12)
Loss from operations before income taxes	(6,419)	(5,349)
Income tax expense	—	(7)
Net loss	$(6,419)	$(5,356)
Net loss per share - Basic and Diluted	$(1.12)	$(0.93)
Weighted average shares outstanding used in computing basic and diluted net loss per share	5,709	5,756

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-22

LOOKSMART GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2014	2013
Net loss	$(6,419)	$(5,356)
Other comprehensive income (loss):
Foreign currency translation adjustments	(177)	(108)
Unrealized loss on investments	(93)	—
Change in accumulated other comprehensive loss	(270)	(108)
Comprehensive loss	$(6,689)	$(5,464)

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-23

LOOKSMART GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Treasury Stock		Total Stockholder’s
	Shares	Amount	Capital	Gain (Loss)	Deficit	Shares	Amount	Equity
Balance at December 31, 2012	5,768	$17	$262,463	$(46)	$(247,660)	(19)	$(48)	$14,726
Common stock issued for employee stock purchase plan	1	—	1	—	—	—	—	1
Stock-based compensation	—	—	38	—	—	—	—	38
Treasury stock at cost	—	—	—	—	—	(13)	(26)	(26)
Changes in accumulated other comprehensive loss	—	—	—	(108)	—	—	—	(108)
Net loss	—	—	—	—	(5,356)	—	—	(5,356)
Balance at December 31, 2013	5,769	$17	$262,502	$(154)	$(253,016)	(32)	$(74)	$9,275
Stock-based compensation	—	—	6	—	—	—	—	6
Treasury stock at cost	—	—	—	—	—	(98)	(175)	(175)
Changes in accumulated other comprehensive loss	—	—	—	(270)	—	—	—	(270)
Net loss	—	—	—	—	(6,419)	—	—	(6,419)
Balance at December 31, 2014	5,769	$17	$262,508	$(424)	$(259,435)	(130)	$(249)	$2,417

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-24

LOOKSMART GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(6,419)	$(5,356)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,316	500
Provision for doubtful accounts	55	(20)
Share-based compensation	6	38
Other non-cash charges	210	42
Deferred rent	(164)	9
Deferred lease incentive	77	77
Restructuring charge	30	40
Changes in operating assets and liabilities:
Trade accounts receivable	296	1,469
Prepaid expenses and other current assets	423	(667)
Trade accounts payable	132	(688)
Accrued liabilities	(37)	(874)
Deferred revenue and customer deposits	16	(145)
Net cash used in operating activities	(4,059)	(5,575)
Cash flows from investing activities:
Purchase of investments	(76)	(7,928)
Proceeds from sale of investments	3,202	14,136
Payments for property and equipment	(1,026)	(3,953)
Net cash provided by investing activities	2,100	2,255
Cash flows from financing activities:
Principal payments of capital lease obligations	(173)	(110)
Proceeds from issuance of common stock	—	1
Payments for repurchase of common stock	(175)	(26)
Net cash used in financing activities	(348)	(135)
Effect of exchange rate changes on cash and cash equivalents	(177)	(108)
Decrease in cash and cash equivalents	(2,484)	(3,563)
Cash and cash equivalents, beginning of period	2,789	6,352
Cash and cash equivalents, end of period	$305	$2,789
Supplemental disclosure of cash flow information:
Interest paid	$14	$9
Income taxes paid	$—	$7
Supplemental disclosure of noncash activities:
Assets acquired through capital lease obligations	$164	$—
Change in unrealized gain (loss) on investments	$(93)	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-25

LOOKSMART GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Nature of Business

LookSmart Group, Inc. (“LookSmart” or the “Company”) is a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. LookSmart’s predecessor was organized in 1996 and is incorporated in the State of Delaware, and LookSmart was incorporated on March 6, 2015 in the state of Nevada.

LookSmart operates in a large online advertising ecosystem serving ads that target user queries on partner sites.

LookSmart offers search advertising customers targeted search via a monitored search advertising distribution network using the Company’s “AdCenter” platform technology. The Company’s search advertising network includes publishers and search advertising customers, including intermediaries and direct advertising customers and their agencies as well as self-service customers in the United States and certain other countries.

LookSmart also offers advertisers the ability to buy graphical display advertising. LookSmart’s trading desk personnel utilize DSP technology and licensed data from third party providers to buy targeted advertising on a real-time bidded basis. By leveraging our extensive historical search marketing network data along with performance data from a conversion pixel, LookSmart constructs models of the highest performing audiences, and targets them via exchange inventory. LookSmart offers its trading desk as a managed service.

In addition, Looksmart, under its “Clickable” and “Syncapse” brands, allows customers to manage paid, owned and earned media by providing a suite of solutions for social media marketers that include publishing, monitoring, data storage, compliance, management, ad placement and analytics.

Further, LookSmart offers publishers licensed private-label search advertiser network solutions based on its AdCenter platform technology (“Publisher Solutions”). Publisher Solutions consist of hosted auction-based ad serving with an ad backfill capability that allows publishers and portals to manage their advertiser relationships, distribution channels and accounts.

Lastly, in the fourth quarter of 2013 the Company began to make available a LookSmart-branded search engine. For parties submitting search queries, the Company offers free-of-charge search results ranked and presented based on proprietary algorithms. While early in its evolution, part of the Company’s current search engine monetization strategy is to generate sponsored search results as a part of overall search results and provide links to paying advertisers’ websites.

Our largest category of customers is Intermediaries, the majority of which sell into the affiliate networks of the large search engine providers. Another category of customers is Direct Advertisers and their agencies whose objective is to obtain conversions or sales from the clicks, while others want unique page views. The last category of customers is Self-Service advertisers that sign-up online and pay by credit card.

Decreasing Intermediary revenue represented a continued trend from 2012 and was the primary driver of the Company’s overall 2013 revenue decreases. Thus, in 2013, the Company made the decision to decrease the amount of revenue that it received from Intermediaries compared to 2012. The Company believes that this decision is in the best interests of the Company on a go-forward basis. The Company believes its revenue trends are tied to market-wide changes in the search ecosystem that have had a severe impact on Intermediary business models and consequently the business Intermediaries conduct with the Company. In 2014, 2013 and 2012, we ceased business with a number of Intermediaries. Intermediaries continue as our largest category of customer.

F-26

In September 2013, LookSmart purchased the Syncapse Technology Assets for $3 million from MNP Ltd., a Receiver appointed by Ontario Superior Court of Justice under the Appointment Order. Upon the completion of this transaction, the Company acquired a social media platform that allows enterprise customers the ability to publish, monitor and analyze their social media presence on paid, owned and earned media. The Company has begun to work with large international brands to assist them in creating, maintaining and analyzing their social media presence online. As a result of the Syncapse asset purchase, the Company is expanding its offerings to our current customer base. Our expanded offering allows LookSmart’s traditional customers the ability to manage ad spend in both search and social platforms. The Company intends to partner with social media companies such as Facebook, Twitter, Pinterest and YouTube, as well as others, to offer customers the ability to maximize their ad spend in all relevant ad categories.

In November of 2013, LookSmart acquired an approximate 10,000 square foot Data Center facility in Phoenix, Arizona. This facility will allow the Company to consolidate its data needs in a company-owned Data Center, as well as expand its cloud based offerings to our customers. Looksmart is in the process of consolidating its cloud services in its newly occupied wholly owned secure Data Center.

In addition, LookSmart offers publishers licensed private-label search advertiser network solutions based on its AdCenter platform technology (“Publisher Solutions”). Publisher Solutions consist of hosted auction-based ad serving with an ad backfill capability that allows publishers and portals to manage their advertiser relationships, distribution channels and accounts.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its Subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, expenses, and contingent assets and liabilities during the reporting period. The Company bases its estimates on various factors and information which may include, but are not limited to, history and prior experience, experience of other enterprises in the same industry, new related events, and current economic conditions and information from third party professionals that is believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Investments

The Company invests its excess cash primarily in debt instruments of high-quality corporate and government issuers. All highly liquid instruments with maturities at the date of purchase greater than ninety days are considered investments. All instruments with maturities greater than one year from the balance sheet date are considered long-term investments unless management intends to liquidate such securities in the current operating cycle. Such securities are classified as short-term investments. These securities are classified as available-for-sale and carried at fair value.

Changes in the value of these investments are primarily related to changes in interest rates and are considered to be temporary in nature. Except for declines in fair value that are not considered temporary, net unrealized gains or losses on these investments are reported in the Consolidated Statements of Comprehensive Loss. The Company recognizes realized gains and losses upon sale of investments using the specific identification method.

Fair Value of Financial Instruments

The Company’s estimate of fair value for assets and liabilities is based on a framework that establishes a hierarchy of the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect our significant market assumptions. The three levels of the hierarchy are as follows:

Level 1:	Unadjusted quoted market prices for identical assets or liabilities in active markets that we have the ability to access.

Level 2:	Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, default rates, etc.) or can be corroborated by observable market data.

Level 3:	Valuations based on models where significant inputs are not observable. The unobservable inputs reflect our assumptions about the assumptions that market participants would use.

F-27

Revenue Recognition

Our online search advertising revenue is composed of per-click fees that we charge customers and profit sharing arrangements we enter with Intermediaries. The per-click fee charged for keyword-targeted listings is calculated based on the results of online bidding for keywords or page content, up to a maximum cost per keyword or page content set by the customer. The Company has profit-sharing agreements with several customers that call for the sharing of profits and losses. Profit sharing arrangements are governed by contractual agreements. Revenue from these profit-sharing agreements is reported net of the customer’s share of profit.

Revenue also includes revenue share from licensing of private-labeled versions of our AdCenter Platform.

Revenues associated with online advertising products, including Advertiser Networks, are generally recognized once collectability is established, delivery of services has occurred, all performance obligations have been satisfied, and no refund obligations exist. We pay distribution network partners based on clicks on the advertiser’s ad that are displayed on the websites of these distribution network partners. These payments are called TAC and are included in cost of revenue. The revenue derived from these arrangements that involve traffic supplied by distribution network partners is reported gross of the payment to the distribution network partners. This revenue is reported gross due to the fact that we are the primary obligor to the advertisers who are the customers of the advertising service.

We also enter into agreements to provide private-labeled versions of our products, including licenses to the AdCenter platform technology. These license arrangements may include some or all of the following elements: revenue-sharing based on the publisher’s customer’s monthly revenue generated through the AdCenter application; upfront fees; minimum monthly fees; and other license fees. We recognize upfront fees over the term of the arrangement or the expected period of performance, other license fees over the term of the license, and revenue-sharing portions over the period in which such revenue is earned. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

We provide a provision against revenue for estimated reductions resulting from billing adjustments and customer refunds. The amounts of these provisions are evaluated periodically based upon customer experience and historical trends. The allowance included in trade receivables, net is insignificant at both December 31, 2014 and 2013, respectively.

Deferred revenue is recorded when payments are received in advance of performance in underlying agreements. Customer deposits are recorded when customers make prepayments for online advertising.

The Company evaluates individual arrangements with customers to make a determination under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-45 Revenue Recognition. We test and record revenue accordingly.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from customers failing to make required payments. This valuation allowance is reviewed on a periodic basis. The review is based on factors including the application of historical collection rates to current receivables and economic conditions. Additional allowances for doubtful accounts are considered and recorded if there is deterioration in past due balances, if economic conditions are less favorable than the Company anticipated or for customer-specific circumstances, such as bankruptcy. The allowance for doubtful accounts included in trade accounts receivable, net is $0.8 and $0.7 million for the years ended December 31, 2014 and 2013, respectively. Bad debt expense included in general and administrative expense is $0.1 million and insignificant for the years ended December 31, 2014 and 2013, respectively.

Concentrations, Credit Risk and Credit Risk Evaluation

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and accounts receivable. As of December 31, 2014 and 2013, the Company placed its cash equivalents and investments primarily through one financial institution, City National Bank (“CNB”), and mitigated the concentration of credit risk by placing percentage limits on the maximum portion of the investment portfolio which may be invested in any one investment instrument. These amounts exceed federally insured limits at December 31, 2013 and 2012. The Company has not experienced any credit losses on these cash equivalents and investment accounts and does not believe it is exposed to any significant credit risk on these funds. The fair value of these accounts is subject to fluctuation based on market prices.

Credit Risk, Customer and Vendor Evaluation

Accounts receivable are typically unsecured and are derived from sales to customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for estimated credit losses. The Company applies judgment as to its ability to collect outstanding receivables based primarily on management’s evaluation of the customer’s financial condition and past collection history and records a specific allowance. In addition, the Company records an allowance based on the length of time the receivables are past due. Historically, such losses have been within management’s expectations.

F-28

The following table reflects customers that accounted for more than 10% of net accounts receivable:

	Year Ended December 31,
	2014	2013
Company 1	24%	**
Company 2	13%	**
Company 3	12%	**
Company 4	10%	**
Company 5	**	22%
Company 6	**	18%
Company 7	**	16%

** Less than 10%

Revenue and Cost Concentrations

The following table reflects the concentration of revenue by geographic locations that accounted for more than 10% of net revenue:

	Year Ended December 31,
	2014	2013
United States	91%	82%
Europe, Middle East and Africa	**	12%

** Less than 10%

LookSmart derives its revenue from two service offerings, or “products”: Advertiser Networks and Publisher Solutions. The percentage distributions between the two service offerings are as follows:

	Year Ended December 31,
	2014	2013
Advertiser Networks	91%	86%
Publisher Solutions	9%	14%

The following table reflects the percentage of revenue attributed to customers who accounted for 10% or more of net revenue, all of which are Intermediaries:

	Year Ended December 31,
	2014	2013
Company 1	12%	13%

The Company derives its revenue primarily from its relationships with significant distribution network partners. The following table reflects the distribution partners that accounted for more than 10% of the total TAC:

	Year Ended December 31,
	2014	2013
Distribution Partner 1	20%	26%
Distribution Partner 2	15%	**
Distribution Partner 3	11%	12%
Distribution Partner 4	**	11%

** Less than 10%

Property and Equipment

Property and equipment are stated at cost, except when an impairment analysis requires use of fair value, and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 to 4 years
Furniture and fixtures	5 to 7 years
Software	2 to 3 years
Building Improvements	10 years
Building	39 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

F-29

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

In the fourth quarter of 2013, the Company acquired a 10,000 square foot Data Center facility in Phoenix, Arizona. This facility will allow the Company to consolidate its data needs in a company-owned Data Center, as well as expand its cloud-based offerings to our customers.

Internal Use Software Development Costs

The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software. These costs are capitalized after certain milestones have been achieved and generally amortized over a three year period once the project is placed in service.

Management exercises judgment in determining when costs related to a project may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the amortization period for the capitalized costs, which is generally three years. The Company expects to continue to invest in internally developed software, although no such costs were capitalized in 2014 or 2013.

Restructuring Charges

In August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. Restructuring costs associated with the sub-lease of the San Francisco office, totaling $0.03 and $0.02 million at December 31, 2014 and 2013, respectively, have been fully amortized as of December 31, 2014.

Impairment of Long-Lived Assets

The Company reviews long-lived assets held or used in operations, including property and equipment and internally developed software, for impairment in accordance with ASC 360-10 “Impairment and Disposal of Long-Lived Assets”

The Company reviews assets for evidence of impairment annually at year end and whenever events or changes in circumstances indicate the carrying values may not be recoverable. The impairment review requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations and changes in competition.

Traffic Acquisition Costs

The Company enters into agreements of varying durations with its distribution network partners that display the Company’s listings ads on their sites in return for a percentage of the revenue-per-click that the Company receives when the ads are clicked on those partners’ sites.

The Company also enters into agreements of varying durations with third party affiliates. These affiliate agreements provide for variable payments based on a percentage of the Company’s revenue or based on a certain metric, such as number of searches or paid clicks.

TAC expense is recorded in cost of revenue.

Share-Based Compensation

The Company recognizes share-based compensation costs for all share-based payment transactions with employees, including grants of employee stock options, restricted stock awards, and employee stock purchases related to the Employee Stock Purchase Plan, over the requisite service period based on their relative fair values. We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Our assumptions about stock-price volatility are based on the actual volatility of our publically traded stock. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. We estimate the expected term based upon the historical exercise activity. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s Consolidated Statements of Operations over the requisite service periods. Share-based compensation expense recognized for the years ended December 31, 2014 and 2013 was insignificant and $0.04 million, respectively, which was related to stock grants, options and employee stock purchases.

F-30

The following table reflects customers that accounted for more than 10% of net accounts receivable:

	Year Ended December 31,
	2014	2013
Company 1	24%	**
Company 2	13%	**
Company 3	12%	**
Company 4	10%	**
Company 5	**	22%
Company 6	**	18%
Company 7	**	16%

** Less than 10%

Revenue and Cost Concentrations

The following table reflects the concentration of revenue by geographic locations that accounted for more than 10% of net revenue:

	Year Ended December 31,
	2014	2013
United States	91%	82%
Europe, Middle East and Africa	**	12%

** Less than 10%

LookSmart derives its revenue from two service offerings, or “products”: Advertiser Networks and Publisher Solutions. The percentage distributions between the two service offerings are as follows:

	Year Ended December 31,
	2014	2013
Advertiser Networks	91%	86%
Publisher Solutions	9%	14%

The following table reflects the percentage of revenue attributed to customers who accounted for 10% or more of net revenue, all of which are Intermediaries:

	Year Ended December 31,
	2014	2013
Company 1	12%	13%

The Company derives its revenue primarily from its relationships with significant distribution network partners. The following table reflects the distribution partners that accounted for more than 10% of the total TAC:

	Year Ended December 31,
	2014	2013
Distribution Partner 1	20%	26%
Distribution Partner 2	15%	**
Distribution Partner 3	11%	12%
Distribution Partner 4	**	11%

** Less than 10%

Property and Equipment

Property and equipment are stated at cost, except when an impairment analysis requires use of fair value, and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 to 4 years
Furniture and fixtures	5 to 7 years
Software	2 to 3 years
Building Improvements	10 years
Building	39 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

F-31

In the fourth quarter of 2013, the Company acquired a 10,000 square foot Data Center facility in Phoenix, Arizona. This facility will allow the Company to consolidate its data needs in a company-owned Data Center, as well as expand its cloud-based offerings to our customers.

Internal Use Software Development Costs

The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software. These costs are capitalized after certain milestones have been achieved and generally amortized over a three year period once the project is placed in service.

Management exercises judgment in determining when costs related to a project may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the amortization period for the capitalized costs, which is generally three years. The Company expects to continue to invest in internally developed software, although no such costs were capitalized in 2014 or 2013.

Restructuring Charges

In August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. Restructuring costs associated with the sub-lease of the San Francisco office, totaling $0.03 and $0.02 million at December 31, 2014 and 2013, respectively, have been fully amortized as of December 31, 2014.

Impairment of Long-Lived Assets

The Company reviews long-lived assets held or used in operations, including property and equipment and internally developed software, for impairment in accordance with ASC 360-10 “Impairment and Disposal of Long-Lived Assets”

The Company reviews assets for evidence of impairment annually at year end and whenever events or changes in circumstances indicate the carrying values may not be recoverable. The impairment review requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations and changes in competition.

Traffic Acquisition Costs

The Company enters into agreements of varying durations with its distribution network partners that display the Company’s listings ads on their sites in return for a percentage of the revenue-per-click that the Company receives when the ads are clicked on those partners’ sites.

The Company also enters into agreements of varying durations with third party affiliates. These affiliate agreements provide for variable payments based on a percentage of the Company’s revenue or based on a certain metric, such as number of searches or paid clicks.

TAC expense is recorded in cost of revenue.

Share-Based Compensation

The Company recognizes share-based compensation costs for all share-based payment transactions with employees, including grants of employee stock options, restricted stock awards, and employee stock purchases related to the Employee Stock Purchase Plan, over the requisite service period based on their relative fair values. We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Our assumptions about stock-price volatility are based on the actual volatility of our publically traded stock. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. We estimate the expected term based upon the historical exercise activity. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s Consolidated Statements of Operations over the requisite service periods. Share-based compensation expense recognized for the years ended December 31, 2014 and 2013 was insignificant and $0.04 million, respectively, which was related to stock grants, options and employee stock purchases.

F-32

2.	Cash and Available for Sale Securities

The following table summarizes the Company’s cash and available-for-sale securities’ amortized cost and estimated fair value by significant investment category as of December 31, 2014 and 2013 (in thousands):

	Amortized Cost and Estimated
	Fair Value
	December 31,
	2014	2013
Cash and cash equivalents:
Cash	$304	$1,048
Cash equivalents
Money market mutual funds	1	1,641
Commercial paper	—	100
Total cash equivalents	1	1,741
Total cash and cash equivalents	305	2,789
Short-term investments:
Corporate bonds	—	501
Certificates of deposit	123	800
Commercial paper	—	500
Other commodities	6	—
Collateralized debt obligations	—	1,301
Total short-term investments	129	3,102
Long-term investments:
Certificates of deposit	—	154
Total long-term investments	—	154
Total cash, and cash equivalents, short-term and long-term investments	$434	$6,045

Realized gains and realized losses were not significant for either of the years ended December 31, 2014 or 2013. As of December 31, 2014, unrealized loss on investments was $0.1 million. As of December 31, 2013, there was no significant unrealized loss on investments. The cost of all securities sold is based on the specific identification method.

The contractual maturities of cash equivalents and short-term investments at December 31, 2014 and 2013 were less than one year. There were no long-term investments at December 31, 2014.The contractual maturity of long-term investments was just over one year as of December 31, 2013.

The Company typically invests in highly-rated securities, and its policy generally limits the amount of credit exposure to any one issuer. When evaluating the investments for other-than-temporary impairment, the Company reviews such factors as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer, and the Company’s intent to sell, or whether it is more likely than not it will be required to sell the investment before recovery of the investment’s amortized cost basis. During the years ended December 31, 2014 and 2013, the Company did not recognize any impairment charges on outstanding investments. As of December 31, 2014, the Company does not consider any of its investments to be other-than-temporarily impaired.

3.	Property and Equipment

Property and equipment consisted of the following at December 31, 2014 and 2013 (in thousands):

	December 31, 2014			December 31, 2013
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Depreciation	Value	Cost	Depreciation	Value
Computer equipment	$1,108	$(602)	$506	$490	$(244)	$246
Furniture and fixtures	22	(4)	18	21	(1)	20
Software	2,733	(1,137)	1,596	2,962	(246)	2,716
Building and Leasehold improvements	541	(36)	505	59	(4)	55
Land and Buildings	797	(19)	778	797	(3)	794
Total	$5,201	$(1,798)	$3,403	$4,329	$(498)	$3,831

Depreciation expense on property and equipment for the years ended December 31, 2014 and 2013, including cost of property and equipment under capital lease, was $1.4 million and $0.5 million, respectively, and is recorded in operating expenses. Equipment under capital lease totaled $0.16 million as of December 31, 2014. There was no equipment under capital lease at December 31, 2013. Depreciation expense on equipment under capital lease was $0.04 million for the year ended December 31, 2014, and accumulated depreciation on equipment under capital lease was $0.04 million as of December 31, 2014.

F-33

4.	Capitalized Software and Other Assets

The Company’s capitalized software and other assets are as follows at December 31, 2014 and 2013 (in thousands):

	December 31, 2014			December 31, 2013
		Accumulated	Net Book		Accumulated	Net Book
	Gross Amount	Amortization	Value	Gross Amount	Amortization	Value
Other assets	62	—	62	87	—	87
Total	$62	$—	$62	$87	$—	$87

Capitalized software consists of external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software and is amortized over three years. Amortization expense was zero for both years ended December 31, 2014 and 2013.

5.	Accrued Liabilities

Accrued liabilities consisted of the following as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
Accrued distribution and partner costs	$89	$176
Accrued compensation and related expenses	102	87
Accrued professional service fees	117	146
Other	3	35
Capital lease obligations (note 7)	$87	$—
Total accrued liabilities	$398	$444

6.	Restructuring Charges

In August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. Restructuring costs associated with the sub-lease of the San Francisco office, totaling $0.03 and $0.02 million at December 31, 2014 and 2013, respectively, have been fully amortized as of December 31, 2014.

7.	Capital Lease and Other Obligations

Capital lease and other obligations consist of the following at December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
Capital lease obligations	$87	$—
Deferred rent	22	186
Total capital lease and other obligations	109	186
Less: current portion of capital lease obligations	(87)	—
Capital lease and other obligations, net of current portion	$22	$186

Refer to Note 9 for future minimum payment details.

Capital Lease Obligations

City National Bank

We have an outstanding standby letter of credit (“SBLC”) issued by City National Bank (“CNB”) of approximately $0.1 million at December 31, 2014, related to security of the subleased corporate office lease and secured by a money market account held at CNB.

For further discussion see Note 9, Commitments and Contingencies.

8.	Income Taxes

In accordance with ASC 740, Income Taxes (“ASC 740”), the Company accounts for uncertainty in tax positions and recognizes in its financial statements the largest amount of a tax position that is more-likely-than-not to be sustained upon audit, based on the technical merits of the position.

The Company files income tax returns in the U.S. federal jurisdiction, Canada and various state jurisdictions. The Company remains subject to U.S. federal tax examinations for years 2010-present and Canadian examinations for 2011 to present. The tax years that remain subject to examination in state jurisdictions include 2012, 2013 and 2014-present. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded at December 31, 2014.

F-34

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company did not have any accrued interest or penalties associated with unrecognized tax benefits, nor were any interest expenses or penalties recognized during the years ended December 31, 2014 and 2013.

The Company was in a net taxable loss position in 2014 and 2013. The income tax provision for all years includes minimum state tax and revisions of prior years’ estimated taxes.

Total income tax expense of $50 and $7,000 for the years ended December 31, 2014 and 2013, respectively, were allocated to income from continuing operations and is classified as a current provision.

	December 31,
	2014	2013
Deferred tax asset:
Net operating loss carryforwards	$4,397	$71,387
Depreciation and amortization	(1,352)	1,387
Tax credits	0	535
Share-based compensation	19	3,939
Total deferred tax assets	3,064	77,869
Less: valuation allowance	(3,064)	(77,869)
Total	$—	$—

As of December 31, 2014, the Company had Net Operating Loss (“NOL”) carryforwards of approximately $196.6 million and $77.9 million for federal and state purposes, respectively. The Company also has Alternative Minimum Tax (“AMT”) credit carryforwards of $110 thousand and $60 thousand for federal and state purposes, respectively. The NOL carryforwards will expire at various dates beginning in 2015 through 2031 if not utilized. The AMT tax credit carryforwards may be carried forward indefinitely. Included in the NOL carryforwards are losses resulting from the exercise of stock options totaling $47 million and $2 million for federal and state purposes, respectively, which will be credited to Additional Paid-in-Capital when realized.

A valuation allowance existed as of December 31, 2014 and 2013, due to the uncertainty of net operating loss utilization based on the Company’s history of losses. The valuation allowance increased by $1.5 million and $1.5 million for the years ended December 31, 2014 and 2013, respectively.

On January 14, 2013, effective with the consummation of a tender offer by PEEK Investments LLC, a Delaware limited liability company (“PEEK”), a change in ownership as defined by Section 382 of the Internal Revenue Code resulted in a limitation in the timing and amount of available NOL carryforwards. Beginning in 2013, both federal and state NOL carryforwards will be significantly limited. The Company is currently assessing the amount of the limitation. A valuation allowance fully offsets the deferred tax asset associated with these NOL carryforwards.

 The Company’s effective income tax rate and the federal statutory rate for the years ended December 31, 2014 and 2013 is effectively zero and the company does not expect to pay federal income tax in the near future.

	December 31,
	2014	2013
Federal tax rate from continuing operations	34.0%	34.0%
Permanent differences	0%	-0.2%
Change in valuation allowance	-34%	-33.8%
Other	0%	0.1%
Total	0.0%	0.0%

9.	Commitments and Contingencies

As of December 31, 2014, future minimum payments under all operating leases, net of related subleases, are as follows (in thousands):

	Capital	Operating
	Lease	Leases	Total
Years ending December 31,
2015	$87	$81	$168
2016	—	—	—
2017	—	—	—
2018	—	—	—
Total minimum net payments	$87	$81	$168
Less: amount representing interest	—
Present value of net minimum payments	87
Less: current portion	(87)
Long-term portion of capital lease obligations	$—

F-35

Operating Leases

In August 2009, the Company entered into an agreement to sublease office space for its headquarters in San Francisco, California, under an operating lease that commenced in November 2009 and expired on December 30, 2014. In July 2012, the Company entered into an agreement to sublease this subleased office space under terms generally equivalent to its existing commitment for a term that commenced in August 2012 and expired in December 2014.

In August 2013, the Company leased office space of approximately 2,341 square feet for its corporate office in San Francisco, California under a five year lease that commenced in September 2014 and expires on August 31, 2018. On October 15, 2014, the Company terminated this lease, closed the office and was released from all obligations under this lease.

The Company leases office space in Los Angeles, California of approximately of 4,803 square feet. The lease expires in July 2015.

The Company terminated its lease and closed its Canadian office in Kitchener in August 2013.

The Company entered into a 30-month operating lease agreement for various network operating equipment beginning in the fourth quarter of 2014.

Rent expense under all operating leases was $0.1 million and $0.2 million for the years ended December 2014, and 2013, respectively.

Letters of Credit

We have an outstanding standby letter of credit (“SBLC”) issued by City National Bank (“CNB”) of approximately $0.1 million at December 31, 2014, related to security of the subleased corporate office lease and secured by a money market account held at CNB.

For further discussion, see Note 7, Capital Lease and Other Obligations.

Purchase Obligations

The Company had no outstanding purchase obligations as of December 31, 2014. The Company had outstanding purchase obligations of an insignificant amount relating to an open purchase order for which the Company had not received the related services or goods.

Guarantees and Indemnities

During its normal course of business, the Company has made certain guarantees, indemnities and commitments under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property and other indemnities to the Company’s customers and distribution network partners in connection with the sales of its products, and indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease.

Officer and Director Indemnification

Further, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving, at the Company’s request, in such capacity, to the maximum extent permitted under the laws of the State of Delaware. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company maintains directors and officers insurance coverage that may contribute, up to certain limits, a portion of any future amounts paid, for indemnification of directors and officers. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal. Historically, the Company has not incurred any losses or recorded any liabilities related to performance under these types of indemnities.

Legal Proceedings

On September 4, 2013, Cowen and Company, LLC filed a complaint against LookSmart with the Superior Court of California for the County of San Francisco. According to the complaint, Cowen claims that LookSmart is required by an engagement letter dated August 14, 2009 to pay Cowen a $1,000,000 “Sale Transaction Fee” as a result of the third-party tender offer for LookSmart Ltd. consummated by PEEK Investments LLC on January 14, 2013. The parties agreed to a $450,000 settlement at a June 10, 2014 mediation. This amount was subsequently paid by the Company on July 11, 2014. The Complaint and Counter Claim was dismissed with prejudice on August 27, 2014.

F-36

On October 3, 2013, WeBoost Media S.R.L., a Societa responsabilita (“WeBoost”) filed a complaint against LookSmart with the Superior Court of California for the County of San Francisco. The matter was subsequently removed and is currently pending before the United States District Court, Northern District of California. WeBoost’s complaint asserts claims for breach of contract and extra-contractual tort and punitive damages related to “click fraud”. No specific monetary amounts are indicated in the complaint. LookSmart believes the claims are meritless and continues to vigorously defend the matter. The Company is unable to presently determine the risk of loss associated with this matter.

The Company is involved, from time to time, in various other legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, the Company does not expect resolution of these matters to have a material adverse impact on its consolidated results of operations, cash flows or financial position unless stated otherwise. However, an unfavorable resolution of a matter could, depending on its amount and timing, materially affect its results of operations, cash flows or financial position in a future period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

10.	Stockholders’ Equity

Share-Based Compensation

Stock Option Plans

The Company effected a 3:1 reverse stock split on November 7, 2013. All share amounts and share prices have been adjusted for this reverse split.

In December 1997, the Company approved the 1998 Stock Option Plan (the “Plan”). In June 2007, the stockholders approved the LookSmart 2007 Equity Incentive Plan (the “2007 Plan”). Under the 2007 Plan, the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights and stock rights to employees, directors and consultants. Share-based incentive awards are provided under the terms of these two plans (collectively, the “Plans”).

The Compensation Committee of the Board of Directors administers the Company’s Plans. Awards under the Plans principally include at-the-money options and fully vested restricted stock. Outstanding stock options generally become exercisable over a four year period from the grant date and have a term of seven years. Grants can only be made under the 2007 Plan. The 1998 Plan is closed to further share issuance and all options have expired or been forfeited as of December 31, 2013. The number of shares issued or reserved for issuance under the Plans was 1.2 million shares of common stock for the both years ended December 31, 2014 and 2013. There were 1.2 million shares available to be granted under the 2007 Plan at December 31, 2014.

Share-based compensation expense recorded during the years ended December 31, 2014 and 2013 was included in the Company’s Consolidated Statements of Operations as follows (in thousands):

	Year Ended December 31,
	2014	2013
Sales and marketing	$1	$3
Product development and technical operations	1	6
General and administrative	3	33
Total share-based compensation expense	$5	$42

Total unrecognized share-based compensation expense related to share-based compensation arrangements at December 31, 2014 was not significant and is expected to be recognized over a weighted-average period of approximately 0.57 years. The total fair value of equity awards vested during both the years ended December 31, 2014 and 2013 was not significant.

F-37

Option Awards

Stock option activity under the Plans during the years ended December 31, 2014 and 2013 is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual	Intrinsic
	Shares	Per Share	Term	Value
	(in thousands)		(in years)	(in thousands)
Options outstanding at December 31, 2012	705	$7.41	2.96	$15
Granted	—	—
Exercised	—	—
Expired	(138)	11.94
Forfeited	(542)	7.60
Options outstanding at December 31, 2013	25	$4.16	4.67	—
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	(20)	3.90
Options outstanding at December 31, 2014	5	$5.27	2.93	$—
Vested and expected to vest at December 31, 2014	4	$5.32	0.55	$—
Exercisable at December 31, 2014	4	$5.45	0.47	$—

The aggregate intrinsic values in the table above represent the total pre-tax intrinsic value (the difference between the market price of the Company’s stock on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holder had all option holders exercised their options at year-end. The intrinsic value amount changes with changes in the fair market value of the Company’s stock.

The following table summarizes information about stock options outstanding at December 31, 2014:

			Options Outstanding			Options Exercisable
					Weighted-		Weighted-
				Weighted-	Average		Average
				Average	Exercise		Exercise
				Remaining	Price		Price
Price Ranges			Shares	Contractual Term	Per Share	Shares	Per Share
			(in thousands)	(in years)		(in thousands)
$4.14	-	$5.64	4	3.55	$4.53	3	$4.59
8.10	-	8.10	1	0.55	8.10	1	8.10
			5	2.93	5.27	4	5.45

Stock Awards

The Company did not issue restricted stock during the years ended December 31, 2014 and 2013.

Employee Stock Purchase Plan

On July 14, 2009, the 2009 Employee Stock Purchase Plan (the “2009 ESPP”) was approved by the shareholders and authorized to issue up to 500 thousand shares of Common Stock to employees. Substantially all employees may purchase the Company’s common stock through payroll deductions at 85 percent of the lower of the fair market value at the beginning or end of the offering period. Each offering and purchase period is 6 months. ESPP contributions are limited to a maximum of 15 percent of an employee’s eligible compensation, and ESPP participants are limited to purchasing a maximum of 5,000 shares per purchase period. Share-based compensation expense for the 2009 ESPP was zero and insignificant in 2014 and 2013, respectively. As of December 31, 2014, 28 thousand shares have been issued under the 2009 Plan. Following the February 15, 2013 purchase, the ESPP was suspended pending a review of all equity incentive arrangements by the Company’s Board of Directors.

Share-Based Compensation Valuation Assumptions

We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Our assumptions about stock-price volatility are based on the actual volatility of our publically traded stock. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. We estimate the expected term based upon the historical exercise activity.

No options were granted in 2014 or 2013, therefore no weighted average assumptions are included here.

Share-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Exercise of Employee and Director Stock Options and Purchase Plans

There were no options exercised in the years ended December 31, 2014 and 2013. The Company issues new shares of common stock upon exercise of stock options. No income tax benefits have been realized from exercised stock options.

F-38

Repurchase of Equity Securities by the Company

In May 2012, the Company’s Board of Directors authorized the repurchase of up to $1 million of the Company’s common shares. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions.

Approximately 98 thousand shares were purchased during the year ended December 31, 2014 at an average price of $1.78 per share under the program and recorded as treasury stock at cost totaling approximately $175 thousand dollars. Approximately 13 thousand shares were purchased at an average price of $2.34 per share under the program during the year ended December 31, 2013, and recorded as treasury stock at cost totaling approximately $26 thousand dollars.

11.	Fair Value Measurements

Fair Value of Financial Assets

The Company’s financial assets measured at fair value on a recurring basis subject to disclosure requirements at December 31, 2014 and 2013 were as follows (in thousands):

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
	Balance at	Identical	Observable	Unobserved
	December 31,	Assets	Inputs	Inputs
	2014	(Level 1)	(Level 2)	(Level 3)
Cash equivalents:
Money market mutual funds	$1	$1	$—	$—
Total cash equivalents	1	1	—	—
Short-term investments:
Certificates of deposit	123	—	123	—
Other commodities	6	—	6	—
Total short-term investments	129	—	129	—
Total financial assets measured at fair value	$130	$1	$129	$—

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
	Balance at	Identical	Observable	Unobserved
	December 31,	Assets	Inputs	Inputs
	2013	(Level 1)	(Level 2)	(Level 3)
Cash equivalents:
Money market mutual funds	$1,641	$1,641	$—	$—
Commercial paper	100	—	100	—
Total cash equivalents	1,741	1,641	100	—
Short-term investments:
Certificates of deposit	800	—	800	—
Corporate bonds	501	—	501	—
Commercial paper	500	—	500	—
Collateralized debt securities	1,301	—	—	1,301
Total short-term investments	3,102	—	1,801	1,301
Long-term investments:
Certificates of deposit	154	—	154	—
Total long-term investments	154	—	154	—
Total financial assets measured at fair value	$4,997	$1,641	$2,055	$1,301

The Company held no Level 3 investments at December 31, 2014. The Company held approximately $1.3 million in Level 3 investments at December 31, 2013.

Investments

For investments that have quoted market prices in active markets, the Company uses the quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy. The Company receives the quoted market prices from a third party, nationally recognized pricing service (“pricing service”). When quoted market prices are unavailable, the Company utilizes a pricing service to determine a single estimate of fair value, which is mainly for its fixed maturity investments. The fair value estimates provided from this pricing service are included in the amount disclosed in Level 2 of the hierarchy. The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third party market participant would be willing to pay in an arm’s length transaction.

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The Company validates the prices received from the pricing service using various methods including, applicability of Federal Deposit Insurance Corporation or other national government insurance or guarantees, comparison of proceeds received on individual investments subsequent to reporting date, prices received from publicly available sources, and review of transaction volume data to confirm the presence of active markets. The Company does not adjust the prices received from the pricing service unless such prices are determined to be inconsistent. At December 31, 2014 and 2013, the Company did not adjust prices received from the pricing service.

On June 1, 2013 the Company invested approximately $2.0 million in a fully collateralized fund with a maturity date of September 30, 2014.  The investment generally entitles the Company to monthly payments of principal and interest, subject to certain restrictions. During 2014, the Company received payments of $1.1 million in principal and $0.1 million in interest. During 2013, the Company received payments of $0.7 million in principal and $0.2 million in interest.  The investment was recorded at amortized cost, reduced for non-temporary losses charged to earnings. No non-temporary losses were recognized by the Company as of and for the periods since the date of investment.  As of September 30, 2014, the investment was fully redeemed.

Level 3 Assets – Roll forward (in thousands):

Fair Value
Measurements
Using
Significant
Unobservable
Inputs (Level 3)
Collateralized
Debt Securities
Balance at December 31, 2013	$1,301
Transfers into Level 3	—
Transfers out of Level 3	—
Total gains or losses
Included in earnings (or changes in net assets)	47
Included in Other comprehensive income	—
Purchases, issuances, sales, and settlements
Purchases	—
Issuances	—
Sales	—
Settlements	(541)
Balance at March 31, 2014	$807
Transfers into Level 3	—
Transfers out of Level 3	—
Total gains or losses
Included in earnings (or changes in net assets)	26
Included in Other comprehensive income	—
Purchases, issuances, sales, and settlements
Purchases	—
Issuances	—
Sales	—
Settlements	(513)
Balance at June 30, 2014	$320
Transfers into Level 3	—
Transfers out of Level 3	—
Total gains or losses
Included in earnings (or changes in net assets)	7
Included in Other comprehensive income	—
Purchases, issuances, sales, and settlements
Purchases	—
Issuances	—
Sales	—
Settlements	(327)
Balance at September 30, 2014	—

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Trade accounts receivable, net: The carrying value reported in the Consolidated Balance Sheets approximates fair value and is net of allowances for doubtful accounts and returns which estimate customer non-performance risk.

Trade accounts payable and accrued liabilities: The carrying value reported in the Consolidated Balance Sheets for these items approximates their fair value, which is the likely amount which the liability with short settlement periods would be transferred to a market participant with a similar credit standing as the Company.

12.	Employee Benefit Plan

The Company has a 401(k) retirement plan covering all eligible employees. Employees may contribute amounts ranging from 1% to 50% of annual salary, up to the maximum limits established by the Internal Revenue Service. The Company matches these contributions in cash up to 5% of annual salary up to a total match of $3 thousand per year per employee. Employees vest 100% immediately in their own contributions and 50% per year in Company matching contributions. Any employer contributions that are not vested are forfeited if an employee leaves the Company, but are reinstated if the employee returns to service within five years. The Company made matching contributions of $0.06 million and $0.03 million, respectively, for each of 2014 and 2013.

13.	Related Party Transactions

The Company paid Michael Onghai $0.08 million in both the years ended December 31, 2014 and 2013, in connection with his services as the Company’s Chief Executive Officer.

The Company has paid over $50,000.00 in each month of 2014 for salaries and office expense for LookSmart India, a company incorporated under the laws of India, with 25 employees, which is owned by Michael Onghai.  The services of LookSmart India are for the exclusive benefit of the Company and the money paid by the Company to it only goes to pay Looksmart India expenses.  Mr. Onghai has agreed to transfer ownership of LookSmart India to the Company for no consideration when allowable under Indian law.

The Company paid fees directly or indirectly to Jean-Yves Dexmier of $0.04 million, in the year ended December 31, 2013, in connection with his services as the Company’s Chief Executive Officer and Board member.

The Company had advanced $0.25 million as at December 31, 2014 to Conversion Media Holdings, LLC. One of the directors of Conversion Media Holdings, LLC is also a director of the Company. The receivable from Conversion Media Holdings, LLC relates to ordinary business transactions, bearing no interest or collateral , and is repayable within one year and renewable under normal advancement terms and conditions.

14.	Net Income (Loss) per Share

A reconciliation of the numerator and denominator of basic and diluted net income (loss) per share (“EPS”) is provided as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2014	2013
Numerator
Net loss	$(6,419)	$(5,356)
Denominator
Weighted average shares used to compute basic EPS	5,709	5,756
Effect of dilutive securities:
Dilutive common stock equivalents	—	—
Weighted average shares used to compute diluted EPS	5,709	5,756
Net loss per share - Basic and Diluted
Net loss per share - Basic and Diluted	$(1.12)	$(0.93)

Options to purchase common stock are not included in the diluted loss per share calculations when their effect is antidilutive. For the year ended December 31, 2014, 4 thousand shares of potential common stock related to outstanding stock options were excluded from the calculation of diluted net loss per share as such shares are antidilutive when there is a loss.

15.	Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  As of and for the year ended December 31, 2014, the Company had a loss from operations of $6.4 million and accumulated deficit of $259 million. As of year ended December 31, 2014, the working capital deficiency was $1 million; the cash used in operating activities was $4 million. The Company intends to fund operations through debt and equity financing arrangements. The ability of the Company to survive is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings, and related party loans. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

16.	Subsequent Events

From December 2014 to March 2015, Snowy August Management LLC advanced certain funds to the Company in the aggregate amount of $750,000.  The Company’s Chief Executive Officer, Michael Onghai is the manager of Snowy August Management LLC.  The Company intends to repay in full such funds to Snowy August Management LLC.

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